      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 6, 1998



                                                      REGISTRATION NO. 333-57655

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                                GREY WOLF, INC.
                           GREY WOLF DRILLING COMPANY
                         GREY WOLF INTERNATIONAL, INC.
                           MURCO DRILLING CORPORATION
                                DI ENERGY, INC.
             (Exact name of registrant as specified in its charter)

             TEXAS                           1381                         74-2144774
             TEXAS                           1381                         74-1987143
             TEXAS                           1381                         76-0000351
           DELAWARE                          1381                         72-0512163
             TEXAS                           1381                         74-2175411
 (State or other jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
      of incorporation or
          organization)           Classification Code Number)         Identification No.)

                        10370 RICHMOND AVENUE, SUITE 600
                              HOUSTON, TEXAS 77042
                                  713-435-6100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               DAVID W. WEHLMANN
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                        10370 RICHMOND AVENUE, SUITE 600
                              HOUSTON, TEXAS 77042
                                  713-435-6100
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                          Copies of Communications to:

                                NICK D. NICHOLAS
                            PORTER & HEDGES, L.L.P.
                           700 LOUISIANA, 35TH FLOOR
                              HOUSTON, TEXAS 77002
                                 (713) 226-0600

                              FAX: (713) 226-0237


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.
                             ---------------------

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                             ---------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                    SUBJECT TO COMPLETION DATED JULY 6, 1998



                         [GREY WOLF LOGO]              GREY WOLF, INC.

     OFFER TO EXCHANGE ITS 8 7/8% SENIOR NOTES DUE 2007, SERIES C, FOR ANY
       AND ALL OF ITS OUTSTANDING 8 7/8% SENIOR NOTES DUE 2007, SERIES B

      THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON

                        AUGUST 5, 1998, UNLESS EXTENDED.


     Grey Wolf, Inc., a Texas Corporation ("Grey Wolf" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal" and together with this Prospectus, the "Exchange Offer"), to exchange its 8 7/8% Senior Notes due 2007, Series C (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for an equal principal amount of its 8 7/8% Senior Notes due 2007, Series B (the "Old Notes"), of which an aggregate of $75,000,000 in principal amount is outstanding as of the date hereof. The Exchange Notes and the Old Notes are collectively referred to herein as the "Notes."

     The Exchange Notes are senior unsecured obligations of the Company and rank pari passu in right of payment with the Company's existing $175,000,000 of 8 7/8% Senior Notes due 2007 (the "Series A Notes") and with all indebtedness and other liabilities of the Company that are not subordinated by their terms to other Indebtedness (as defined herein) of the Company and senior in right of payment to all indebtedness of the Company that by its terms is so subordinated.


     The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on August 5, 1998, unless the Exchange Offer is extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time on the Expiration Date. The Exchange Notes will be issued and delivered promptly after the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. See "The Exchange Offer." Old Notes may be tendered only in integral multiples of $1,000 in principal amount. The Company has agreed to pay the expenses of the Exchange Offer.


     The Exchange Notes will be obligations of the Company evidencing the same debt as the Old Notes and will be entitled to the benefits of the same indenture, dated as of May 8, 1998 (the "Indenture"), between the Company and Chase Bank of Texas, National Association, as Trustee (the "Trustee"). The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes (i) except the Exchange Notes have been registered under the Securities Act, and therefore will not bear any legends restricting their transfer and (ii) holders of the Exchange Notes, other than holders of Transfer Restricted Securities (as defined herein) are not entitled to the rights provided by the Registration Rights Agreement (as defined herein).

                                                   (continued on following page)

      SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE EXCHANGE NOTES

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is             , 1998

     Interest on each Exchange Note will accrue from the last Interest Payment Date (as defined herein). Holders whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from the last Interest Payment Date to the date of issuance of the Exchange Notes. Interest on the Exchange Notes is payable semi-annually on January 1 and July 1 of each year (each an "Interest Payment
Date), commencing on January 1, 1999, at the rate of 8 7/8% per annum. On or after July 1, 2002, the Company may redeem the Exchange Notes, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, at any time on or before June 27, 2000, the Company, subject to certain limitations, may, at its option redeem up to a maximum of 30% of the aggregate principal amount of the Notes with the net cash proceeds of one or more Qualified Equity Offerings (as defined herein) at a redemption price equal to 108.875% of the principal amount thereof, plus accrued and unpaid interest thereon, provided that at least $50.0 million in aggregate principal amount of Exchange Notes remain outstanding immediately after the occurrence of such redemption. Upon the occurrence of a Change of Control (as defined herein), each holder of Exchange Notes may require the Company to repurchase such Exchange Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. See "Description of the Notes -- Change of Control."

     The Company's obligation to pay the principal of, premium, if any, and interest on the Notes will be fully and unconditionally guaranteed, on a joint and several basis (the "Guarantees"), by each of the Company's wholly-owned, domestic Subsidiaries (as herein defined) and any other Subsidiary that guarantees Indebtedness of the Company or a guarantor (the "Guarantors"). The Guarantees will be senior unsecured obligations of each respective Guarantor and will rank pari passu in right of payment with the guarantees of the Series A Notes made by the Guarantors and all other indebtedness and liabilities of such Guarantor that are not subordinated by their terms to other Indebtedness of such Guarantor. The Guarantees may be released under certain circumstances. The Notes and Guarantees will be effectively subordinated to secured Indebtedness of the Company and the Guarantors, respectively, with respect to the assets securing such Indebtedness, including any Indebtedness under the Bank Credit Facility (as defined herein), which is secured by liens on substantially all of the assets of the Company and certain of the Guarantors. As of March 31, 1998, on a pro forma basis after giving effect to the issuance of the Notes, the Company and its subsidiaries would have had outstanding approximately $3.0 million of secured indebtedness. The indenture governing the Notes (the "Indenture") will permit the Company and its subsidiaries, including the Guarantors, to incur additional Indebtedness in the future, including senior Indebtedness of up to $100.0 million in aggregate principal amount which may be secured by liens on all of the assets of the Company and its Subsidiaries, subject to limitations.

     The Old Notes were sold by the Company on May 8, 1998, to Donaldson, Lufkin & Jenrette Securities Corporation, Lehman Brothers, Inc. and Prudential Securities Incorporated (collectively, the "Initial Purchasers") in a private transaction (the "Initial Offering") not subject to the registration requirements of the Securities Act. The Old Notes were thereupon offered and sold by the Initial Purchasers only to persons they reasonably believed to be qualified institutional buyers ("QIBs") in reliance on Rule 144A under the Securities Act which agreed to comply with certain transfer restrictions and other conditions. Accordingly, the Old Notes may not be offered, resold or otherwise transferred unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement entered into with the Initial Purchasers in connection with the Initial Offering. See "The Exchange Offer" and "Description of the Notes -- Registration Rights."

     Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in Shearman & Sterling, SEC No-Action Letter (available July 2, 1993) (the "Shearman & Sterling Letter"), Morgan Stanley & Co. Incorporated, SEC No-Action Letter (available June 5, 1991) (the "Morgan Stanley Letter"), Exxon Capital Holdings Corporation, SEC No-Action Letter (available May 13, 1988) (the "Exxon Capital Letter") and similar letters, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, except as set forth below, and any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus-delivery provisions of the Securities Act, provided that (i) the Exchange Notes are acquired in the ordinary course of such holder's business, (ii) such holder is not engaging in and does not intend to engage in a distribution of the Exchange Notes, and (iii) such holder does not have an arrangement or understanding with any person to participate in a distribution of the Exchange Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes or who is an affiliate of the Company may not rely upon the staff interpretations in the Shearman & Sterling Letter, the Morgan Stanley Letter, the Exxon Capital Letter and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Failure to comply with any of the foregoing conditions may result in a holder incurring liabilities under the Securities Act for which such holder is not indemnified by the Company. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company in the Letter of Transmittal that all of the foregoing conditions, if applicable, have been met. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. To date the staff of the Commission has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than an unsold allotment from the Initial Offering) by delivery of this Prospectus, as it may be supplemented or amended from time to time. The Company has agreed that for a period of one year after consummation of the Exchange Offer, or such shorter period as provided in the Registration Rights Agreement, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. A broker-dealer which purchased Old Notes in the Initial Offering may not participate in the Exchange Offer. See "Plan of Distribution."

     There has been no public market for the Old Notes. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or to seek the admission thereof to trading on any automated quotation system. There can be no assurance that an active public market for the Exchange Notes will develop. If a market for the Exchange Notes should develop, the Exchange Notes could trade at a discount from the principal amount. The Old Notes have been designated for trading in the Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") Market of the National Association of securities Dealers, Inc. However, to the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains, or incorporates by reference, certain statements that may be deemed "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). All statements, other than statements of historical facts so included in this Prospectus that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future, including, without limitation: statements regarding the Company's business strategy, plans and objectives; statements expressing beliefs and expectations regarding future rig utilization rates, day rates and other events and conditions that may influence the land rig drilling market and the Company's performance in the future; statements concerning future rig refurbishment plans, including the anticipated level of capital expenditures for, and the nature and scheduling of, rig refurbishment; statements regarding future redeployment of the Company's rigs to different markets and trends in the land drilling business and other such matters are forward-looking statements. Such statements are based on certain assumptions and analyses made by management of the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. The forward-looking statements included in this Prospectus are also subject to a number of material risks and uncertainties. Important factors that could cause actual results to differ materially from the Company's expectations are discussed herein under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 and incorporated herein by reference, under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations." Prospective investors are cautioned that such forward-looking statements are not guarantees of future performance and that actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

                                      LOGO

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information included elsewhere in this Prospectus and incorporated herein by reference, and by the consolidated financial statements, including the notes thereto included elsewhere in this Prospectus. Unless the context indicates otherwise, references in this Prospectus to "Grey Wolf" or the "Company" mean Grey Wolf, Inc. and its subsidiaries and predecessors. In September 1997, the Company changed its corporate name from DI Industries, Inc. to Grey Wolf, Inc.

                                  THE COMPANY

     The Company is a leading provider of contract land drilling services in the U.S. with a domestic fleet of 120 rigs. In addition to its domestic operations, the Company operates a fleet of six rigs in Venezuela, giving the Company a total of 126 rigs, 114 of which are currently marketed. The Company believes it has the largest fleet of drilling rigs in its Gulf Coast and South Texas markets and the second largest fleet in its Ark-La-Tex and Mississippi/Alabama markets. The Company has an inventory of 12 non-marketed rigs held for refurbishment as demand for drilling services warrants.

     The Company focuses on its four core domestic drilling markets as it believes these markets have historically maintained higher utilization rates and day rates than other domestic markets. Internationally, the Company concentrates its efforts in Venezuela and is pursuing bidding opportunities in other foreign countries.

BUSINESS STRATEGY

     The Company's business strategy is to achieve increased cash flow and earnings through: (i) focusing on core markets and establishing leading positions in these markets; (ii) refurbishing and reactivating inventoried rigs to satisfy increases in demand; (iii) acquiring land drilling businesses and assets to capitalize on anticipated improvements in the industry; and (iv) attracting and retaining qualified personnel to support the Company's increased level of operations.

     Focus on Core Markets. The Company believes it currently has the leading market position in its Gulf Coast and South Texas markets, and the second leading market position in its Ark-La-Tex and Mississippi/Alabama markets. By focusing on its core markets and establishing leading positions in these markets, the Company is able to achieve economies of scale and provide an infrastructure to acquire, refurbish and reactivate rigs in these markets in a cost-effective manner.

     Refurbishment and Reactivation of Inventoried Rigs. Since the beginning of the fourth quarter of 1996, the Company has refurbished and reactivated 29 rigs. Although no further rig refurbishments are currently planned for 1998 as a result of recent declines in rig utilization rates in the Company's core domestic markets, the Company intends to refurbish the remaining 12 rigs in its inventory as the demand for drilling services warrants.

     Acquisitions. The Company has aggressively followed its business strategy by acquiring 100 land drilling rigs in 13 transactions since August 1996. Six of these acquisitions were of companies with long operating histories in the Company's Ark-La-Tex, Mississippi/Alabama, Gulf Coast and South Texas markets. The other acquisitions have provided the Company with additional inventory of drilling rigs suited for refurbishment and reactivation in the Company's core domestic markets or internationally. The following table summarizes the Company's acquisitions since August 1996:

                                                               NUMBER OF RIGS ACQUIRED
                                                             AND STATUS UPON ACQUISITION
                                                           --------------------------------
           DATE                     TRANSACTION            MARKETED    INVENTORIED    TOTAL
           ----                     -----------            --------    -----------    -----
January 1998                 Murco Acquisition                10           --           10
October-November 1997        Justiss Acquisition              12           --           12
                             Kaiser-Francis Rig
August 1997                  Purchase                         --            6            6
June 1997                    GWDC Acquisition                 18           --           18
January 1997                 Flournoy Acquisition             13           --           13
December 1996                Diamond M Acquisition            10           --           10
October 1996                 Mesa Acquisition                  3            3            6
August 1996                  RTO/LRAC Acquisition             --           18           18
Various                      Additional Rig Purchases          1            6            7
                                                              --           --          ---
                                                              67           33          100
                                                              ==           ==          ===

     Attracting and Retaining Qualified Personnel. The Company believes that its executive management and operating personnel are among the most experienced and highly skilled professionals in the contract drilling industry. Thomas P. Richards, the Company's President and CEO, has 32 years of contract drilling industry experience and the Company's four Senior Vice Presidents have an average of 23 years of related experience. Many of the Company's operating personnel joined the Company in connection with acquisitions completed since October 1996, bringing to the Company additional customer relationships and operating experience in their markets. The Company's ability to retain these employees and attract additional quality employees has allowed the Company to expand its operations and customer base significantly while ensuring quality service to its customers.

RIG FLEET

     The Company has assembled a fleet of quality drilling rigs to meet the needs of its customers in each of the markets it serves. The following table sets forth certain information with respect to the drilling rigs owned by the
Company:

                                                       DIESEL
                      DIVISION                        ELECTRIC      MECHANICAL      TOTAL
                      --------                        --------      ----------      -----
Ark-La-Tex(1).......................................     16             23            39
South Texas.........................................     12             24            36
Gulf Coast..........................................     24              9            33
Venezuela...........................................     --              6             6
Inventory...........................................     10              2            12
                                                         --             --           ---
                                                         62             64           126
                                                         ==             ==           ===

---------------

(1) The Ark-La-Tex Division manages the rigs in both the Ark-La-Tex and the Mississippi/Alabama markets.

INDUSTRY OVERVIEW

     The domestic land drilling industry is undergoing a period of rapid consolidation. The Company believes that from January 1, 1996 through May 31, 1998 there have been at least 45 completed or pending transactions involving the acquisition of a combined total of approximately 564 rigs, over 75% of which were acquired by six land rig companies including the Company. The Company accounted for 13 of these transactions involving the acquisition of 100 rigs, of which 67 were actively marketed at the time of acquisition and 33 were inventoried for later refurbishment.

     Industry sources estimate that the supply of domestic land drilling rigs available for work in the U.S. has declined from over 5,000 rigs in 1982 to approximately 1,400 rigs currently. The Company believes the demand for land drilling rigs in the Company's core markets increased during 1997 principally due to improved oil and gas drilling and production economics resulting from increased use of 3-D seismic, directional drilling and enhanced recovery techniques. For 1997, industry sources estimate that the average active domestic land rig count was 798 as compared to 652 for 1996. For the first quarter of 1998, the average active domestic land rig count was 806, compared with 717 for the first quarter of 1997. By increasing the size of its rig fleet through acquisitions and refurbishments, the Company increased its market share during 1997 in the three core markets in which it then operated in a period of rapidly rising demand and day rates for land drilling rigs in those three markets. The Company's larger fleet of marketable rigs, higher rig utilization rates and increasing day rates significantly improved the Company's financial performance during 1997 despite increased drilling operations, costs, including wages and benefits, and debt service over the same period.

SIGNIFICANT ACQUISITIONS

     The Company has completed a series of transactions since August 1996 that have significantly increased the size of its rig fleet, refocused its operations, established its market position with the largest or second largest rig fleet in its core domestic markets and positioned the Company to benefit from anticipated increases in demand in the land drilling industry. The most significant transactions were:

     - Murco Acquisition. In January 1998, the Company acquired Murco Drilling Corporation ("Murco") for a cash purchase price of $60.5 million (the "Murco Acquisition"). Murco operated a fleet of 10 drilling rigs in Alabama, Louisiana, Mississippi and East Texas.

     - Justiss Acquisition. In late October and early November 1997, the Company acquired substantially all of the operating assets of Justiss Drilling Company ("Justiss"), a division of Justiss Oil Company, Inc. for $36.1 million in cash (the "Justiss Acquisition"). The assets included a fleet of 12 operating drilling rigs and related equipment which are currently marketed in the Company's Ark-La-Tex and Gulf Coast markets. Subsequently, the Company retired two of the rigs from marketed status and is using them for spare equipment.

     - Kaiser-Francis Rig Purchase. In August 1997, the Company acquired six drilling rigs and related drilling equipment from Cactus Drilling Company, a division of Kaiser-Francis Oil Company, for a cash purchase price of $25.4 million (the "Kaiser-Francis Rig Purchase"). Four of the six rigs have been refurbished and are currently being marketed and two are currently being refurbished.

     - GWDC Acquisition. In June 1997, the Company acquired Grey Wolf Drilling Company ("GWDC") which owned a fleet of 18 operating drilling rigs and related assets located in the Company's Gulf Coast market (the "GWDC Acquisition"). The consideration for the GWDC Acquisition consisted of $61.6 million in cash and 14.0 million shares of the Company's common stock. The GWDC Acquisition established the Company's presence in its Gulf Coast market and provided the Company with additional infrastructure to facilitate reactivation of its rigs held in inventory.

     - Flournoy Acquisition. In January 1997, the Company acquired the operating assets of Flournoy Drilling Company, which included 13 operating drilling rigs and other assets located in the Company's South Texas market, in exchange for 12.4 million shares of the Company's common stock and $800,000 in cash (the "Flournoy Acquisition"). As a result of the Flournoy Acquisition, the Company believes it is currently the largest land drilling contractor in its South Texas market.

     - Diamond M Acquisition. In December 1996, the Company acquired the assets of Diamond M Onshore, Inc. for $26.0 million in cash (the "Diamond M Acquisition"). The assets consisted of ten operating land drilling rigs and other related assets located in South Texas.

     - Mesa Acquisition. In October 1996, the Company acquired six diesel electric SCR drilling rigs, three of which were operating, from Mesa Drilling, Inc. ("Mesa") in exchange for 5.5 million shares of common stock (the "Mesa Acquisition"). The Mesa Acquisition established the Company's presence in South Texas.

     - RTO/LRAC Acquisition. In August 1996, the Company acquired 18 land drilling rigs in exchange for 39.4 million shares of common stock (the "RTO/LRAC Acquisition"). These 18 rigs provided the Company with a supply of additional rigs suitable for refurbishment and reactivation.

     In addition to these transactions, the Company completed five additional acquisitions during the second and third quarters of 1997 that added a total of seven drilling rigs to the Company's fleet, one of which was operating and six of which were added to the Company's inventory of rigs held for refurbishment (the "Additional Rig Purchases"). See "Business -- Significant Acquisitions and Sales."

     The Company's principal office is located at 10370 Richmond Avenue, Suite 600, Houston, Texas 77042, and its telephone number is (713) 435-6100.

                          RECENT OPERATING PERFORMANCE

     For the first quarter of 1998, the Company experienced a decline in the average rig utilization in its four core domestic markets to approximately 81% from its 1997 average rig utilization of 96% in the three core markets in which it then operated. For the two months ended May 31, 1998, the Company's average rig utilization rate in its core domestic markets was approximately 72%. In addition, late in the first quarter of 1998, the bid rate for new drilling contracts in the Company's core domestic markets declined approximately 15% from the average rates bid during the fourth quarter of 1997. The Company believes that this decline in domestic utilization and current bid rates is generally attributable to an overall decline in the demand for drilling services in the Company's core domestic markets prompted in large part by lower prices for oil and gas production and substantial uncertainty as to the future level and trend of oil and gas prices. See "Risk Factors -- Recent Weakening of Demand for Drilling Services."

                               THE EXCHANGE OFFER

Initial Offering of the Old
Notes......................  The Old Notes were sold by the Company to the
                             Initial Purchasers pursuant to a Purchase Agreement dated May 8, 1998 (the "Purchase Agreement"). The Initial Purchasers subsequently resold the Old Notes to QIBs pursuant to Rule 144A under the Securities Act.

Registration Rights
Agreement..................  Pursuant to the Purchase Agreement, the Company and
                             the Initial Purchasers entered into a Registration Rights Agreement dated May 8, 1998 (the "Registration Rights Agreement") which granted the holders of the Old Notes certain exchange and registration rights. If law or applicable interpretations of the staff of the Commission do not permit holders of Old Notes to participate in the Exchange Offer, the Company and the Guarantors will be required to file and use their reasonable best efforts to cause a shelf registration statement to become and remain effective to effect the resale of the Notes. The Old Notes are subject to the payment of additional interest under certain circumstances if the Company is not in compliance with its obligations under the Registration

                             Rights Agreement. See "Description of the
                             Notes -- Registration Rights."

The Exchange Offer.........  $1,000 principal amount of Exchange Notes will be issued in exchange for each $1,000 principal amount of Old Notes validly tendered pursuant to the Exchange Offer. As of the date hereof, $75.0 million in aggregate principal amount of Old Notes are outstanding. The Company will issue the Exchange Notes to tendering holders of Old Notes promptly after the Expiration Date.

Resales....................  Based on an interpretation by the staff of the
                             Commission set forth in the Shearman & Sterling Letter, the Morgan Stanley Letter, the Exxon Capital Letter or similar letters, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person receiving such Exchange Notes, whether or not such person is the holder (other than any such holder or other person which is (i) a broker-dealer that receives Exchange Notes in exchange for Old Notes acquired directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act (collectively, "Restricted Holders")) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (a) such Exchange Notes are acquired in the ordinary course of business of such holder or other person (b) neither such holder nor such other person is engaged in or intends to engage in a distribution of such Exchange Notes and (c) neither such holder nor other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes. If any person were to be participating in the Exchange Offer for the purposes of participating in a distribution of the Exchange Notes in a manner not permitted by the Commission's interpretation, such person (a) could not rely upon the Shearman & Sterling Letter, the Morgan Stanley Letter, the Exxon Capital Letter or similar letters and (b) in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Failure to comply with any of the foregoing conditions may result in a holder incurring liabilities under the Securities Act for which such holder is not indemnified by the Company. Each broker or dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other activities, must acknowledge that it will deliver a Prospectus in connection with any sale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes if such broker-dealer acquired the Old Notes as a result of market-making activities or other trading activities. The Company has agreed, for a period of one year after the date of this Prospectus, to make this Prospectus available to any broker-dealer for use in connection with any such resale. The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Old Notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. A broker-dealer that purchased Old Notes in the Initial Offering may not participate in the Exchange Offer. See "Plan of Distribution."


Expiration Date............  5:00 p.m., New York City time, on August 5, 1998, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.


Accrued Interest on the
  Exchange Notes and Old
  Notes....................  The Exchange Notes will accrue interest from the last Interest Payment Date. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such Old Notes accrued from the last Interest Payment Date to the date of issuance of the Exchange Notes. Consequently, holders who exchange their Old Notes for Exchange Notes will receive the same interest payment on the next Interest Payment Date that they would have received had they not participated in the Exchange Offer.

Conditions to the Exchange
Offer......................  The Exchange Offer is subject to certain customary conditions. The Exchange Offer is not conditional upon any minimum principal amount of Old Notes being tendered.

Procedures for Tendering
Old Notes..................  Each holder of Old Notes wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such letter of Transmittal, or such facsimile, together with the Old Notes to be exchanged and any other required documentation to the Exchange Agent (as defined) at the address set forth herein and therein. Persons holding Old Notes through the Depository Trust Company ("DTC") and wishing to accept the Exchange Offer must do so pursuant to DTC's ATOP (as defined herein). By executing the Letter of Transmittal, each holder will represent to the Company that, among other things (i) the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of such holder's business, (ii) such holder is not engaging and does not intend to engage in a distribution of such Exchange Notes, (iii) such holder does not have an arrangement or understanding with any person to participate in the distribution of such Exchange Notes, and (iv) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company.

Special Procedures for
Beneficial Holders.........  Any beneficial holder whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time. See "The Exchange
                             Offer -- Procedures for Tendering Old Notes."

Guaranteed Delivery
Procedures.................  Holders of Old Notes who wish to tender their Old
                             Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights..........  Tenders may be withdrawn at any time prior to 5:00
                             p.m., New York City time, on the Expiration Date.

Federal Income Tax
  Considerations...........  The exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer will generally not be a taxable event for federal income tax purposes. A holder's holding period for Exchange Notes will include the holding period for Old Notes. See "Federal Income Tax Considerations."

Exchange Agent.............  Chase Bank of Texas, National Association, is
                             serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. The mailing address of the Exchange Agent is: Chase Bank of Texas, National Association, Attention: Frank Ivins, Corporate Trust Services, P.O. Box 2320, Dallas, Texas 75221-2320. Deliveries by hand or overnight courier should be addressed to: Chase Bank of Texas, National Association, Attention:
                             Frank Ivins, Corporate Trust Services, 1201 Main Street 18th Floor, Dallas Texas 75202. For information with respect to the Exchange Offer, call Mauri Cowen, Vice President, Chase Bank of Texas, National Association at (713) 216-6686.

Effect of Not Tendering....  Old Notes that are not tendered or that are tendered but not accepted, will, following the completion of the Exchange Offer, continue to be subject to the existing restrictions upon their transfer. Accordingly, the trading market for Old Notes that are not tendered or that are tendered but not accepted, could be adversely affected. The Company will have no further obligation (other than to certain holders of Transfer Restricted Securities (as defined in the Registration Rights Agreement) as described in "Description of the Notes -- Registration Rights" with respect to the Shelf Registration Statement (as defined herein)) to provide for the registration of such Old Notes under the Securities Act. See "The Exchange
                             Offer -- Consequences of Failure to Exchange."

Use of Proceeds............  The Company will not receive any proceeds from the
                             Exchange Offer. See "Use of Proceeds." The Company has agreed to bear the expenses of the Exchange Offer pursuant to the Registration Rights Agreement. No underwriter is being used in connection with the Exchange Offer.

                          TERMS OF THE EXCHANGE NOTES

Securities Offered.........  $75.0 million aggregate principal amount of 8 7/8%
                             Senior Notes due 2007, Series C.

Maturity...................  July 1, 2007

Interest Payment Dates.....  Interest on the Notes is payable semi-annually in cash in arrears on January 1 and July 1 of each year, commencing January 1, 1999.

Ranking....................  The Notes are senior unsecured obligations of Grey
                             Wolf and rank pari passu in right of payment with all Indebtedness and other liabilities of the Company that are not subordinated by their terms to other Indebtedness of the Company and senior in right of payment to all Indebtedness of the Company that by its terms is so subordinated. The Notes are effectively subordinated to all existing and future secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness and are structurally subordinated to all existing and future Indebtedness, if any, and other liabilities of its Subsidiaries that are not Guarantors. As of March 31, 1998, on a pro forma basis after giving effect to the issuance of the Notes, the Company and its subsidiaries would have had outstanding approximately $3.0 million of secured indebtedness. The Indenture permits the Company and its subsidiaries, including the Guarantors, to incur additional Indebtedness, including additional senior Indebtedness, of up to $100.0 million in aggregate principal amount which may be secured by Liens on all of the assets of the Company and its Subsidiaries, subject to certain limitations.

Guarantees.................  The Notes are fully and unconditionally guaranteed, on a joint and several basis, by each of the Company's wholly-owned, domestic Subsidiaries (as herein defined) and any other subsidiary that guarantees any Indebtedness of the Company or guarantor (the "Guarantors"). The Guarantees will be effectively subordinated to secured Indebtedness of the Company and the Guarantors. The Guarantees may be released under certain circumstances.

Optional Redemption........  On or after July 1, 2002, the Company may redeem the Notes, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. Notwithstanding the foregoing, at any time prior to June 27, 2000, the Company may redeem up to 30% of the original aggregate principal amount of the Notes with the net proceeds of one or more Qualified Equity Offerings at a redemption price equal to 108.875% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption; provided that at least $50.0 million in aggregate principal amount of the Exchange Notes remains outstanding immediately after such redemption. See "Description of the Notes -- Optional Redemption."

Change of Control..........  Upon a Change of Control, each holder of Notes will have the right to require the Company to repurchase all or a portion of such holder's Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. See "Description of the Notes -- Change of Control."

Certain Covenants..........  The Indenture contains certain covenants that, among other things, limit the ability of the Company and its Subsidiaries to, among other things, pay dividends or make other Restricted Payments, make Investments, incur additional Indebtedness, permit Liens, incur dividend and other payment restrictions affecting Subsidiaries, enter into consolidation, merger, conveyance, lease or transfer transactions, make asset sales, enter into transactions with Affiliates and engage in unrelated lines of business. In addition, the Indenture imposes restrictions on the ability of the Subsidiaries to issue guarantees or to create restrictions on their ability to make distributions on their capital stock or make loans to the Company and its Subsidiaries. These covenants are subject to important exceptions and qualifications. See"Description of the Notes -- Certain Covenants."

                                  RISK FACTORS

     Prospective participants in the Exchange Offer should consider all the information contained in this Prospectus in connection with the Exchange offer. In particular, prospective participants should consider the factors set forth herein. See "Risk Factors."

                                  RISK FACTORS

     In addition to the other matters described in this Prospectus, Holders of the Old Notes should carefully consider the following risk factors before accepting the Exchange Offer.

SIGNIFICANT LEVERAGE AND DEBT SERVICE REQUIREMENTS

     In June 1997 the Company issued $175.0 million of Series A Notes in an underwritten public offering, the net proceeds of which were used primarily to finance acquisitions (including the GWDC Acquisition) and expand its operations. After giving effect to the Initial Offering, the Company has significant debt service requirements related to the Notes and the Series A Notes. Additionally, the Company and GW Drilling entered into the Bank Credit Facility, which is a $50.0 million amended and restated senior secured revolving credit facility with a syndicate of commercial banks. Currently, the Bank Credit Facility is substantially undrawn. The Company expects to continue to borrow under the Bank Credit Facility and possible future credit arrangements in order to finance possible future acquisitions and for general corporate purposes. The indenture for the Series A Notes (the "Series A Indenture") permits, and the Indenture permits, the Company to incur additional indebtedness, including up to $100.0 million of senior indebtedness under the Bank Credit Facility or one or more credit or revolving credit facilities with banks, financial institutions or other lenders which may be secured by liens on all of the assets of the Company and its Subsidiaries, subject to certain limitations. As of March 31, 1998, on a pro forma basis, after giving effect to the Initial Offering and the repayment of substantially all indebtedness then outstanding under the Bank Credit Facility from the proceeds of the Initial Offering, the Company would have had $252.2 million in total indebtedness and $252.7 million in shareholders' equity.

     The level of the Company's indebtedness could have several important effects on the Company's future operations, including, among others, (i) its ability to obtain additional financing for working capital, acquisitions, capital expenditures, general corporate and other purposes may be limited, (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing funds available for other purposes and (iii) the Company's significant leverage could make it more vulnerable to economic downturns in the industry. The Company's ability to meet its debt service obligations and reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to the success of its business strategy, general economic conditions, industry cycles, levels of interest rates, and financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's business will generate sufficient cash flow from operations to meet debt service requirements and payments of principal, and if the Company is unable to do so, it may be required to sell assets, to refinance all or a portion of its indebtedness, including the Notes and the Series A Notes, or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained.

HOLDING COMPANY STRUCTURE; EFFECTIVE SUBORDINATION OF THE NOTES; SUBSIDIARY CASH FLOW

     The Company is a holding company that conducts substantially all of its operations through both U.S. and foreign subsidiaries, and substantially all of the Company's assets consist of equity in such subsidiaries. Accordingly, the Company is and will be dependent on its ability to obtain funds from its subsidiaries to service its indebtedness, including the Notes and the Series A Notes.

     The Notes will not be secured by any assets of the Company or its subsidiaries. The Notes will therefore be effectively subordinated in right of payment to all existing and future secured indebtedness of the Company and its subsidiaries to the extent of the collateral for such secured indebtedness. Indebtedness incurred under the Bank Credit Facility is secured by a security interest in (i) all domestic drilling rigs and related equipment owned by the Company, Grey Wolf Drilling Company ("GW Drilling"), Murco and Grey Wolf International, Inc. ("International") (ii) the capital stock of GW Drilling, Murco and International and (iii) substantially all other assets of the Company, GW Drilling, Murco and International, wherever located (other than stock of other subsidiaries). GW Drilling is a co-borrower with the Company under the Bank Credit Facility and International and Murco have guaranteed the obligations under the Bank Credit Facility. Accordingly, the lenders under the Bank Credit Facility and other secured debt of the Company have claims with respect to the rigs and other assets constituting collateral for any indebtedness thereunder and the assets of any subsidiary guaranteeing such indebtedness, which will be satisfied prior to the unsecured claims of holders of the Notes. In the event of a default on the Notes or a bankruptcy, liquidation or reorganization of the Company, such assets will be available to satisfy obligations with respect to the indebtedness secured thereby before any payment therefrom could be made on the Notes.

     In addition, the Notes are effectively subordinated to the claims of all of the creditors, including trade creditors and tort claimants, of the Company's subsidiaries that are not Guarantors and to all secured creditors of the Guarantors. In the event of an insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of any subsidiary of the Company that is not a Guarantor, creditors of such subsidiary generally will have the right to be paid in full before any distribution will be made to the Company or the holders of the Notes. The capital stock of the Guarantors has been pledged to secure indebtedness under the Bank Credit Facility. In addition, certain financing arrangements that the Company's subsidiaries are party to (including the Bank Credit Facility) impose restrictions on the ability of the Company to gain access to the cash flow or assets of its subsidiaries. The Company's foreign subsidiaries may also face governmentally imposed restrictions from time to time on their ability to transfer funds to the Company. See "Description of Certain Indebtedness" and "Description of the Notes -- General."

UNENFORCEABILITY AND RELEASES OF SUBSIDIARY GUARANTEES

     Various fraudulent conveyance laws enacted for the protection of creditors may apply to the Guarantors' issuance of the Guarantees. To the extent that a court were to find that (i) a Guarantee was incurred by a Guarantor with intent to hinder, delay or defraud any present or future creditor or the Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion, in whole or in part, of others or (ii) a Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Guarantee and such Guarantor (A) was insolvent, (B) was rendered insolvent by reason of the issuance of such Guarantee, (C) was engaged or about to engage in a business or transaction for which the remaining assets of such Guarantor constituted unreasonably small capital to carry on its business or (D) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could avoid or subordinate such Guarantee in favor of the Guarantor's creditors. Among other things, a legal challenge of a Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Guarantor as a result of the issuance by the Company of the Notes. The Indenture contains a savings clause, which generally will limit the obligations of each Guarantor under its Guarantee to the maximum amount as will, after giving effect to all of the liabilities of such Guarantor, result in such obligations not constituting a fraudulent conveyance. To the extent a Guarantee of any Guarantor was avoided as a fraudulent conveyance or held unenforceable for any other reason, Holders of the Notes would cease to have any claim against such Guarantor (and could be required to return payments received from such Guarantor) and would be creditors solely of the Company and any Guarantor whose Guarantee was not avoided or held unenforceable. In such event, the claims of the Holders of the Notes against the issuer of an invalid Guarantee would be subject to the prior payment of all liabilities of such Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the Holders of the Notes relating to any avoided portions of any of the Guarantees.

     The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any such proceeding. Generally, however, a Guarantor may be considered insolvent if the sum of its debts, including contingent liabilities, was greater than the fair market value of all of its assets at a fair valuation or if the present fair market value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and matured.

     Any Guarantor may be released from its Guarantee at any time upon any sale, exchange or transfer, in compliance with the provisions of the Indenture, by the Company of the capital stock of such Guarantor or substantially all of the assets of such Guarantor and in certain other circumstances. See "Description of the Notes -- Guarantees of Notes."

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS; ABILITY TO MAKE CERTAIN PAYMENTS AND DIVIDENDS

     The Indenture will contain covenants restricting or limiting the ability of the Company and certain of its subsidiaries to, among other things: (i) incur additional indebtedness; (ii) pay dividends or make other restricted payments;
(iii) make asset dispositions; (iv) permit liens; (v) enter into sale and leaseback transactions; (vi) enter into certain mergers, acquisitions and consolidations; (vii) make certain investments; (viii) enter into transactions with related persons and (ix) engage in unrelated lines of business. The Indenture will have terms substantially identical to the Series A Indenture.

     In addition, the Bank Credit Facility contains certain other and more restrictive covenants than those contained in the Indenture and Series A Indenture. These covenants may adversely affect the Company's ability to pursue its acquisition and rig refurbishment strategies and limit its flexibility in responding to changing market conditions. The Bank Credit Facility also requires the Company to maintain specific financial ratios and satisfy certain financial condition tests. The Company's ability to meet those financial ratios and financial condition tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. The Bank Credit Facility contains default terms that effectively cross default with the Indenture and the Series A Indenture. Accordingly, the breach by the Company or its subsidiaries of the covenants contained in the Indenture likely will result in a default under not only the Indenture but also the Series A Indenture and the Bank Credit Facility, and possibly certain other then outstanding debt obligations of the Company or its subsidiaries. If the indebtedness under the Bank Credit Facility or other indebtedness of the Company or its Subsidiaries is in excess of $10.0 million and is not paid when due or is accelerated by the holders thereof, an Event of Default under the Indenture and the Series A Indenture would occur. In any such case there can be no assurance that the Company's assets would be sufficient to repay in full all of the Company's and its subsidiaries' indebtedness, including the Notes. See "Description of the Notes -- Events of Default" and "Description of Certain Indebtedness."

     As of the date of this Prospectus, the Company had the ability to make Restricted Payments (as defined under "Description of Notes -- Certain Definitions") of $101.7 million under the Indenture and the Series A Indenture. Restricted Payments include, among other things, dividends and other distributions in respect of capital stock of the Company and its subsidiaries, repayments of subordinated indebtedness and investments in subsidiaries and other entities. See "Description of the Notes -- Certain Covenants."

RISK OF INABILITY TO REPURCHASE NOTES UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control (as defined in the Indenture), the Company must offer to purchase all Notes and Series A Notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase. The occurrence of a Change of Control Event (as defined in the Bank Credit Facility) gives the lenders under the Bank Credit Facility the right to require the Company to repay all indebtedness outstanding thereunder. There can be no assurance that the Company will have available funds sufficient to repay all indebtedness owing under the Bank Credit Facility or to fund the purchase of the Notes and Series A Notes upon a Change of Control under the Indenture. In the event a Change of Control occurs at a time when the Company does not have available funds sufficient to pay for all of the Notes and Series A Notes delivered by Holders seeking to accept the Company's repurchase offer, an event of default would occur under the Indenture and the Series A Indenture. See "Description of the Notes -- Certain Covenants", "-- Change of Control" and "Description of Certain Indebtedness."

ABSENCE OF PUBLIC MARKET FOR THE NOTES

     The Exchange Notes will constitute a new issue of securities with no established trading market. The Company does not intend to apply for listing of the Old Notes or the Exchange Notes on any securities exchange or to seek the admission thereof to trading on any automated quotation system. The Exchange Offer is not conditioned upon any minimum or maximum aggregate principal amount of Old Notes being tendered for exchange. Although the Initial Purchasers are making a market in the Old Notes and have advised the Company that they currently intend to make a market in the Exchange Notes they are not obligated to do so, and any such market making may be discontinued at any time without notice. In addition, any such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the Exchange Offer or the pendency of the Shelf Registration Statement. Future trading prices of the Exchange Notes will depend on many factors, including, among others, prevailing interest rates, the Company's operating results, and the market for similar securities. Furthermore, there can be no assurance that an active public market for the Exchange Notes will develop. See "Description of the Notes -- Registration Rights."


CONSEQUENCES OF FAILURE TO EXCHANGE AND RESTRICTIONS ON TRANSFER

     Holders of Old Notes who do not exchange their Old Notes for Exchange Notes will continue to be subject to the restrictions on transfer of Old Notes set forth in the legend thereon. In general, the Old Notes may not be sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Therefore, to the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. Accordingly, no assurance can be given that an active public market or other market will continue for the Old Notes or as to the liquidity of or the trading market for the Old Notes.

DEPENDENCE ON OIL AND GAS INDUSTRY; INDUSTRY CONDITIONS

     The Company's current business and operations are substantially dependent upon conditions in the oil and gas industry and, specifically, the exploration and production expenditures of oil and gas companies. The demand for contract land drilling and related services is directly influenced by oil and gas prices, expectations about future prices, the cost of producing and delivering oil and gas, government regulations, local and international political and economic conditions, including the ability of the Organization of Petroleum Exporting Countries ("OPEC") to set and maintain production levels and prices, the level of production by non-OPEC countries and the policies of the various governments regarding exploration and development of their oil and gas reserves. There can be no assurance that current levels of oil and gas exploration expenditures will be maintained or that demand for the Company's services will reflect the level of such expenditures.

RECENT WEAKENING OF DEMAND FOR DRILLING SERVICES

     During 1997, conditions in the oil and gas industry were such that demand for land drilling services was generally strong in each of the three core domestic markets in which the Company then operated. The Company's 1997 average rig utilization rate for those three core markets was approximately 96%. In the first quarter of 1998, however, the Company's average rig utilization rate in its four core domestic markets declined to approximately 81%. For the two months ended May 31, 1998, the Company's average rig utilization rate in its core domestic markets was approximately 72%. This lower average utilization rate is believed by the Company to be due to an overall weakening of demand for land drilling services in its four core domestic markets. The generally reduced demand for land drilling services in the first five months of 1998 is believed by the Company to be attributable to lower prices for oil and gas production, and to widespread uncertainty among potential customers as to the future level and trend of oil and gas prices. In June 1998, the price for domestic oil production was reported in the press to have reached the lowest level in over a decade. Although gas prices have not declined to the same extent as oil prices, gas prices have generally drifted down from levels at the beginning of the fourth quarter of 1997. Some potential customers, the Company believes, may also be postponing their near-term drilling commitments in hopes of obtaining reduced rates for oil field goods and services, including contract land drilling services. Through the first quarter of 1998, weakening demand had not yet caused a material decline in the Company's average revenues per rig day worked because most of the Company's rigs working in the first quarter of 1998 were operating at contract rates established in earlier periods of higher demand. However, the average revenues per rig day worked received by the Company under its most recently awarded day rate drilling contracts in its core domestic markets have reflected an average decline of approximately 15% from that received under day rate contracts entered into during the fourth quarter of 1997 for the same or comparable rigs. If these industry conditions persist or worsen, they could have a material adverse effect on the Company's financial condition and results of operations.

HISTORY OF LOSSES FROM OPERATIONS

     Although the Company had net income of $10.2 million and $3.1 million (unaudited) for the year ended December 31, 1997, and the quarter ended March 31, 1998, respectively, the Company has a history of losses and had not previously had a profitable full year since 1991. The Company incurred net losses of $11.7 million and $13.4 million for the years ended December 31, 1996 and 1995, respectively. The calendar year 1996 loss includes non-recurring charges of $6.1 million while the 1995 loss includes a provision for asset impairment of $5.3 million. Profitability in the future will depend upon many factors, but largely upon utilization rates and day rates for the Company's drilling rigs. There can be no assurance that current utilization rates and day rates will not decline or that the Company will not experience losses.

DEPENDENCE ON KEY PERSONNEL

     The Company believes that its operations are dependent upon a small group of management personnel, the loss of any one of whom could have a material adverse effect on the Company's financial condition and results of operations.

COMPETITION

     The land drilling industry is a highly competitive and cyclical business characterized by high capital and maintenance costs. Drilling contracts are usually awarded on a competitive bid basis and, while an operator may consider factors such as quality of service and type and location of equipment as well as the ability to provide ancillary services, price and rig availability are the primary factors in determining which contractor is awarded a job. An increasingly important competitive factor in the land drilling industry is the ability to provide drilling equipment adaptable to, and personnel familiar with, new technologies and drilling techniques as they become available. The land drilling business is also highly fragmented. As a result, even though the Company has the largest or second largest rig fleet in its four core domestic markets, the Company estimates that its market share represents only 14% to 35% of the overall market share in each of these four core markets. Certain of the Company's competitors have greater financial and human resources than the Company, which may enable them to better withstand periods of low rig utilization, to compete more effectively on the basis of price and technology, to build new rigs or acquire existing rigs and to provide rigs more quickly than the Company in periods of high rig utilization. A number of the Company's competitors have also announced plans to refurbish and reactivate rigs from their inventory of stacked rigs. The deployment of these additional rigs to the Company's core markets could further intensify competition based on pricing and rig availability. There can be no assurance that the Company will be able to compete successfully against its competitors in the future or that the level of competition will allow the Company to obtain adequate margins from its drilling services.

RISKS ASSOCIATED WITH TURNKEY DRILLING

     Contract drilling services performed under turnkey drilling contracts have historically represented, and are expected to continue to represent, a significant component of the Company's revenues. Under a turnkey drilling contract, the Company contracts to drill a well to a contract depth under specified conditions for a fixed price. In addition, the Company provides technical expertise and engineering services, as well as most of the equipment required for the well, and is compensated when the contract terms have been satisfied. On a turnkey well, the Company often subcontracts for related services and manages the drilling process. The risks to the Company on a turnkey drilling contract are substantially greater than on a well drilled on a daywork basis because the Company assumes most of the risks associated with drilling operations generally assumed by the operator in a daywork contract, including risk of blowout, loss of hole, stuck drill string, machinery breakdowns, abnormal drilling conditions and risks associated with subcontractors' services, supplies and personnel. Although the Company has obtained insurance coverage in the past to reduce certain of the risks inherent in turnkey drilling operations, there can be no assurance that such coverage will be obtained or available in the future. The occurrence of an uninsured or under-insured loss could have a material adverse effect on the Company's financial position and results of operations.

OPERATING HAZARDS AND INSURANCE

     The Company's operations are subject to the many hazards inherent in the land drilling business, including blowouts, cratering, fires, explosions, loss of hole, lost or stuck drill strings and damage or loss from adverse weather. These hazards could also cause personal injury and loss of life, substantial damage to the environment, suspension of drilling operations or serious damage to or destruction of the property and equipment involved and damage to producing formations and surrounding areas. The Company maintains insurance coverage against some but not all operating hazards. However, such insurance may not be sufficient to protect the Company against liability for all consequences of well disasters such as personal injury, damage to the Company's rigs, damage to the property of others or damage to the environment. The insurance maintained by the Company is subject to substantial deductibles and provides for premium adjustments based on claims. In view of difficulties that may be encountered in renewing such insurance at reasonable rates, no assurance can be given that the Company will be able to maintain the type and amount of coverage that it considers adequate. The occurrence of a significant event for which the Company is not fully insured could have a material adverse effect on the Company's financial position and results of operations. See "Business -- Insurance."

RISKS OF ACQUISITION STRATEGY

     As a key component of its business strategy, the Company has pursued and intends to continue to pursue acquisitions of complementary assets and businesses. Certain risks are inherent in an acquisition strategy, such as increasing leverage and debt service requirements and combining disparate company cultures and facilities, which could adversely affect the Company's operating results. The success of any completed acquisition will depend in part on the Company's ability to integrate effectively the acquired business into the Company. The process of integrating such acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of management's attention and the Company's financial and other resources. Possible future acquisitions may be for purchase prices significantly higher than those paid for recent and pending acquisitions. No assurance can be given that the Company will be able to continue to identify additional suitable acquisition opportunities, negotiate acceptable terms, obtain financing for acquisitions on satisfactory terms or successfully acquire identified targets. The Company's failure to achieve consolidation savings, to incorporate the acquired businesses and assets into its existing operations successfully or to minimize any unforeseen operational difficulties could have a material adverse effect on the Company's financial condition and results of operations. See
"Business -- Significant Acquisitions and Sales."

SHORTAGES OF EQUIPMENT, SUPPLIES AND PERSONNEL

     There is a general shortage of drilling equipment and supplies which the Company believes may intensify. The costs and delivery times of equipment and supplies are substantially greater than in prior periods. Accordingly, in 1996 the Company formed an alliance with a drill pipe manufacturer that enables the Company to take delivery through 1998 of 29,300 joints of drill pipe in commonly used diameters at fixed prices plus possible escalations for increases in the manufacturer's cost of raw materials. As is common in the industry, the drill pipe supply alliance is not a formal contractual agreement but represents an informal arrangement in which both parties undertake to satisfy the supply objectives of the alliance. Due in part to its alliance arrangement, the Company is not currently experiencing any material shortages of, or material price increases in, drill pipe. The Company believes that the alliance may reduce, but not eliminate, its exposure to price increases and supply shortages of drill pipe. In addition, the Company and its supplier under the drill pipe supply alliance have entered into a formal contractual arrangement for the purchase and supply of an average quarterly quantity of 3,750 joints of drill pipe (a total of 15,000 joints) during 1999 at prices based on the supplier's price list as of February 1997 less 5% (the "Drill Pipe Agreement"). If the Company's source of supply through the alliance and the Drill Pipe Agreement becomes unavailable or insufficient for any reason (including by reason of additional rig acquisitions), the Company will likely experience substantial delays in, and material price increases for, obtaining substitute or additional supplies for drill pipe. Additionally, the

Company may be subject to shortages and price increases with respect to quantities in excess of, and varieties of drill pipe not covered by, the alliance and the Drill Pipe Agreement. Although the Company has formed similar informal supply alliances with manufacturers and suppliers of other equipment and supplies, and is attempting to establish arrangements to assure adequate availability of certain other necessary equipment and supplies on satisfactory terms, there can be no assurance that it will be able to do so. Shortages by the Company of drilling equipment or supplies could delay and adversely affect its ability to refurbish its inventory rigs and obtain contracts for its marketable rigs, which could have a material adverse effect on its financial condition and results of operations. See "Business -- Equipment and Supplies."

     The demand for, and wage rates of, qualified rig crews rose during 1997 in response to the increasing number of active rigs in service. Although the Company has not encountered material difficulty in hiring and retaining qualified rig crews, such shortages have in the past occurred in the industry. The Company may experience shortages of qualified personnel to operate its rigs, which could have a material adverse effect on the Company's financial condition and results of operations.

GOVERNMENTAL REGULATIONS

     Many aspects of the Company's operations are affected by domestic and foreign political developments and are subject to numerous laws and regulations that may relate directly or indirectly to the contract drilling industry. For example, drilling operations are subject to extensive and evolving laws and regulations governing environmental quality, pollution control, remediation of contamination and preservation of natural resources. Such laws and regulations pertain, among other things, to air emissions, waste management, spills and other discharges, wetlands and endangered species protection and cleanup of contamination. The Company's operations are often conducted in or near ecologically sensitive areas, such as wetlands which, are subject to protective measures. The handling of waste materials, some of which are classified as hazardous substances is a routine part of the Company's operations. Consequently, the regulations applicable to the Company's operations include those with respect to containment, disposal and controlling the discharge of hazardous oilfield waste and other nonhazardous waste material into the environment, requiring removal and cleanup under certain circumstances, or otherwise relating to the protection of the environment. Laws and regulations protecting the environment have become more stringent in recent years and may in certain circumstances impose strict liability, rendering a party liable for environmental damage without regard to negligence or fault on the part of such party. Such laws and regulations may expose the Company to liability for the conduct of, or conditions caused by, others or for acts of the Company which were in compliance with all applicable laws at the time such acts were performed. The Company may also be exposed to environmental or other liabilities originating from businesses and assets subsequently acquired by the Company. Compliance with such laws and regulations may require significant capital expenditures. Although such compliance costs to date have not had a material effect on the Company, application of these requirements or the adoption of new requirements could have a material adverse effect on the Company. In addition, the modification or judicial interpretations of existing laws or regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and gas for economic, environmental or other reasons could have a material adverse effect on the Company's operations by limiting future contract drilling opportunities.

RISKS OF INTERNATIONAL OPERATIONS

     The Company derives revenues from international operations. The Company's current international operations are conducted only in Venezuela; however, the Company is pursuing opportunities in other countries, including Bolivia and Mexico. Risks associated with operating in international markets include foreign exchange restrictions and currency fluctuations, foreign taxation, political instability, foreign and domestic monetary and tax policies, expropriation, nationalization, nullification, modification or renegotiation of contracts, war and civil disturbances or other risks that may limit or disrupt markets. Additionally, the ability of the Company to compete in the international drilling markets may be adversely affected by foreign government regulations that favor or require the awarding of such contracts to local contractors, or by regulations requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Furthermore, the Company's foreign subsidiaries may face governmentally imposed restrictions from time to time on their ability to transfer funds to the Company. No predictions can be made as to what foreign governmental regulations may be applicable to the Company's operations in the future. The Company is currently marketing six rigs in Venezuela, two of which are under contract. In addition, the Company expended $3.6 million for capital improvements to these rigs in 1997. There can be no assurance that these marketing efforts and capital improvements will improve the Company's operating performance or generate contracts for the Company's rigs in Venezuela. See "Business -- Foreign Operations" for a discussion of certain management, operating and financial reporting deficiencies relating to the Company's operations in Venezuela prior to 1997.


QUALIFICATION OF THE GWDC ACQUISITION AS A REORGANIZATION FOR U.S. FEDERAL INCOME TAX PURPOSES

     The GWDC Acquisition is intended to qualify as a tax free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to Common Stock received by GWDC shareholders. A principal condition for such qualification is that the former shareholders of GWDC will satisfy the continuity of proprietary interest standard with respect to Common Stock received in the GWDC Acquisition. Thus, under present Internal Revenue Service ("IRS") guidelines, dispositions of Common Stock by GWDC shareholders during the five years following the GWDC Acquisition could cause the IRS to assert that the GWDC Acquisition does not qualify as a tax free reorganization. The Company has no contractual agreements with GWDC shareholders preventing the disposition of their shares. If the GWDC Acquisition fails to qualify as a tax free reorganization for failure to meet the continuity of interest standard or for any other reason, the receipt of Common Stock will be taxable to the GWDC shareholders at the time of the GWDC Acquisition, and GWDC will be deemed to have sold all of its assets in a taxable exchange triggering a corporate tax liability to GWDC estimated to be in excess of $30.0 million. The Company's wholly-owned subsidiary, GW Drilling (formerly Drillers, Inc.), as the surviving corporation of the GWDC Acquisition, would be liable for any such corporate tax which, if imposed, would have a material adverse effect on the financial condition of the Company.

SIGNIFICANT CUSTOMER

     During the year ended December 31, 1997, the largest customer for the Company's contract drilling services, Swift Energy Company, accounted for approximately 10% of total revenues. There was no such significant customer for the quarter ended March 31, 1998. There can be no assurance that such customer or any of the Company's other principal customers will continue to employ the Company's services or that the loss of any of such customers or adverse developments affecting any of such customers would not have a material adverse effect on the Company's financial condition and results of operations.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

     The Old Notes, having been sold by the Company in a private transaction not subject to the registration requirements of the Securities Act, are subject to certain restrictions on transfer. In connection with the sale of the Old Notes, the Company entered into the Registration Rights Agreement with the Initial Purchasers which requires that the Company conduct the Exchange Offer. The Registration Rights Agreement further provides that the Company use its reasonable best efforts to (i) cause a registration statement with respect to the Exchange Offer (the "Exchange Offer Registration Statement") to be declared effective on or before the 120 days after the date on which the Old Notes were originally issued under the Indenture (the "Closing Date") and (ii) consummate the Exchange Offer on or before the 150th day after the Closing Date. Except as provided below, upon the completion of the Exchange Offer, the Company's obligation with respect to the registration of the Exchange Notes will terminate. The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference thereto. The Registration Rights Agreement is incorporated herein by reference as an exhibit to the Registration Statement and can be copied or reviewed as set forth under "Available Information." Following the completion of the Exchange Offer (except as set forth in the paragraph immediately below), certain holders of Old Notes not tendered will not have any further registration rights and those Old Notes will continue to be subject to certain restrictions on transfer.

     In order to participate in the Exchange Offer, a holder must represent to the Company, among other things, that (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of such holder's business, (ii) such holder is not engaging in and does not intend to engage in a distribution of the Exchange Notes, (iii) such holder does not have an arrangement or understanding with any person to participate in the distribution of the Exchange Notes, and (iv) such holder is not a Restricted Holder. Pursuant to the Registration Rights Agreement, the Company is required to file a Shelf Registration Statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Notes (and cause such shelf registration statement to be declared effective by the Commission and keep it continuously effective, supplemented, and amended for prescribed periods) if (i) the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy, or (ii) any holder of Transfer Restricted Securities notifies the Company prior to the 30th day following consummation of the Exchange Offer (A) that such holder is prohibited by law or Commission policy from participating in the Exchange Offer and stating the reason for the application of such prohibition to the holder, or (B) that such holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement would not be available for such resales by such holder, or (C) such holder is a broker-dealer and holds Old Notes acquired directly from the Company or any of its Affiliates. Other than as set forth in this paragraph, no holder will have the right to participate in the Shelf Registration Statement nor otherwise to require that the Company register such holder's shares of Old Notes under the Securities Act. See "Description of the Notes -- Registration Rights."

     The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for sale, resold, or otherwise transferred by any holder without compliance with the registration and prospectus-delivery provisions of the Securities Act. Based on interpretations by the staff of the Commission set forth in the Shearman & Sterling Letter, the Morgan Stanley Letter and the Exxon Capital Letter, or similar letters, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than a broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market making or other trading activities, without compliance with the registration and prospectus-delivery provisions of the Securities Act, provided that (i) the Exchange Notes are acquired in the ordinary course of such holder's business, (ii) such holder is not engaging in and does not intend to engage in a distribution of the Exchange Notes, and

(iii) such holder does not have an arrangement or understanding with any person to participate in the distribution of the Exchange Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes or who is a Restricted Holder may not rely upon such interpretation by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus-delivery requirements of the Securities Act in connection with any secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where those Old Notes were acquired by the broker-dealer as a result of its market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of these Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed that, for a period of one year after the effective date of the Exchange Offer Registration Statement, it will make the Prospectus available to any broker-dealer for use in connection with any such resale.

     The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Old Notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to tender their Old Notes. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on whether to participate in the Exchange Offer.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Old Notes that are not tendered for exchange in the Exchange Offer will remain outstanding and interest thereon will continue to accrue. Following the completion of the Exchange Offer (except as set forth above in the second paragraph under "-- Purpose and Effect"), holders of Old Notes not tendered will not have any further registration rights and those Old Notes will remain restricted securities within the meaning of Rule 144 of the Securities Act. Accordingly, the liquidity of the market for a holder's Old Notes could be adversely affected upon completion of the Exchange Offer if the holder does not participate in the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

  General

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. Old Notes may be tendered, however, only in integral multiples of $1,000 in principal amount.

     The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes except that (i) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and (ii) holders of the Exchange Notes, other than certain broker-dealers, will not be entitled to the rights of holders of the Transfer Restricted Securities under the Registration Rights Agreement. The Exchange Notes will evidence the same indebtedness as the Old Notes, will be issued pursuant to, and entitled to the benefits of, the Indenture pursuant to which the Old Notes were issued, and will be treated as a single class thereunder with any Old Notes that remain outstanding. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

     As of the date of this Prospectus, $75.0 million aggregate principal amount of Old Notes were outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to registered holders and to others believed to have beneficial interests in the Old Notes. Holders of Old Notes do not have any appraisal or dissenters' rights under the Texas Business Corporation Act or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

     The Company will be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of receiving the Exchange Notes from the Company and delivering the Exchange Notes to such holders. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer.

  Expiration Date; Extensions; Amendments


     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on August 5, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. In order to extend the Exchange Offer, the Company will notify the Exchange Agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any extension of the Exchange Offer, all Old Notes previously tendered pursuant to the Exchange Offer and not withdrawn will remain subject to the Exchange Offer.


     The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or, if any of the conditions set forth under "-- Conditions to Exchange Offer" have not been satisfied and have not been waived by the Company, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension, or termination, to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in any manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of time, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

  Interest on the Exchange Notes


     Interest on each Exchange Note will accrue from the last Interest Payment Date. The Exchange Notes bear interest at 8 7/8% per annum, payable semi-annually on January 1 and July 1 of each year. Consequently, assuming the Exchange Offer is consummated prior to the record date in respect of the January 1, 1999 interest payment for the Old Notes, holders who exchange their Old Notes for Exchange Notes will receive the same interest payment on January 1, 1999 that they would have received had they not accepted the Exchange Offer. Holders of Old Notes whose Old Notes are accepted for Exchange will be deemed to have waived the right to receive any payment in respect of interest on such Old Notes accrued from the last Interest Payment Date.


  Procedures for Tendering Old Notes

     The tender to the Company of Old Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. A holder of the Old Notes may tender such Old Notes by (i) properly completing, signing, and dating a Letter of Transmittal or a facsimile thereof (all references in this Prospectus to Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with any corresponding certificate or certificates representing the Old Notes being tendered (if in certificated form) and any required guarantees, to the Exchange Agent at its address set forth in the Letter of Transmittal on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below), or (ii) complying with the guaranteed-delivery procedures described below.

     Any participant in DTC's Book-entry Transfer Facility system may tender such Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's automated tender offer program ("ATOP"). Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Depositary, an Agent's Message (as defined herein), must, in any case, be transmitted to and received by the Exchange Agent at its address set forth herein under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO THE DEPOSITARY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. See "-- Book Entry Transfer."

     If tendered Old Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefore are to be issued (and any untendered Old Notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in DTC (also referred to as a book-entry facility) whose name appears on a security listing as the owner of Old Notes), the signature of such signers need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder, and the signature on the endorsement or instrument of transfer must be guaranteed by an eligible guarantor institution that is a member of or a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution"). If the Exchange Notes or Old Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Old Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

     THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL, AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER. DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED OR CONFIRMED BY THE EXCHANGE AGENT. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IF OLD NOTES ARE SENT BY MAIL, IT IS SUGGESTED THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY OR DTC. ONLY HOLDERS OF OLD NOTES MAY TENDER SUCH OLD NOTES IN THE EXCHANGE OFFER. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Notes are registered in the name of a broker-dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the Letter of Transmittal and delivering the owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     The Company understands that the Exchange Agent has confirmed with DTC that any financial institution that is a participant in DTC's system may utilize DTC's Automated Tender Offer Program ("ATOP") to tender Old Notes. The Company further understands that the Exchange Agent will request, within two business days after the date the Exchange Offer commences, that DTC establish an account with respect to the Old Notes for the purpose of facilitating the Exchange Offer, and any participant may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's ATOP procedures for transfer. However, the exchange of the Old Notes so tendered will be made only after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer and timely receipt by the Exchange Agent of an Agent's Message, and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming a part of Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a participant tendering Old Notes which are the subject to such Book-Entry Confirmation and that such participant has received and agrees to bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

     A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC), is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter, telegram, or facsimile transmission to similar effect from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram, or facsimile transmission to similar effect by an Eligible Institution will be made only against submission of a duly signed Letter of Transmittal (and any other required documents) and deposit of the tendered Old Notes.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Old Notes will be determined by the Company, in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In all cases, issuance of Exchange Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at DTC, a properly completed and duly executed Letter of Transmittal, and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such book-entry transfer facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, if the Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

  Guaranteed-Delivery Procedures

     If the holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office, on or prior to the Expiration Date, a letter, telegram, or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the name(s) in which the Old Notes are registered and the certificate number(s) of the Old Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that, within five business days after the date of execution of such letter, telegram, or facsimile transmission by the Eligible Institution, such Old Notes, in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Notes being tendered by such method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery that may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

  Book-Entry Transfer

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in DTC's systems may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account at DTC in accordance with DTC's ATOP procedures for transfer. Although delivery of Old Notes may be effected through book-entry transfer at DTC, an Agent's Message must be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

  Terms and Conditions of the Letter of Transmittal

     The Letter of Transmittal contains, among other things, certain terms and conditions that are summarized below and are part of the Exchange Offer.

     Each holder who participates in the Exchange Offer will be required to represent that any Exchange Notes received by it will be acquired in the ordinary course of its business, that such holder is not participating in, and has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of the Exchange Notes, and that such holder is not a Restricted Holder.

     Old Notes tendered in exchange for Exchange Notes (or a timely confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at
DTC) must be received by the Exchange Agent, with the Letter of Transmittal or an Agent's Message and any other required documents, by the Expiration Date or within the time periods set forth above pursuant to a Notice of Guaranteed Delivery from an Eligible Institution. Each holder tendering the Old Notes for exchange sells, assigns, and transfers the Old Notes to the Exchange Agent, as agent of the Company, and irrevocably constitutes and appoints the Exchange Agent as the holder's agent and attorney-in-fact to cause the Old Notes to be transferred and exchanged. Furthermore, each holder who tenders Old Notes will be deemed to have waived to right to receive any payment in respect of interest on the Old Notes accrued from the last Interest Payment Date to the date of the issuance of the Exchange Notes. The holder warrants that it has full power and authority to tender, exchange, sell, assign, and transfer the Old Notes and to acquire the Exchange Notes issuable upon the exchange of such tendered Old Notes, that the Exchange Agent, as agent of the Company, will acquire good and unencumbered title to the tendered Old Notes, free and clear of all Liens, restrictions, charges and encumbrances, and that the Old Notes tendered for exchange are not subject to any adverse claims when accepted by the Exchange Agent, as agent of the Company. The holder also warrants and agrees that it will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment and transfer of the Old Notes. All authority conferred or agreed to be conferred in the Letter of Transmittal by the holder will survive the death, incapacity or dissolution of the holder and any obligation of the holder shall be binding upon the heirs, personal representatives, successors and assigns of such holder.

  Withdrawal Rights

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date unless previously accepted for exchange.

     To withdraw a tender of Old Notes in the Exchange Offer, a written, facsimile, or (for DTC participation) electronic ATOP transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date prior to acceptance for exchange thereof by the Company. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) contain a statement that such holder is withdrawing its election to have such Old Notes exchanged, (iv) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Old Notes in the name of the person withdrawing the tender, and
(v) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes that have been tendered but are not exchanged for any reason will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender, or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures (described above) under "-- Procedures for Tendering Old Notes" at any time on or prior to the Expiration Date.

  Conditions to the Exchange Offer

     Notwithstanding any other provision of the Exchange Offer, the Company will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer if at any time before the acceptance of such Old Notes for exchange or the exchange of the Exchange Notes for such Old Notes, this Company determines that the Exchange Offer violates applicable law or Commission policy.

     If the Company determines that it may terminate the Exchange Offer, as set forth above, the Company may (i) refuse to accept and Old Notes and return any Old Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration of the Exchange Offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes, or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Old Notes, and the Company will extend the Exchange Offer for a period of time, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Old Notes, if the Exchange Offer would otherwise expire during such period. Holders of Old

Notes will have certain rights against the Company under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer. See "Description of the Notes -- Registration Rights."

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any Old Notes tendered, and no Exchange Notes will be issued in exchange for, any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Exchange Offer Registration Statement of which this Prospectus constitutes a part of the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). In any such event the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

     Chase Bank of Texas, National Association has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                         For Information by Telephone:
                          Mauri Cowen, Vice President

                                 (713) 216-6686


      By Registered or Certified Mail:            By Hand or Overnight Delivery Services:
  Chase Bank of Texas, National Association      Chase Bank of Texas, National Association
   Attention: Frank Ivins, Corporate Trust        Attention: Frank Ivins, Corporate Trust
                  Services                                       Services
                P.O. Box 2320                          1201 Main Street, 18th Floor
          Dallas, Texas 75221-2320                          Dallas, Texas 75202

                           By Facsimile Transmission:
                                 (214) 672-5932
                          (Eligible Institutions Only)

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitations may be made by telecopy, telephone, or in person by officers and regular employees of the Company. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders. The Company will not make any payments to brokers, dealers, or other persons soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent, accounting, legal and related fees and expenses, will be paid by the Company.

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange a like principal amount of Old Notes, the terms of which are identical in all material respects to the Exchange Notes. The Old Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any change in capitalization of the Company.

                                 CAPITALIZATION

     The historical data presented below sets forth the cash and cash equivalents, short-term debt and capitalization of the Company as of March 31, 1998. The pro forma data gives effect to the Initial Offering, the application of the net proceeds therefrom and the Exchange Offer. This table should be read in conjunction with the consolidated financial statements and the notes thereto and the pro forma consolidated financial data included elsewhere in this Prospectus.

                                                                  MARCH 31, 1998
                                                              ----------------------
                                                              HISTORICAL   PRO FORMA
                                                              ----------   ---------
                                                                  (IN THOUSANDS)
Cash and cash equivalents...................................   $  1,105    $ 42,622
                                                               ========    ========
Current maturities of long-term debt........................   $  1,139    $  1,139
Long-term debt, net of current maturities:
  Bank Credit Facility......................................     30,000          --
  8 7/8% Senior Notes due 2007, Series A(1).................    174,204     174,204
  8 7/8% Senior Notes due 2007, Series B....................         --          --
  8 7/8% Senior Notes due 2007, Series C....................         --      75,000
  Other.....................................................      1,839       1,839
                                                               --------    --------
          Total long-term debt, net of current maturities...    206,043     251,043
Series A preferred stock -- mandatory redeemable............        305         305
Shareholders' equity:
  Common stock, $.10 par value per share....................     16,489      16,489
  Additional paid-in capital................................    270,090     270,090
  Cumulative translation adjustments........................       (454)       (454)
  Accumulated deficit.......................................    (33,428)    (33,428)
                                                               --------    --------
          Total shareholders' equity........................    252,697     252,697
                                                               --------    --------
          Total capitalization..............................   $460,184    $505,184
                                                               ========    ========

------------------------------------

(1) Historical data represents $175.0 million aggregate principal amount of Series A Notes originally issued to the public at approximately 99.5% of face value.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA


     The following unaudited pro forma consolidated statements of operations for the three months ended March 31, 1998 include the unaudited historical results of the Company for the three months ended March 31, 1998 and give effect to the Murco Acquisition and related borrowings under the Bank Credit Facility, as if it occurred January 1, 1997. The following unaudited pro forma consolidated statements of operations for the year ended December 31, 1997 include the historical results of the Company for the year ended December 31, 1997 and give effect to each of the above transactions as if they occurred on January 1, 1997 and the Justiss Acquisition, the Flournoy Acquisition, the issuance of the $175 million Series A Notes, the GWDC Acquisition and the Common Stock Offering as if they occurred on January 1, 1997. The basis of presentation and the pro forma adjustments are described in the accompanying notes.


     The following unaudited pro forma consolidated statements of operation are not necessarily indicative of the actual results of operations that would have been reported if the events described above had occurred on the dates noted above nor do they purport to indicate the results of the Company's future operations. Furthermore, the pro forma results do not give effect to all cost savings or incremental costs that may occur as a result of the integration and consolidation of the acquisitions, mergers and sale of assets. In the opinion of management, all adjustments necessary to present fairly such pro forma financial statements have been made.

     The unaudited pro forma consolidated financial information should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto included elsewhere herein or incorporated by reference herein.

                                GREY WOLF, INC.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   HISTORICAL   HISTORICAL
                                                   GREY WOLF      MURCO      ADJUSTMENTS    PRO FORMA
                                                   ----------   ----------   -----------    ---------
Revenues:
  Contract drilling..............................   $ 74,015     $ 2,073            --      $ 76,088
Costs and expenses:
  Drilling operations............................     54,877       1,296            --        56,173
  Depreciation and amortization..................      8,587         178           301(a)      9,066
  General and administrative.....................      2,485         589          (581)(b)     2,493
                                                    --------     -------       -------      --------
          Total costs and expenses...............     65,949       2,063          (280)       67,732
                                                    --------     -------       -------      --------
Operating income.................................      8,066          10           280         8,356
Other income (expense):
  Interest income................................        337          --            --           337
  Gain on sale of assets.........................      1,770          --            --         1,770
  Interest expense...............................     (4,074)         --          (206)(c)    (4,280)
  Foreign currency translation losses............        (67)         --            --           (67)
  Other, net.....................................         --          98           (98)(b)         0
                                                    --------     -------       -------      --------
          Other income (expenses), net...........     (2,034)         98          (304)       (2,240)
                                                    --------     -------       -------      --------
Income before income taxes.......................      6,032         108           (24)        6,116
Income taxes.....................................      2,923          --            13(d)      2,936
                                                    --------     -------       -------      --------
Net income applicable to common stock............      3,109         108           (37)        3,180
                                                    ========     =======       =======      ========
Basic net income per share.......................   $   0.02                                $   0.02
                                                    ========                                ========
Basic weighted average common shares
  outstanding....................................    164,761                                 164,761
                                                    ========                                ========
Diluted income per share.........................   $   0.02                                $   0.02
                                                    ========                                ========
Diluted average common shares outstanding........    168,191                                 168,191
                                                    ========                                ========

                                GREY WOLF, INC.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 HISTORICAL
                                      ----------------------------------------------------------------
                                                  FLOURNOY        GWDC         JUSTISS        MURCO       PRO FORMA       PRO
                                      COMPANY    ACQUISITION   ACQUISITION   ACQUISITION   ACQUISITION   ADJUSTMENTS     FORMA
                                      --------   -----------   -----------   -----------   -----------   -----------    --------
Revenues:
  Contract drilling.................  $215,923     $3,871        $29,001       $15,425       $34,206            --       298,426
Costs and expenses:
  Drilling operations...............  162,552       3,098         22,203        11,835        23,340         1,312(b)    224,340
  Depreciation and amortization.....   20,957         138          1,321         1,355         2,163        11,922(a)     37,856
  General and administrative........    8,081         250          2,121           860         2,443        (4,765)(b)     8,990
                                      --------     ------        -------       -------       -------      --------      --------
        Total costs and expenses....  191,590       3,486         25,645        14,050        27,946         8,469       271,186
                                      --------     ------        -------       -------       -------      --------      --------
Operating Income....................   24,333         385          3,356         1,375         6,260        (8,469)       27,240
Other income (expense):
  Interest income...................    1,248          --             20            --            --            --         1,268
  Gain on sale of assets............    1,692          --            576            --            --            --         2,268
  Interest expense..................   (8,748)         (7)           (65)                       (159)       (9,652)(c)   (18,631)
  Minority interest and other.......      324          --             --            --            --            --           324
  Other, net........................       --          --              8            --         2,202        (2,202)(b)         8
                                      --------     ------        -------       -------       -------      --------      --------
        Other income (expenses),
          net.......................   (5,484)         (7)           539             0         2,043       (11,854)      (14,763)
                                      --------     ------        -------       -------       -------      --------      --------
Income before income taxes..........   18,849         378          3,895         1,375         8,303       (20,323)       12,477
Income taxes........................    8,631          --          1,574            --         1,290        (6,130)(d)     5,365
                                      --------     ------        -------       -------       -------      --------      --------
Net income..........................   10,218         378          2,321         1,375         7,013       (14,193)        7,112
Series A preferred stock redemption
  premium...........................     (240)         --             --            --            --            --          (240)
                                      --------     ------        -------       -------       -------      --------      --------
Net income applicable to common
  stock.............................  $ 9,978      $  378        $ 2,321       $ 1,375         7,013       (14,193)        6,872
                                      ========     ======        =======       =======       =======      ========      ========
Basic net income per common share...  $  0.07                                                                           $   0.04
                                      ========                                                                          ========
Basic weighted average shares
  outstanding.......................  145,854                                                                            164,335
                                      ========                                                                          ========
Diluted net income per common
  share.............................  $  0.07                                                                           $   0.04
                                      ========                                                                          ========
Diluted weighted average shares
  outstanding.......................  149,724                                                                            168,205
                                      ========                                                                          ========

                                GREY WOLF, INC.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

(1) Basis of Presentation

     The following sets forth the assumptions used in preparing the Company's unaudited pro forma consolidated statements of operations for the three months ended March 31, 1998 and for the year ended December 31, 1997.

     The unaudited pro forma consolidated financial data should be read in conjunction with the consolidated financial statements of the Company as of and for the three months ended March 31, 1998 (unaudited) and for the year ended December 31, 1997 and the notes thereto included elsewhere herein or incorporated by reference herein. Pro forma financial data are not necessarily indicative of future operations of the Company due to numerous factors, including changes in utilization rates for drilling rigs, changes in the rates received for drilling services and future equipment sales and acquisitions.

(2) Adjustment to Historical Statements of Operations


     The unaudited pro forma consolidated statement of operations data for the three months ended March 31, 1998 assumes that the Murco Acquisition occurred on January 1, 1998, while the Flournoy Acquisition, GWDC Acquisition and Justiss Acquisition are included in historical results for the period. The unaudited pro forma consolidated statement of operations data for the year ended December 31, 1997 assume all of the above transactions occurred on January 1, 1997. Neither of the periods presented includes the pro forma effect of the Initial Offering as the proceeds were not required to fund the above transactions.


     (a) To reflect the additional depreciation expense for the three months ended March 31, 1998 for the assets acquired in the Murco Acquisition and the additional depreciation expense for the year ended December 31, 1997 for the assets acquired in the Murco Acquisition (approximately $5 million), the Flournoy Acquisition ($221,000), the GWDC Acquisition (approximately $4.9 million) and the Justiss Acquisition (approximately $1.9 million). Pro forma depreciation was calculated on a straight line basis over twelve years for 1997 and over fifteen years for 1998. Effective January 1, 1998, the Company changed the estimated useful lives of the majority of its drilling rigs from 12 to 15 years to better reflect the useful lives of the Company's refurbished and upgraded rig fleet.

     (b) To reflect, for the three months ended March 31, 1998 the elimination of general and administrative and other expenses of Murco for the cost of employees and office expenses that will not be absorbed by the Company. To reflect, for the year ended December 31, 1997, (i) the elimination of $67,000 of general and administrative expenses of Flournoy Drilling Company ("Flournoy") for the cost of the founder and president of Flournoy and one other employee who did not join the Company, (ii) the reclassification of $1.3 million of general and administrative expenses of GWDC to drilling operations costs to conform to the Company's presentation of expenses, and the elimination of general and administrative expenses for the cost of the president and other employees of GWDC who did not join the Company ($114,000) and (iii) $860,000 for the elimination of general and administrative expenses of Justiss for the cost of employees and office expenses that will not be absorbed by the Company.


     (c) To reflect, for the three months ended March 31, 1998 the additional interest expense for the outstanding long-term debt under the Bank Credit Facility as a result of the Murco Acquisition. To reflect, for the year ended December 31, 1997, (i) the elimination of $7,000 of interest expense on the debt that was repaid by the Company at the closing of the Flournoy Acquisition, (ii) the additional interest expense for the $175 million Series A Notes and (iii) the reduction of interest expense associated with the retirement of the Company's outstanding long-term debt under the Bank Credit Facility.


     (d) To adjust income tax expense to conform to the Company's pro forma income tax position.

                            SELECTED FINANCIAL DATA

     The following selected financial data, except for the Drilling Rig Activity Data, for the years ended or as of December 31, 1997, 1996 and 1995 have been derived from the audited consolidated financial statements and the notes thereto of the Company included elsewhere herein or incorporated by reference in this Prospectus. This data should be read in conjunction with such consolidated financial statements and the notes thereto. The selected financial data for the three-month periods ended March 31, 1998 and 1997 and as of March 31, 1998 have been derived from the unaudited consolidated financial statements of the Company which have been included elsewhere herein or incorporated by reference in this Prospectus, and which include all adjustments, consisting of normal recurring adjustments, that the Company considers necessary for a fair presentation of its financial position and results of operations for these periods. Operating results for the three-month period ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire year. The selected financial data for the nine months ended December 31, 1994 and for the year ended March 31, 1994 have been derived from audited consolidated financial statements of the Company which are not incorporated by reference herein. The selected financial data for the twelve-month period ended December 31, 1994 has been derived from the unaudited consolidated financial statements of the Company which are not included herein or incorporated by reference herein.

                                           THREE MONTHS
                                               ENDED                         YEAR ENDED                  NINE MONTHS      YEAR
                                             MARCH 31,                      DECEMBER 31,                    ENDED         ENDED
                                        -------------------   ----------------------------------------   DECEMBER 31,   MARCH 31,
                                          1998       1997       1997       1996       1995      1994       1994(1)       1994(1)
                                        --------   --------   --------   --------   --------   -------   ------------   ---------
                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, RATIOS AND DRILLING RIG ACTIVITY DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues............................  $ 74,015   $ 35,975   $215,923   $ 81,767   $ 94,709   $65,393     $50,987       $67,855
  Drilling operations costs...........    54,877     28,792    162,552     80,388     93,825    62,929      48,988        62,574
  Depreciation and amortization.......     8,587      2,207     20,957      4,689      4,832     3,247       2,377         3,523
  General and administrative..........     2,485      1,654      8,081      4,274      3,555     3,007       2,074         2,910
  Provision for asset impairment(2)...        --         --         --         --      5,290        --          --            --
  Non-recurring charges(3)............        --         --         --      6,131         --        --          --            --
                                        --------   --------   --------   --------   --------   -------     -------       -------
  Operating income (loss).............     8,066      3,322     24,333    (13,715)(6)  (12,793)  (3,790)    (2,452)       (1,152)
  Interest expense....................     4,074        672      8,748      1,220      1,472       404         332           257
  Other income (expense), net.........     2,040        326      3,264      4,058      1,590       637         524            25
                                        --------   --------   --------   --------   --------   -------     -------       -------
  Income (loss) from continuing
    operations........................     6,032      2,976     18,849    (10,877)   (12,675)   (3,557)     (2,260)       (1,384)
  Income (loss) from discontinued
    operations(4).....................        --         --         --         --       (772)       55          51        (1,274)
                                        --------   --------   --------   --------   --------   -------     -------       -------
  Income (loss) before income taxes...     6,032      2,976     18,849    (10,877)   (13,447)   (3,502)     (2,209)       (2,658)
  Income taxes........................     2,923        662      8,631        845         --        --          --            --
                                        --------   --------   --------   --------   --------   -------     -------       -------
  Net income (loss)...................     3,109      2,314     10,218    (11,722)   (13,447)   (3,502)     (2,209)       (2,658)
  Series A preferred stock redemption
    premium...........................        --         22        240         13         --        --          --            --
  Series B preferred stock
    subscription dividend.............        --         --         --        402         --        --          --            --
                                        --------   --------   --------   --------   --------   -------     -------       -------
  Net income (loss) applicable to
    common stock......................  $  3,109   $  2,292   $  9,978   $(12,137)  $(13,447)  $(3,502)    $(2,209)      $(2,658)
                                        ========   ========   ========   ========   ========   =======     =======       =======
  Basic net income (loss) per
    share -- continuing operations....  $    .02   $    .02   $    .07   $   (.18)  $   (.33)  $  (.09)    $  (.06)      $  (.04)
  Basic net income (loss) per
    share -- discontinued
    operations(4).....................        --         --         --         --       (.02)       --          --          (.03)
                                        --------   --------   --------   --------   --------   -------     -------       -------
  Basic net income (loss) per share...  $    .02   $    .02   $    .07   $   (.18)  $   (.35)  $  (.09)    $  (.06)      $  (.07)
                                        ========   ========   ========   ========   ========   =======     =======       =======
  Basic weighted average shares
    outstanding.......................   164,761    133,334    145,854     67,495     38,669    38,607      38,641        38,416
  Diluted net income (loss) per
    share -- continuing operations....  $    .02   $    .02   $    .07   $   (.18)  $   (.33)  $  (.09)    $  (.06)      $  (.04)
  Diluted net income (loss) per
    share -- discontinued
    operations(4).....................        --         --         --         --       (.02)       --          --          (.03)
                                        --------   --------   --------   --------   --------   -------     -------       -------
  Diluted net income (loss) per
    share.............................  $    .02   $    .02   $    .07   $   (.18)  $   (.35)  $  (.09)    $  (.06)      $  (.07)
                                        ========   ========   ========   ========   ========   =======     =======       =======
  Diluted weighted average shares
    outstanding.......................   168,191    137,106    149,724     67,495     38,669    38,607      38,641        38,416
OTHER DATA (UNAUDITED):
  EBITDA(5)...........................  $ 18,693   $  5,855   $ 48,554   $  1,163(6) $ (1,853) $   149     $   500       $ 1,122
  Capital expenditures................  $106,756   $ 47,750    345,264   $ 71,219   $  5,657   $14,837     $14,350       $ 2,849
  Ratio of EBITDA to interest
    expense...........................       4.0x       8.7x       4.6x       1.0x        --       0.4x        1.5x          4.4x
  Ratio of earnings to fixed
    charges(7)........................       2.1x       5.2x       2.6x        --         --        --          --            --

                                           THREE MONTHS
                                               ENDED                         YEAR ENDED                  NINE MONTHS      YEAR
                                             MARCH 31,                      DECEMBER 31,                    ENDED         ENDED
                                        -------------------   ----------------------------------------   DECEMBER 31,   MARCH 31,
                                          1998       1997       1997       1996       1995      1994       1994(1)       1994(1)
                                        --------   --------   --------   --------   --------   -------   ------------   ---------
                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, RATIOS AND DRILLING RIG ACTIVITY DATA)
DRILLING RIG ACTIVITY DATA
  (UNAUDITED)(8):
  Average utilization rate of drilling
    rigs available for service........        78%        76%        81%        63%        66%       51%         58%           51%
  Average revenues per day(9).........  $  9,407   $  8,134   $  8,847   $  7,610   $  7,739   $ 8,520     $ 9,609       $ 9,102
  Drilling rigs available for
    service -- end of period..........       112         70        100         52         58        57          57            57
  Inventoried drilling rigs -- end of
    period............................        14         23         16         25         22        13          13            13

                                                                                         DECEMBER 31,
                                                              MARCH 31,   ------------------------------------------   MARCH 31,
                                                                1998        1997        1996       1995      1994(1)    1994(1)
                                                              ---------   --------    --------    -------    -------   ---------
                                                                                        (IN THOUSANDS)
BALANCE SHEET DATA(10):
  Working capital...........................................  $ 26,347      66,644    $  6,195    $ 7,503    $12,462    $ 9,053
  Property and equipment, net...............................   506,443     409,088      88,476     25,910     30,786     19,797
  Total assets..............................................   580,359     533,752     117,819     57,783     62,860     46,524
  Long-term debt net of current maturities..................   206,043     176,225      26,846     11,146     10,224        198
  Series A preferred stock -- mandatory redeemable..........       305         305         764        900      1,900         --
  Shareholders' equity......................................   252,697     249,216      64,646     19,694     29,141     31,150

------------------------------------

 (1) During 1994, the Company changed its fiscal year end from March 31 to December 31.

 (2) Represents impairment to certain drilling rigs and equipment caused by market indications that the carrying amounts were not recoverable. See note 1 to the Company's consolidated financial statements included elsewhere in this Prospectus.

 (3) Primarily represents employment severance costs for the Company's former President and Chief Executive Officer and costs to exit the Argentine and Mexican markets. See note 11 to the Company's consolidated financial statements included elsewhere in this Prospectus.

 (4) To account for the discontinued operations of DI Energy, Inc. effective April 1, 1995.

 (5) EBITDA (earnings before interest, taxes, depreciation and amortization, asset impairment and non-recurring charges) is presented here to provide additional information about the Company's operations. EBITDA should not be considered as an alternative to net income, as determined in accordance with GAAP, as an indicator of the Company's operating performance or as an alternative to cash flows (as determined in accordance with GAAP) as a better measure of liquidity.

 (6) Includes $8.1 million of operating losses related to the Company's operations in Argentina and Mexico which have since been discontinued.

 (7) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings before income taxes plus fixed charges less capitalized interest) by fixed charges (interest expense plus capitalized interest and the portion of operating lease rental expense that represents the interest factor). There were insufficient earnings to cover fixed charges in each period presented as follows: years ended December 1996, 1995 and 1994 -- $10,759, $12,675 and $3,557, respectively;
     nine months ended December 31, 1994 -- $2,260; and the year ended March 31, 1994 -- $1,384

 (8) Excludes the Company's workover rigs.

 (9) Represents total contract drilling revenues divided by the total number of rig days the Company's drilling rig fleet operated during the period.

(10) Except for shareholders' equity, these items have been restated to account for the discontinued operations of DI Energy, Inc. effective April 1, 1995.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the consolidated financial statements and notes thereto of the Company included elsewhere herein.

GENERAL

     The consolidated balance sheets, statements of operations and cash flows for the year ended December 31, 1997 and for the quarter ended March 31, 1998 do not reflect the Initial Offering. See "Unaudited Pro Forma Consolidated Financial Data."

     For the three months ended March 31, 1998, for the months of April 1998 and May 1998, the Company experienced decreases in average rig utilization rates in its core domestic markets to approximately 81%, 71% and 72%, respectively, as compared to an average rig utilization rate of 96% in its core domestic markets for 1997. In addition, the bid rate for new drilling contracts in the Company's core domestic markets for the three months ended March 31, 1998 decreased approximately 12% from the highest bid rates achieved during the three months ended December 31, 1997. The Company believes that these trends are attributable to lower prices for oil and gas production, and to widespread uncertainty among potential customers as to the future level and trend of oil and gas prices. If these trends continue, or worsen, they could have a material adverse effect on the Company's results of operations.

FINANCIAL CONDITION AND LIQUIDITY

     During the first three months of 1998, the Company funded its activities through a combination of cash generated from operations, borrowings under the Company's bank credit facility (the "Bank Credit Facility"), and the remaining proceeds from the November 1997 issuance of common stock.

     The following table summarizes the Company's financial position at March 31, 1998 and as of December 31, 1997.

                                                      MARCH 31, 1998   DECEMBER 31, 1997
                                                      --------------   ------------------
                                                       AMOUNT     %      AMOUNT       %
                                                      --------   ---   ----------   -----
                                                       (UNAUDITED)
                                                            (DOLLARS IN THOUSANDS)
Working capital.....................................  $ 26,347     5    $ 66,644      14
Property and equipment, net.........................   506,443    94     409,088      85
Other noncurrent assets.............................     6,494     1       6,983       1
                                                      --------   ---    --------     ---
          Total.....................................  $539,284   100    $482,715     100
                                                      ========   ===    ========     ===
Long-term debt......................................  $206,043    38    $176,225      36
Other long-term liabilities.........................    80,544    15      57,274      12
Shareholders' equity................................   252,697    47     249,216      52
                                                      --------   ---    --------     ---
          Total.....................................  $539,284   100    $482,715     100
                                                      ========   ===    ========     ===

     The significant changes in the Company's financial position from December 31, 1997 to March 31, 1998 are the decrease in working capital of $40.3 million and the increase in property and equipment, net and long-term debt of $97.4 million and $29.8 million, respectively. These changes are primarily due to the acquisition of Murco discussed below.


     On January 30, 1998, the Company acquired all of the outstanding common stock of Murco for $60.5 million in cash and assumed net liabilities of approximately $4.5 million. The Company funded this stock purchase out of working capital and $30.0 million of borrowings under the Bank Credit Facility. Murco operated ten land drilling rigs in the Ark-La-Tex and Mississippi/Alabama markets.

  Operating Activities

     During the first three months of 1998, the Company generated cash flow from operations of $665,000. While cash generated from operations increased to $12.4 million, working capital requirements increased by $11.7 million due to the increase in the overall level of activity by the Company and additional working capital requirements resulting from the acquisition of Murco.

  Investing Activities

     During the three months ended March 31, 1998, the Company invested $83.4 million in fixed assets, net of asset sales. The cash portion of the acquisition of Murco, including transaction costs, accounted for $66.2 million, in addition to $21.0 million in non-cash additions to property and equipment for the Murco rigs. Capital expenditures for rig refurbishments and capital maintenance were approximately $19.6 million.

  Financing Activities

     During the first three months of 1998, cash provided by financing activities totaled $30.2 million consisting principally of net proceeds from borrowings of $30.0 million under the Bank Credit Facility. These borrowings were used to fund the acquisition of Murco and additional working capital requirements discussed above. The Company had cash and cash equivalents at March 31, 1998, of $1.1 million.

  Subsequent Event and Future Activities

     On May 8, 1998 the Company completed the Initial Offering. The net proceeds from the Initial Offering were $71.5 million, after deducting commissions, fees and expenses. A portion of the net proceeds from the offering was used to repay approximately $30.0 million of indebtedness incurred under the Bank Credit Facility to partially finance the acquisition of Murco. The remaining proceeds will be used for rig refurbishment and for general corporate purposes. Substantially all indebtedness outstanding under the Bank Credit Facility was repaid from the net proceeds of the Initial Offering, and pursuant to the terms of the Facility the Company can now incur up to $50.0 million dollars of additional indebtedness under the Bank Credit Facility.

     During the three months ended March 31, 1998 the Company completed the refurbishment of two rigs and began the refurbishment of two additional rigs for deployment in the Company's core domestic markets. The estimated cost to refurbish the two rigs currently being refurbished is approximately $2.8 million per rig including the cost of a new drill string. Funding requirements to refurbish the remaining 12 rigs from inventory could be substantial based upon 1998 estimates. The Company estimates costs for pending and planned refurbishments for these 12 rigs will total $ 29.2 million. These estimates are based on deployment of all rigs undergoing or planned for refurbishment to the Company's four core domestic markets at an estimated average refurbishment cost of $ 2.4 million per rig, including the cost of a new drill string. If the Company instead chooses to refurbish rigs for service in the Venezuelan or other international markets, it is estimated that the average refurbishment cost of such rigs could be as high as $12.0 million per rig, including the cost of a new drill string, transportation and importation duties. Overall estimated capital expenditures for rig refurbishments would be correspondingly increased by the incremental refurbishment cost of rigs destined for international markets. As a result of the recent decline for land drilling services in the Company's domestic markets, the Company has delayed the refurbishment of its 12 remaining inventory rigs until such time as management believes that demand for drilling services in the Company's core domestic markets again justifies resumption of the Company's refurbishment program. In the event that the Company is successful in obtaining long-term drilling contracts in foreign markets, the Company may refurbish certain of its inventory rigs for service in those foreign markets.

     The Company believes that the cash flow from operations, proceeds from the Initial Offering discussed above, and to the extent required, further borrowings under the Bank Credit Facility, will be sufficient to fund the Company's refurbishment program and meet its other anticipated capital expenditures for the remainder of 1998.

     The Company continues to actively review possible acquisition opportunities. While the Company has no agreements to acquire additional businesses or equipment, suitable opportunities may arise in the future. The timing or success of any acquisition effort and the size of the associated potential capital commitments cannot be predicted at this time. The ability of the Company to consummate any such transaction will be dependent in large part on its ability to fund such transaction. There can be no assurance that adequate funding will be available on terms satisfactory to the Company.

  Inflation and Changing Prices

     Contract drilling revenues do not necessarily track the changes in general inflation as they tend to respond to the level of activity on the part of the oil and gas industry in combination with the supply of equipment and the number of competing companies. Capital and operating costs are influenced to a larger extent by specific price changes in the oil and gas industry and to a lesser extent by changes in general inflation.

  Foreign Exchange

     Venezuelan operations are often performed by the Company pursuant to drilling contracts under which payments to the Company are denominated in United States Dollars but are payable in Venezuelan currency at a floating exchange rate. Although the Company's Venezuelan contracts usually allow the Company to exchange up to 35% of payments made to it in Venezuelan currency for United States Dollars for a limited period of time following the payment and at the official Venezuelan exchange rate in effect at the time the payment was made to the Company (thus offering limited protection against adverse currency fluctuation), the Company is typically subject to the risk of adverse currency fluctuations with respect to the balance of such payments. Additionally, a significant portion of costs and expenses relating to the Company's international operations are comprised of goods and services procured in the respective foreign countries and paid for in the respective countries' currencies. Accordingly, management expects that the Company's subsidiaries operating in Venezuela will be required to maintain significant cash balances in Venezuelan currency. The Company has not during the three months ended March 31, 1998, entered into any currency hedges to protect it from foreign currency losses. Instead, the Company attempts to manage assets in foreign countries to minimize its exposure to currency fluctuations. Despite these efforts, however, the Company remains subject to the risk of foreign currency losses. During the three months ended March 31, 1998 the Company recognized foreign currency translation losses of $67,000. (See Note 1 "Significant Accounting
Policies -- Foreign Currency" to the Consolidated Financial Statements).

  Other

     The Company has not paid any cash dividends on the Company's common stock and does not anticipate paying dividends on the common stock at any time in the foreseeable future. Furthermore, the Bank Credit Facility prohibits the payment of dividends without the consent of the participating banks.

     The Company is a holding company, substantially all of its operations are conducted through, and substantially all of its assets consist of equity interest in, its subsidiaries, including the Guarantors. As a holding company, Grey Wolf's liquidity is dependent on the operations of its subsidiaries. Certain financing arrangements that the Company and its subsidiaries are party may restrict the Company's ability to access funds from its subsidiaries. See "Description of Certain Indebtedness."

RESULTS OF OPERATIONS

  Comparison of the Three Months Ended March 31, 1998 and 1997

     The following table highlights rig days worked, revenues and operating expenses for the Company's domestic and foreign operations for the three months ended March 31, 1998 and 1997.

                                         THREE MONTHS ENDED                  THREE MONTHS ENDED
                                           MARCH 31, 1998                      MARCH 31, 1997
                                  ---------------------------------   ---------------------------------
                                   DOMESTIC     FOREIGN                DOMESTIC     FOREIGN
                                  OPERATIONS   OPERATIONS    TOTAL    OPERATIONS   OPERATIONS    TOTAL
                                  ----------   ----------   -------   ----------   ----------   -------
                                   (IN THOUSANDS, EXCEPT RIG DAYS WORKED AND AVERAGE REVENUES PER DAY)
Rig days worked.................     7,690          178       7,868      3,973          450       4,423

Drilling revenues...............   $71,910      $ 2,105     $74,015    $32,600       $3,375     $35,975
Operating expenses(1)...........    52,699        2,178      54,877     25,817        2,975      28,792
                                   -------      -------     -------    -------       ------     -------
Gross profit (loss).............   $19,211      $   (73)    $19,138    $ 6,783       $  400     $ 7,183
                                   =======      =======     =======    =======       ======     =======
Averages per rig day worked
  Drilling revenues.............   $ 9,351      $11,826     $ 9,407    $ 8,205       $7,500     $ 8,134
  Operating expenses(1).........     6,853       12,236       6,974      6,498        6,611       6,510
                                   -------      -------     -------    -------       ------     -------
  Gross profit (loss)...........   $ 2,498      $  (410)    $ 2,433    $ 1,707       $  889     $ 1,624
                                   =======      =======     =======    =======       ======     =======

------------------------------

(1) Operating expenses exclude depreciation and amortization and general and administrative expenses.

     Revenues increased approximately $38.0 million, or 106%, to $74.0 million for the three months ended March 31, 1998, from $36.0 million for the three months ended March 31, 1997. This increase is primarily due to an increase in revenue from domestic operations of $39.3 million due to an increase in the average revenue per day worked of $1,146 and an increase in rig days worked of 3,717. The increase in operating days is due to the acquisition of 54 operating rigs during 1997 and January of 1998. The increase in revenue from domestic operations was partially offset by a decrease in revenue from foreign operations of $1.3 million where rig days worked decreased by 272 days while the average revenue per day worked increased by $4,326.

     Drilling operating expenses increased by approximately $26.1 million, or 91%, to $54.9 million for the three months ended March 31, 1998, as compared to $28.8 million for the three months ended March 31, 1997. The increase is due to a $26.9 million increase in drilling operating expenses from domestic operations partially offset by a decrease of $797,000 in drilling operating expenses from foreign operations. The increase in domestic drilling operating expenses is a direct result of the increase in the number of rigs owned and available for service and the corresponding 3,717 increase in the days worked. The decrease in drilling operating expenses from foreign operations is due to fewer rigs operating as a result of the Company's decreased activity in Venezuela as discussed above.

     Depreciation and amortization expense increased by $6.4 million, or 289%, to $8.6 million for the three months ended March 31, 1998, compared to $2.2 million for the three months ended March 31, 1997. The increase is primarily due to additional depreciation associated with the acquisition of additional operating rigs noted above and 23 rigs refurbished from inventory and placed into service during 1997 and the first quarter of 1998.

     General and administrative expenses increased by $831,000 or 50%, to $2.5 million for the three months ended March 31, 1998, from $1.7 million for the same period of 1997 due primarily to the increased size of the Company's operations.


     Interest expense increased by $3.4 million or 506% to $4.1 million for the three months ended March 31, 1998, compared to $672,000 for the three months ended March 31, 1997. The increase is due to a $161.5 million increase in the average outstanding debt balance to $192.3 million for the three months ended March 31, 1998, from $30.8 million for the three months ended March 31, 1997. This increase in the outstanding debt balance is primarily due to (i) the issuance of $175.0 million of Series A Notes in June 1997 to complete the GWDC Acquisition and continue the refurbishment of the additional rigs purchased and (ii) the borrowings of $30.0 million under the Facility which were used for the purchase of Murco.


     Other income, net increased by $1.7 million to $2.0 million for the three months ended March 31, 1998 as compared to $326,000 for the three months ended March 31, 1997. The increase is primarily due to the gain of $1.8 million on the sale of the rigs and drilling related equipment of the Company's Eastern division located in Ohio to Union Drilling, Inc., an affiliate of two of the Company's directors.

  Comparison of Fiscal Year Ended December 31, 1997 and 1996

                                         FOR THE YEAR ENDED                  FOR THE YEAR ENDED
                                         DECEMBER 31, 1997                    DECEMBER 31, 1996
                                 ----------------------------------   ---------------------------------
                                  DOMESTIC     FOREIGN                 DOMESTIC     FOREIGN
                                 OPERATIONS   OPERATIONS    TOTAL     OPERATIONS   OPERATIONS    TOTAL
                                 ----------   ----------   --------   ----------   ----------   -------
                                  (IN THOUSANDS, EXCEPT RIG DAYS WORKED AND AVERAGE REVENUES PER DAY)
Rig days worked................     23,575         830       24,405      7,050        3,694      10,744
Drilling revenues..............   $209,423     $ 6,500     $215,923    $52,495      $29,272     $81,767
Operating expenses(1)..........    154,821       7,731      162,552     49,431       30,957      80,388
                                  --------     -------     --------    -------      -------     -------
Gross profit (loss)............   $ 54,602     $(1,231)    $ 53,371    $ 3,064      $(1,685)    $ 1,379
                                  ========     =======     ========    =======      =======     =======
Averages per rig day worked
  Drilling revenues............   $  8,883     $ 7,831     $  8,847    $ 7,446      $ 7,924     $ 7,610
  Operating expenses...........      6,567       9,314        6,661      7,011        8,380       7,482
                                  --------     -------     --------    -------      -------     -------
  Gross profit (loss)..........   $  2,316     $(1,483)    $  2,186    $   435      $  (456)    $   128
                                  ========     =======     ========    =======      =======     =======

---------------

(1) Operating expenses exclude depreciation and amortization and general and administrative expenses.

     Contract drilling revenues increased approximately $134.1 million, or 163.9%, to $215.9 million for the year ended December 31, 1997 compared to $81.8 million for the year ended December 31, 1996. This increase was primarily due to an increase in revenue from domestic operations of $156.9 million due to an increase in average revenue per day of $1,437 and an increase in utilization of 16,525 days. The increase in operating days was due to the acquisition of 57 operating rigs in late 1996 and 1997 as well as an overall increase in utilization. The increase in revenue from domestic operations was partially offset by a decrease in revenue from foreign operations of $22.8 million where rig days worked decreased by 2,864 days. During 1996 the Company suspended its operations in the Mexico and Argentina markets due to a decline in revenue per day and rig utilization. Revenue generated in Mexico and Argentina markets during 1997 was zero compared to $11.3 million for the year ended December 31, 1996. Revenue generated in Venezuela decreased by $11.5 million to $6.5 million for the year ended December 31, 1997 compared to $18.0 million for the year ended December 31, 1996. This decrease was due primarily to the expiration of a contract to supply labor for four drilling rigs.

     Drilling expenses increased by $82.2 million, or 102.2%, to $162.6 million for the year ended December 31, 1997 compared to $80.4 million for the year ended December 31, 1996. The increase was due to an increase in drilling expenses from domestic operations of $105.4 million partially offset by a decrease in drilling expenses from foreign operations of $23.2 million. Drilling expenses from domestic operations increased by $105.4 million, or 213.4%, to $154.8 million for the year ended December 31, 1997 from $49.4 million for the year ended December 31, 1996. This increase was primarily due to increased utilization but was also partially due to increases in direct labor and other costs. The decrease in drilling expenses from foreign operations of $23.2 million, or 74.8%, to $7.7 million for the year ended December 31, 1997 from $
31.0 million for the year ended December 31, 1996 was due to the withdrawal from the Mexico and Argentina markets and the expiration of the labor contracts in Venezuela discussed previously.

     Depreciation expense increased by $16.3 million, or 346.8%, to $21.0 million for the year ended December 31, 1997 compared to $4.7 million for the year ended December 31, 1996. However, depreciation as a percentage of revenue increased by only 4% to approximately 10% for the year ended December 31, 1997 from 6% for the year ended December 31, 1996. The increase was due to the incrementally higher cost basis of the rigs acquired in recent transactions.

     During the year ended December 31, 1996 the company recorded non-recurring charges of $6.1 million which included $1.1 million in employment severance costs, $4.6 million dollars in cost to exit the Argentina and Mexico markets and $400,000 of other non-recurring charges. The employment severance cost included $602,000 in contractual severance pay to be paid over a two year period to the Company's former President and Chief Executive Officer and the transfer to him of certain drilling equipment with a net book value of $535,000 in settlement of a dispute over stock options to purchase Company common stock. As a result of the Company's desire to redeploy assets to more productive markets the Company has withdrawn from both the Argentina and Mexico markets. As a result, in 1996, the Company recorded estimated exit cost of $1.3 million for Mexico which primarily consisted of the forfeiture of a performance bond and other costs incurred to close the office and exit cost of $800,000 for Argentina which primarily consist of costs incurred during the period necessary to exit the market and close the office. In addition, during the first quarter of 1997, the Company sold three of the six drilling rigs and certain other assets located in Argentina for $1.5 million. In contemplation of the sale, in 1996 the Company recorded a write down of rig equipment and other assets of $2.5 million. The remaining Argentina drilling rigs have been mobilized out of Argentina to the United States where they have been refurbished and returned to service. Mobilization costs of approximately $900,000 were incurred during 1997 and are included in operating expense.

     General and administrative expenses increased by $3.8 million, or 88.4%, to $8.1 million for the year ended December 31, 1997 compared to $4.3 million for the year ended December 31, 1996 due to increased payroll cost of new management members and increased staff size. General and administrative expenses as a percentage of revenue, however, have decreased to 3.7% for the year ended December 31, 1997 from 5.2% for the year ended December 31, 1996.


     Interest expense increased by $7.5 million, or 625%, to $8.7 million for the year ended December 31, 1997 compared to $1.2 million for the year ended December 31, 1996. This is primarily due to the issuance of $175 million in Series A Notes during June 1997 to complete the GWDC Acquisition and continue the refurbishment of the rigs purchased in the stacked rig acquisitions.


  Comparison of Fiscal Year Ended December 31, 1996 and 1995

                                         FOR THE YEAR ENDED                  FOR THE YEAR ENDED
                                          DECEMBER 31, 1996                   DECEMBER 31, 1995
                                  ---------------------------------   ---------------------------------
                                   DOMESTIC     FOREIGN                DOMESTIC     FOREIGN
                                  OPERATIONS   OPERATIONS    TOTAL    OPERATIONS   OPERATIONS    TOTAL
                                  ----------   ----------   -------   ----------   ----------   -------
                                   (IN THOUSANDS, EXCEPT RIG DAYS WORKED AND AVERAGE REVENUES PER DAY)
Rig days worked.................     7,050        3,694      10,744      6,289        5,405      11,694
Drilling revenues...............   $52,495      $29,272     $81,767    $44,797      $45,698     $90,495
Export Sales....................        --           --          --         --        4,214       4,214
Operating expenses(1)...........    49,431       30,957      80,388     40,867       48,277      89,144
Export sales expenses...........        --           --          --         --        4,681       4,681
                                   -------      -------     -------    -------      -------     -------
Gross profit (loss).............   $ 3,064      $(1,685)    $ 1,379    $ 3,930      $(3,046)    $   884
                                   =======      =======     =======    =======      =======     =======
Averages per rig day worked
  Drilling revenues.............   $ 7,446      $ 7,924     $ 7,610    $ 7,123      $ 8,455     $ 7,739
  Operating expenses(1).........     7,011        8,380       7,482      6,498        8,932       7,623
                                   -------      -------     -------    -------      -------     -------
  Gross profit (loss)...........   $   435      $  (456)    $   128    $   625      $  (477)    $   116
                                   =======      =======     =======    =======      =======     =======

---------------

(1) Operating expenses exclude depreciation and amortization and general and administrative expenses.

     Revenues decreased approximately $12.9 million, or 13.6%, to $81.8 million for the year ended December 31, 1996 from $94.7 million for the year ended December 31, 1995. This decrease was primarily due to a decrease in revenues from foreign operations of $20.6 million where rig utilization decreased by 1,711 days. Revenues generated in the Mexican and Argentine markets decreased by $17.3 million to $11.3 million for the year ended December 31, 1996, compared to $28.6 million for the year ended December 31, 1995, due to a decline in average revenues per day, lower rig utilization and the Company's ultimate withdrawal from these markets. Revenues generated in Venezuela increased slightly to $18.0 million for the year ended December 31, 1996 from $17.1 million for the year ended December 31, 1995. The increase was due to increases in day rates received because the number of rig days worked decreased by 360 days caused by the non-renewal of several drilling contracts for which the Company was unable to obtain replacement contracts from the same or other customers. The remainder of the decrease in revenues from foreign operations was due to $4.2 million in non-recurring export sales during the year ended December 31, 1995. The decrease in revenues from foreign operations was partially offset by a $7.7 million increase in revenues from domestic operations to $52.5 million for the year ended December 31, 1996, as compared to $44.8 million for the year ended December 31, 1995. Domestic rig utilization improved by 7.0% in 1996, and average revenues per day increased by 5.0%, due to an overall improvement in the domestic contract drilling market.

     Drilling operating expenses decreased by $13.4 million, or 14.3%, to $80.4 million for the year ended December 31, 1996, from $93.8 million for the year ended December 31, 1995. The decrease was due to a $22.0 million decrease in foreign drilling expenses, which was partially offset by an $8.6 million increase in drilling expenses from domestic operations. Drilling expenses associated with the Company's Mexican and Argentine operations decreased by $16.0 million to $15.3 million for the year ended December 31, 1996 from $31.3 million for the year ended December 31, 1995. This decrease was due to lower utilization in, and the Company's ultimate withdrawal from, those markets. Drilling operating expenses included $1.0 million in mobilization costs to transport the Company's drilling rigs from Mexico to the United States. Drilling expenses in Venezuela decreased by $1.3 million to $15.7 million for the year ended December 31, 1996 from $17.0 million for the year ended December 31, 1995 primarily because of lower rig utilization in 1996. Also contributing to the decrease in operating expenses from foreign operations was $4.7 million in costs related to non-recurring export sales for the year ended December 31, 1995. Drilling expenses from domestic operations increased $8.6 million to $49.4 million for the year ended December 31, 1996, from $40.9 million for the year ended December 31, 1995. This increase was primarily due to increased utilization and, to a lesser extent, increased direct labor costs.

     Depreciation and amortization expenses decreased by $143,000, or 3%, to $4.7 million for the year ended December 31, 1996 from $4.8 million for the year ended December 31, 1995. The decrease in depreciation expense was primarily attributable to the decrease in the depreciable asset base resulting from the $5.3 million impairment provision recorded in the fourth quarter of 1995 as a result of the Company's adoption of SFAS No. 121, as described below. While the RTO/LRAC Acquisition, which occurred in August 1996, increased the Company's asset base, no depreciation expense will be recorded until the acquired rigs are placed in service. Only one of these rigs was placed in service in late 1996.

     During the year ended December 31, 1996, the Company recorded non-recurring charges of $6.1 million which included $1.1 million in employment severance costs, $4.6 million in costs to exit the Argentine and Mexican markets and approximately $400,000 of other non-recurring charges. The employment severance costs includes $602,000 in contractual severance pay to be paid over a two-year period to the Company's former President and Chief Executive Officer and the transfer to him of certain drilling equipment with a net book value of $535,000 in settlement of a dispute over options to purchase common stock. As a result of the Company's desire to redeploy assets to more productive markets, the Company decided in late 1996 to withdraw from both the Argentine and Mexican markets and has recorded estimated exit costs of $1.3 million for Mexico, which primarily consist of the forfeiture of a performance bond and other costs to be incurred to close the office, and exit costs of $800,000 for Argentina, which primarily consist of costs expected to be incurred during the period necessary to exit the market and close the office. Additionally, in 1996, the Company agreed to sell three of the six drilling rigs and certain other assets located in Argentina for $1.5 million. As a result, the Company recorded a write down of rig equipment and other assets of

$2.5 million. The remaining Argentine drilling rigs have been returned to the United States where they have been or will be refurbished and returned to service.

     General and administrative expenses increased by $719,000 to $4.3 million for the year ended December 31, 1996, from $3.6 million for the year ended December 31, 1995, due to increased payroll cost associated with the new management members and the increased corporate staff, legal fees associated with unsuccessful litigation to recover amounts the Company believed it was owed and other professional fees.

     Interest expense decreased by $252,000 for the year ended December 31, 1996, primarily as a result of lower average outstanding debt levels during 1996 in the United States and lower outstanding levels on an overdraft facility in Argentina. The consolidated average debt balances during 1996 and 1995 were $13.7 million and $15.0 million, respectively. Interest rates during these periods remained relatively unchanged.

     Other income, net increased $2.5 million to $4.1 million in 1996 from $1.6 million in 1995 primarily as a result of a $2.8 million gain recorded in connection with the sale of its Western Division in the second quarter of 1996.

INFLATION AND CHANGING PRICES

     Contract drilling revenues do not necessarily track the changes in general inflation as they tend to respond to the level of activity on the part of the oil and gas industry in combination with the supply of equipment and the number of competing companies. Capital and operating costs are influenced to a larger extent by specific price changes in the oil and gas industry and to a lesser extent by changes in general inflation.

FOREIGN EXCHANGE

     Venezuelan operations are often performed by the Company pursuant to drilling contracts under which payments to the Company are denominated in United States Dollars but are payable in Venezuelan currency at a floating exchange rate. Although the Company's Venezuelan contracts usually allow the Company to exchange up to 35% of payments made to it in Venezuelan currency for United States Dollars for a limited period of time following the payment and at the official Venezuelan exchange rate in effect at the time the payment was made to the Company (thus offering limited protection against adverse fluctuation), the Company is typically subject to the risk of adverse currency fluctuations with respect to the balance of such payments. Additionally, a significant portion of costs and expenses relating to the Company's international operations are comprised of goods and services procured in the respective foreign countries and paid for in the respective countries' currencies. Accordingly, management expects that the Company's subsidiaries operating in Venezuela will be required to maintain significant cash balances in Venezuelan currency. The Company is not a party to any currency hedging arrangements and has not during the three-year period ending December 31, 1997 entered into any currency hedges to protect it from foreign currency losses. Instead, the Company attempts to manage assets in foreign countries to minimize its exposure to currency fluctuations. Despite those efforts, however, the Company remains subject to the risk of foreign currency losses. During the year ended December 31, 1995, the Company realized currency gains of $888,000 and, in 1997 and 1996, $50,000 and $404,000,
respectively, were recorded as decreases in shareholders' equity due to a devaluation of the Venezuelan Bolivar.

YEAR 2000 COMPLIANCE

     The Company expects that the cost of converting its computer systems to year 2000 compliance will be between $100,000 and $200,000, which is not material to its financial condition. The Company believes that it will be able to achieve year 2000 compliance by the end of 1999, and it does not currently anticipate any disruption in its operations as a result of any failure by the Company to be in compliance. The Company does not currently have any information concerning the year 2000 compliance status of its customers or vendors.

                                    BUSINESS

GENERAL

     Grey Wolf is a leading provider of contract land drilling services in the United States with a domestic fleet of 120 rigs at May 31, 1998. In addition to its domestic operations, the Company operates a fleet of six rigs in Venezuela, giving the Company a total of 126 rigs, 114 of which are actively marketed. The Company believes that it has the largest fleet of land drilling rigs in its Gulf Coast and South Texas markets and the second largest fleet in its Ark-La-Tex and Mississippi/Alabama markets. By increasing the size of its rig fleet through acquisitions and refurbishments, the Company increased its market share during 1997 in the three core markets in which it then operated in a period of rapidly rising demand and day rates for land drilling rigs in those key markets. The Company's larger fleet of marketable rigs, higher rig utilization rates and increasing day rates significantly improved the Company's financial performance during 1997 despite increased drilling operation costs, including wages and benefits, and debt service over the same period.

     The Company is a Texas corporation formed in 1980. Over the two year period ending December 31, 1997, the Company implemented a new strategy whereby it elected a substantially new board of directors, installed new senior management and completed several acquisitions, mergers and financing transactions that significantly improved its liquidity, added drilling rigs to its existing fleet, and substantially increased the number of its personnel. The combined effect of the Company's change in operating strategy, larger fleet of marketable rigs, higher rig utilization rates and increasing day rates significantly improved the Company's financial performance during 1997. For the year ended December 31, 1997, the Company reported net income of $10.2 million, which was the Company's first profitable year since 1991. For the quarter ended March 31, 1998, the Company reported net income of $3.1 million.

BUSINESS STRATEGY

     The Company's business strategy is to achieve increased cash flow and earnings through: (i) focusing on core markets and establishing leading positions in these markets; (ii) refurbishing and reactivating inventoried rigs to satisfy increases in demand; (iii) acquiring land drilling businesses and assets to capitalize on anticipated improvements in the industry; and
(iv) attracting, retaining and training qualified personnel to support the Company's increased level of operations.

     Focus on Core Markets. The Company focuses on its four core domestic drilling markets as it believes these markets have historically maintained higher utilization rates and day rates than other domestic markets. The Company believes it currently has the leading market position in its Gulf Coast and South Texas markets and the second leading market position in its Ark-La-Tex and Mississippi/Alabama markets. By focusing on its core markets and establishing leading positions in these markets, the Company is able to achieve economies of scale and provide an infrastructure to acquire, refurbish and reactivate rigs in these markets in a cost-effective manner. Internationally, the Company concentrates its efforts in Venezuela and is pursuing other international bidding opportunities.

     Refurbishment and Reactivation of Inventoried Rigs. From the beginning of the fourth quarter of 1996 through May 1998, the Company has refurbished and reactivated 29 rigs. Although no further rig refurbishments are currently planned for 1998 as a result of recent declines in rig utilization rates in the Company's core domestic markets, the Company intends to refurbish the remaining 12 rigs in its inventory as the demand for drilling services warrants.

     Acquisitions. The Company has aggressively followed its operating strategy by acquiring 100 land drilling rigs in 13 transactions from August 1996 through May 1998. Six of these acquisitions were of companies with long operating histories in the Company's Ark-La-Tex, Mississippi/Alabama, Gulf Coast and South Texas markets. The other acquisitions have provided the Company with additional inventory of drilling rigs suited for refurbishment and reactivation in the Company's core domestic markets, Venezuela or other foreign markets.

     Attracting, Retaining and Training Qualified Personnel. The Company believes that its executive management and operating personnel are among the most experienced and highly skilled professionals in the contract drilling industry. Thomas P. Richards, the Company's President and CEO, has 32 years of contract drilling industry experience and the Company's four Senior Vice Presidents have an average of 23 years of related experience. Many of the Company's operating personnel joined the Company in connection with acquisitions completed since October 1996, bringing to the Company additional customer relationships and operating experience in their markets. The Company's ability to retain these employees and to attract additional quality employees has allowed the Company to expand its operations and customer base significantly while ensuring quality service to its customers. The Company has a training program in place to ensure that an adequate number of qualified supervisory personnel are available for future expansion.

INDUSTRY OVERVIEW

     The domestic land drilling industry is undergoing a period of rapid consolidation. The Company believes that during the period from January 1, 1996 through May 31, 1998, there have been at least 45 completed or pending transactions involving the acquisition of a combined total of approximately 564 rigs, over 75% of which were acquired by six land rig companies including the Company. The Company accounted for 13 of these transactions which involved its acquisition of 100 rigs, of which 67 were actively marketed at the time of acquisition and 33 were inventoried for later refurbishment.

     Industry sources estimate that the supply of domestic land drilling rigs available for work in the U.S. has declined from over 5,000 rigs in 1982 to 1,400 rigs currently. The Company believes the demand for land drilling rigs in the Company's core markets increased during 1997 principally due to improved oil and gas drilling and production economics resulting from increased use of 3-D seismic, directional drilling and enhanced recovery techniques. For 1997, industry sources estimate that the average active domestic land rig count was 798 as compared to 652 for 1996. For the first quarter of 1998 the average active domestic land rig count was 806, compared with 717 for the first quarter of 1997. By increasing the size of its rig fleet through acquisitions and refurbishments, the Company increased its market share during 1997 in the three core markets in which it then operated in a period of rapidly rising demand and day rates for land drilling rigs in those key markets. The Company's larger fleet of marketable rigs, higher rig utilization rates and increasing day rates significantly improved the Company's financial performance during 1997 despite increased drilling operations, costs, including wages and benefits, and debt service over the same period.

SIGNIFICANT ACQUISITIONS AND SALES

     Murco Acquisition. On January 30, 1998, the Company acquired all of the outstanding common stock of Murco for $60.5 million in cash and assumed net liabilities of approximately $4.5 million. The Company funded this acquisition through the use of working capital and its Bank Credit Facility. Murco operated ten land drilling rigs in Ark-La-Tex and Mississippi/Alabama. The rigs acquired consisted of two 1,500 horsepower Silicon Controlled Rectifier ("SCR") rigs, one 1,000 horsepower SCR rig, one 800 horsepower SCR rig and six mechanical rigs with horsepower ratings from 650 to 1,500.

     Justiss Acquisition. In late October and early November 1997, the Company acquired substantially all of the operating assets of Justiss. The assets included a fleet of 12 operating drilling rigs and related equipment which were operating in the Company's Ark-La-Tex and Gulf Coast markets. The total purchase price for the Justiss Acquisition was $36.1 million in cash. Approximately 240 former rig-based employees of Justiss were hired by the Company.

     Kaiser-Francis Rig Purchase. On August 21, 1997, the Company acquired six idle drilling rigs and related drilling equipment from Cactus Drilling Company, a division of Kaiser-Francis Oil Company, for a cash purchase price of $25.4 million. The rigs consisted of four 2,000 horsepower SCR rigs, one 1,000 horsepower SCR rig and one 1,000 horsepower mechanical rig. The 2,000 horsepower rigs are rated for drilling to 25,000 feet while the 1,000 horsepower rigs are rated for drilling to 15,000 feet. Two of the six rigs are currently being refurbished and four were refurbished and placed in service in late 1997 and early 1998. The purchase price for the Kaiser-Francis Rig Purchase was paid from the net proceeds of the Series A Notes offering.

     GWDC Acquisition. On June 27, 1997, the Company acquired GWDC which owned a fleet of 18 operating drilling rigs and related assets located in the Company's Gulf Coast market. Sixteen of the rigs acquired in the GWDC Acquisition are rated to drill to depths of 20,000 feet or greater. The consideration for the GWDC Acquisition consisted of $61.6 million in cash and 14.0 million shares of the Company's common stock valued by the Company at $47.6 million under the purchase method of accounting. The GWDC Acquisition established the Company's presence in its Gulf Coast market and provided the Company with additional infrastructure to facilitate reactivation of its rigs held in inventory.

     Flournoy Acquisition. On January 31, 1997, the Company acquired the operating assets of Flournoy for approximately 12.4 million shares of the Company's common stock and cash of approximately $800,000, which was utilized to repay certain indebtedness of Flournoy. The assets acquired included 13 operating land drilling rigs, 17 rig hauling trucks, a yard and office facility in Alice, Texas and various other equipment and drill pipe. Under the purchase method of accounting, the Company valued the common stock in the Flournoy Acquisition at $31.1 million.

     Diamond M Acquisition. On December 31, 1996, the Company acquired the assets of Diamond M for $26.0 million in cash. The assets acquired consisted of ten operating land drilling rigs, all of which are currently operating in South Texas, 19 rig hauling trucks, a yard and office facility in Alice, Texas and various other drill pipe and equipment.

     Mesa Acquisition. On October 3, 1996, the Company acquired six diesel electric SCR rigs, three of which were operating, from Mesa in exchange for 5.5 million shares of common stock. The Mesa Acquisition established the Company's presence in South Texas. Under the purchase method of accounting, the Company valued the common stock issued in the Mesa Acquisition at $7.5 million.

     RTO/LRAC and Somerset Acquisitions. On August 29, 1996, the Company completed the RTO/LRAC Acquisition in which approximately 39.4 million shares of common stock were exchanged for 18 deep drilling land rigs which were added to the Company's rigs held for refurbishment and reactivation. The rigs acquired in the RTO/LRAC Acquisition include five 3,000 horsepower and nine 2,000 horsepower land rigs rated for depths of 25,000 feet or greater. Contemporaneously with the closing of the RTO/LRAC Acquisition, the Company completed a transaction in which it issued approximately 39.4 million shares of its common stock for $25.0 million in cash. Under the purchase method of accounting, the Company valued the common stock issued in the RTO/LRAC Acquisition and the Somerset Acquisition at $25.0 million and $24.6 million, respectively. The recipients of the shares issued in the RTO/LRAC and Somerset Acquisitions were also issued warrants to acquire up to an aggregate of 3.4 million shares of the Company's common stock (the "Shadow Warrants"), exercisable upon the occurrence of certain events. As of December 31, 1997, approximately 2.9 million of the Shadow Warrants have been terminated unexercised. The $25.0 million capital infusion from the Somerset Acquisition was used for rig fleet refurbishment, debt repayment and general corporate purposes.

     Additional Rig Purchases. In addition to the acquisitions described above, the Company completed five additional acquisitions during the second and third quarters of 1997 that added a total of seven drilling rigs to the Company's fleet, one of which was operating and six of which were added to the Company's rigs held for refurbishment.

     Sale of INDRILLERS, L.L.C. On November 13, 1997, the Company sold its 65% interest in INDRILLERS, L.L.C. ("Indrillers") and certain related drilling assets to Dart Energy Corporation ("Dart") for $1.65 million in cash and title to a 1,200 horsepower SCR rig previously held by Indrillers. Indrillers operated drilling rigs in Michigan and was formed in 1996 through the combination of certain drilling assets of the Company and Dart with resulting ownership of 65% and 35%, respectively. Indrillers' rig fleet consisted of nine mechanical rigs ranging from 300 to 900 horsepower and one 1,200 horsepower SCR rig.

     Sale of Eastern Division Assets. On February 26, 1998, the Company signed a definitive agreement to sell all of the rigs and drilling related equipment of the Company's Eastern Division located in Ohio to Union Drilling, Inc. for $2.4 million in cash, the last transaction being completed on March 4, 1998. The Eastern Division's rig fleet consisted of six 450 horsepower mechanical rigs.

DOMESTIC OPERATIONS

     The Company's total domestic rig fleet consists of 120 rigs, 108 of which are actively marketed, and 12 of which are held for refurbishment as demand warrants.

     The Company conducts its domestic operations primarily in its four core domestic drilling markets, the Ark-La-Tex, Mississippi/Alabama, South Texas and Gulf Coast markets. Two of the markets, the Ark-La-Tex and Mississippi/Alabama markets are served by one operating division, the Ark-La-Tex Division, while the South Texas and Gulf Coast market areas are each served by an operating division of the Company. The Company believes it currently has the leading market position in its Gulf Coast and South Texas markets and the second leading position in its Ark-La-Tex and Mississippi/Alabama markets. Two smaller, non-strategic divisions operated by the Company were recently disposed of by the Company. These were the Indrillers Division which operated primarily in Michigan and the Eastern Division which operated primarily in Ohio. See "-- Significant Acquisitions and Sales" above.

     Ark-La-Tex Division. The Ark-La-Tex Division provides drilling services primarily in Northeast Texas, Northern Louisiana, Southern Arkansas, Mississippi and Alabama and currently markets a fleet of 39 rigs. The majority of the drilling in the Ark-La-Tex market is directed to three of the five principal target geologic formations in the region, generally located at depths ranging from 8,900 to 13,000 feet. The other two principal geologic targets in the market, are found at substantially greater depths, typically from 15,500 to 22,000 feet. In the Mississippi/Alabama market, most drilling is directed to five principal target geologic formations ranging from 11,000 to 22,000 feet. The Company has 28 marketable rigs operated by the Ark-La-Tex Division suitable for drilling to target formations below 15,000 feet.

     During 1997, the approximate percentages of the division's revenues derived from daywork, footage and turnkey contracts were 76%, 4% and 20%, respectively, and for the first quarter of 1998 were 95%, 1% and 4%, respectively. The average revenues per rig day worked and the average rig utilization rate for the division were approximately $8,239 and 95% during 1997, and for the first quarter of 1998 were approximately $8,305 and 77%.

     South Texas Division. The South Texas Division markets a fleet of 36 rigs consisting of 17 trailer mounted rigs with rated depth capacities ranging from 9,500 to 14,000 feet, 12 diesel electric SCR rigs with rated depth capacities from 12,000 to 25,000 feet and seven conventional mechanical rigs with rated depth capacities ranging from 10,000 to 14,000 feet. The Company believes that trailer mounted rigs and 1,500 to 2,000 horsepower diesel electric SCR rigs are in highest demand in this market. Trailer mounted rigs are more mobile than conventional rigs, thus decreasing the time and expense to the customer of moving the rig to and from the drillsite. Under ordinary conditions, the Company's trailer mounted rigs are capable of drilling an average of two 10,000 foot wells per month. The Company believes it operates the largest trailer mounted rig fleet in this market. The South Texas Division also operates a fleet of 35 trucks, which are used exclusively to move the Company's rigs. Most drilling in this market is for natural gas at depths ranging from 10,000 to 15,000 feet.

     During 1997, the approximate percentages of the division's revenues derived from daywork, footage and turnkey contracts were 61%, 15% and 24%, respectively, and for the first quarter of 1998 were 83%, 8% and 9%, respectively. The average revenues per rig day worked and the average rig utilization rate for the Division were approximately $9,395 and 97% during 1997, and for the first quarter of 1998 were approximately $10,127 and 86%.

     Gulf Coast Division. The Gulf Coast Division's drilling services are provided to operators in Southern Louisiana and along the Texas Gulf Coast. The Gulf Coast Division's rig fleet consists of 33 drilling rigs, including nine 1,500 to 2,000 horsepower diesel electric rigs with rated depth capacities of 20,000 to 25,000 feet, fourteen 1,000 to 4,000 horsepower diesel electric SCR rigs with rated depth capacities of 15,000 to 40,000 feet and ten mechanical rigs with rated depth capacities of 10,000 to 20,000 feet.

     This division's rig fleet is comprised primarily of rigs acquired in the GWDC Acquisition on June 27, 1997. During the last six months of 1997, the approximate percentages of the division's revenues derived from daywork, footage and turnkey contracts were 85%, 1% and 14%, respectively, and for the first quarter of 1998 were 98%, 0% and 2%, respectively. The average revenues per rig day worked and the average rig utilization rate for the division were approximately $10,219 and 96% during the last six months of 1997, and for the first quarter of 1998 were approximately $10,126 and 77%.

FOREIGN OPERATIONS

     At the present time, the Company's foreign operations are in the Venezuelan market having withdrawn from both the Argentine and Mexican markets during 1996.

     The Company began operating in Venezuela in 1994, and has upgraded the performance capabilities of its rig fleet in Venezuela and is intensifying its marketing efforts there. The Company currently has three rigs working in Venezuela and is actively marketing its three remaining rigs. In recent years, the Venezuelan national oil company, Petroleos de Venezuela, S.A. ("PDVSA"), has permitted international oil companies to enter into operating agreements with one of PDVSA's three main operating subsidiaries to rehabilitate, reactivate and develop certain of its older fields. Additionally, the Venezuelan government has enacted legislation enabling multinational oil companies to conduct exploration and development operations in Venezuela through production sharing arrangements with PDVSA and its subsidiaries. Through May 1998, eight large undeveloped properties have been awarded to multinational oil companies for development through production sharing agreements. In June 1997, PDVSA awarded operating agreements to private companies for the rehabilitation, reactivation and development of 18 additional areas. The new operating agreements referred to by PDVSA as the "Third Operating Round" cover 12 areas described by PDVSA as "onshore" locations covering a combined area of approximately 2,600 square kilometers (approximately 1,000 square miles). The Company believes that the Third Operating Round operations will require drilling and workover rigs with depth ratings from 4,000 to 18,000 feet.

     Drilling contractors operating in Venezuela generally obtain contracts through a bidding process open only to drilling contractors previously approved for inclusion on the "bid list" of the customer and PDVSA. Drilling contracts are sometimes awarded on a long-term basis, for periods of up to 24 months.

     In 1996, the Company identified certain management and operating deficiencies that contributed to reduced operations and profits, and the removal of the Company from PDVSA's bid list due to the failure of the Company's Venezuelan subsidiary to file statutorily required financial reports with the Venezuelan government. To address these problems, the Company replaced its local management with new management having substantial experience with competing drilling contractors in Venezuela. The Company has since been restored to PDVSA's bid list.

     The Venezuela Division is currently marketing four land drilling rigs with rated depths of 10,000 to 15,000 feet and two workover rigs, of which two drilling rigs and one workover rig are under contract and the remainder are idle. To improve the marketability of its existing Venezuelan rig fleet, the Company completed $3.6 million of capital improvements to its rigs in 1997. The Venezuela Division generally provides its drilling services under daywork contracts and workover services under hourly contracts. Hourly contracts call for the Company to provide a rig and crew, for which it is paid on an hourly basis. Historically, the Venezuela Division has contracted to provide crews to man rigs owned by PDVSA and may do so in the future.

     Further expansion of the Company's drilling fleet in Venezuela will depend primarily on whether the Company is successful in obtaining long-term drilling contracts in that market and on a variety of other factors including market conditions, management's assessment of existing and future demand, commodity prices and day rates. Should the Company be awarded long-term drilling contracts requiring additional drilling rigs, management expects that inventory rigs or active rigs from its domestic fleet will be refurbished and upgraded to meet the premium quality rig specifications typically required by such long-term international drilling contracts.

     Foreign operations contributed approximately 3%, 36% and 53% of the Company's operating revenues for the years ended December 31, 1997, 1996 and 1995, respectively, but reduced operating income by 9% in 1997 and accounted for 71% and 68%, respectively, of the Company's total losses from operations for 1996 and

1995. During 1997, the Company's foreign operations were conducted in Venezuela. In 1996 and 1995, the Company had operations in Mexico and South America.

     Consistent with the Company's decision to redeploy its rigs to more productive markets, the Company withdrew from both the Argentine and Mexican markets in 1996. All four of the Company's drilling rigs previously located in Mexico have been returned to the United States. Of the four repatriated rigs, three have been refurbished and placed in service in the Company's Ark-La-Tex or South Texas Divisions and one is held for sale. In April 1997, the Company sold three of its six drilling rigs and certain other assets located in Argentina for $1.5 million. The remaining three rigs have been returned to the United States where two of the three have been refurbished and returned to service in the South Texas Division and one is being held for refurbishment and reactivation.

     Although its foreign operations are conducted only in Venezuela, the Company is considering expansion into additional international markets as bidding opportunities arise. In this regard, the Company has and will in the future bid on long-term contracts for drilling in Bolivia, Mexico and other foreign markets.

RIG INVENTORY AND REFURBISHMENTS

     The Company has an inventory of 12 rigs, or approximately 10% of its rig fleet, which are suitable for refurbishment and reactivation to meet future demand. The Company considers "inventory rigs" to be rigs that are not working, are not actively marketed and that require additional capital expenditures to return them to service.

     Since the fourth quarter of 1996 through April 15, 1998, the Company has completed the refurbishment of 29 rigs at an aggregate cost of approximately $70.7 million. Of these 29 recently refurbished rigs, 23 are diesel electric SCR inventory rigs ranging from 1,000 to 4,000 horsepower with depth ratings of 15,000 to 40,000 feet and one rig is a 1,500 horsepower mechanical rig with a depth rating of 20,000 feet. The remaining five refurbished rigs were previously marketed rigs that were returned to the U.S. following the Company's withdrawal from the Argentine and Mexican markets in late 1996. These rigs are mechanical rigs, ranging from 750 to 1,000 horsepower with rated depth capacities of 9,500 to 15,000 feet. All 29 recently refurbished rigs are now assigned to the Company's Ark-La-Tex, Gulf Coast and South Texas Divisions.


     As a result of the recent decline in demand for land drilling services in the Company's core domestic markets, the Company has delayed any further refurbishments to its 12 remaining inventory rigs until such time as management believes that demand for drilling services in the Company's core domestic markets again justifies resumption of the Company's refurbishment program. If, however, the Company is successful in obtaining long-term drilling contracts in Venezuela or other foreign locations, certain of the Company's inventory rigs or active rigs may be refurbished and mobilized for service in those foreign markets. Refurbishment costs for rigs deployed by the Company in its core domestic markets averaged approximately $2.4 million per rig for rigs refurbished in 1996 and 1997 and are estimated to be $2.8 million per rig for those to be refurbished in 1998. Refurbishment costs for 2,000 and 3,000 horsepower rigs for the Venezuelan market are estimated to average approximately $12.0 million per rig, in each case including the cost of a new drill string. The actual number of rig refurbishments completed by the Company, however, will depend on many factors, including management's assessment of existing and anticipated demand and day rates, the Company's success in bidding for foreign and domestic drilling contracts and possible future acquisitions of rigs. See "Risk Factors -- Dependence on Oil and Gas Industry; Industry Conditions."


RIG FLEET

     A land drilling rig consists of engines, drawworks, a mast, substructure, pumps to circulate drilling fluid, blowout preventers, drill string and other related equipment. The actual drilling capacity of a rig may be less than its rated drilling capacity due to numerous factors, including the length of its drill string. The intended well depth and the drill site conditions determine the drill string length and other equipment needed to drill a well. Generally, land rigs operate domestically with crews of five to six persons and in Venezuela with crews of ten to 12 persons.

     The Company's rig fleet consists of several rig types to meet the demands of its customers in each of the markets it serves. The Company's rig fleet consists of two basic types of drilling rigs, mechanical and diesel electric. Mechanical rigs transmit power generated by a diesel engine directly to an operation (for example the drawworks or mud pumps on a rig) through a compound consisting of chains, gears and hydraulic clutches. Diesel electric rigs are further broken down into two subcategories, direct current rigs and SCR rigs. Direct current rigs transmit the power generated by a diesel engine to a direct current generator. This direct current electrical system then distributes the electricity generated to direct current motors on the drawworks and mud pumps. SCR rig's diesel engines drive alternating current generators and this alternating current can be transmitted to use for rig lighting and rig quarters or converted to direct current to drive the direct current motors on the rig.

     The following table summarizes the rigs owned by the Company at May 31, 1998, by maximum rated depth capacity:

                                                MAXIMUM RATED DEPTH CAPACITY
                                      -------------------------------------------------
                                       UNDER      10,000'       15,000'       20,000'
                                      10,000'    TO 14,999'    TO 19,999'    AND DEEPER    TOTAL
                                      -------    ----------    ----------    ----------    -----
Ark-La-Tex Division(1)
  Diesel Electric...................    --            1             5            10          16
  Mechanical........................    --           10             9             4          23
South Texas Division
  Diesel Electric...................    --            2             5             5          12
  Mechanical........................     4           20            --            --          24
Gulf Coast Division
  Diesel Electric...................    --           --             2            22          24
  Mechanical........................    --            3             2             4           9
Venezuela Division
  Diesel Electric...................    --           --            --            --          --
  Mechanical........................    --            5             1            --           6
                                        --           --            --            --         ---
Total Marketed......................     4           41            24            45         114
Inventory
  Diesel Electric...................    --           --             2             8          10
  Mechanical........................    --            1             1            --           2
                                        --           --            --            --         ---
Total Rig Fleet.....................     4           42            27            53         126
                                        ==           ==            ==            ==         ===

------------------------------

(1) The Ark-La-Tex Division manages rigs in both the Ark-La-Tex and Mississippi/Alabama markets.

CONTRACTS

     The Company's contracts for drilling oil and gas wells are obtained either through competitive bidding or as a result of negotiations with customers. Contract terms offered by the Company are generally dependent on the complexity and risk of operations, on-site drilling conditions, type of equipment used and the anticipated duration of the work to be performed. Generally, domestic drilling contracts are for a single well, while foreign drilling contracts are for multiple wells or a specified term. The contracts typically obligate the Company to pay certain operating expenses, including wages of drilling personnel, maintenance expenses, incidental rig supplies, equipment and local office facilities. Domestic drilling contracts are typically subject to termination by the customer on short notice, usually upon payment of a fee. Foreign drilling contracts generally require longer notice periods for termination and may also require that the customer pay for the mobilization and demobilization costs. The Company's drilling contracts generally provide for compensation on either a daywork, turnkey or footage basis.

     Daywork Contracts. Under daywork drilling contracts, the Company provides a drilling rig with required personnel to the operator, who supervises the drilling of the well. The Company is paid based on a negotiated fixed rate per day while the rig is utilized. Daywork drilling contracts generally specify the type of equipment to be used, the size of the hole and the depth of the well. Under a daywork drilling contract, the customer bears a large portion of out-of-pocket costs of drilling and the Company generally bears no part of the usual capital risks associated with oil and gas exploration (such as time delays for various reasons, including stuck drill pipe and blowout).

     Turnkey Contracts. Under a turnkey contract, the Company contracts to drill a well to an agreed-upon depth under specified conditions for a fixed price, regardless of the time required or the problems encountered in drilling the well. The Company provides technical expertise and engineering services, as well as most of the equipment required for the well, and is compensated when the contract terms have been satisfied. Turnkey contracts afford an opportunity to earn a higher return than would normally be available on daywork or footage contracts if the contract can be completed successfully without complications.

     The risks to the Company under a turnkey contract are substantially greater than on a well drilled on a daywork basis because the Company assumes most of the risks associated with drilling operations generally assumed by the operator in a daywork contract, including the risk of blowout, loss of hole, stuck drill pipe, machinery breakdowns, abnormal drilling conditions and risks associated with subcontractors' services, supplies, cost escalation and personnel. The Company employs or contracts for engineering expertise to analyze seismic, geologic and drilling data to identify and reduce many of the drilling risks assumed by the Company. Management uses the results of this analysis to evaluate the risks of a proposed contract and seeks to account for such risks in its bid preparation. The Company believes that its operating experience, qualified drilling personnel, risk management program, internal engineering expertise and access to proficient third party engineering contractors have allowed it to reduce the risks inherent in turnkey drilling operations. The Company also maintains insurance coverage against some but not all drilling hazards.

     Footage Contracts. Under footage contracts, the Company is paid a fixed amount for each foot drilled, regardless of the time required or the problems encountered in drilling the well. The Company pays more of the out-of-pocket costs associated with footage contracts compared with daywork contracts. Similar to a turnkey contract, the risks to the Company on a footage contract are greater because it assumes most of the risks associated with drilling operations generally assumed by the operator in a daywork contract, including the risk of blowout, loss of hole, stuck drill pipe, machinery breakdowns, abnormal drilling conditions and risks associated with subcontractors' services, supplies, cost escalation and personnel. As with turnkey contracts, the Company manages this additional risk through the use of engineering expertise and bids the footage contracts accordingly. The Company also maintains insurance coverage against certain drilling hazards.

CUSTOMERS AND MARKETING

     The Company's contract drilling customers include independent producers, major oil companies and national petroleum companies. The Company believes that approximately 86% of the wells it drilled in 1997 were principally targeted by its customers for production of natural gas and the balance for crude oil. One unaffiliated customer, Swift Energy Company, accounted for 10% of the Company's revenues for the year ended December 31, 1997. There were no such significant customers for the years ended December 31, 1996 and 1995 or for the quarter ended March 31, 1998.

     The Company primarily markets its drilling rigs on a regional basis through employee sales representatives. These sales representatives utilize personal contacts and industry periodicals and publications to determine which operators are planning to drill oil and gas wells in the immediate future. Once the Company has been placed on the "bid list" for an operator, the Company will typically be given the opportunity to bid on all future wells for that operator in the area.

     The Company from time to time enters into informal, nonbinding commitments with its customers to provide drilling rigs for future periods at agreed upon rates plus fuel and mobilization charges, if applicable, and escalation provisions. This practice is customary in the land drilling business during times of tightening rig supply. Although neither the Company nor the customer is legally required to honor these commitments, the Company strives to satisfy such commitments in order to maintain good customer relations.

COMPETITION

     The land drilling industry is a highly competitive and cyclical business characterized by high capital and maintenance costs. Drilling contracts are usually awarded on a competitive basis and, while an operator may consider factors such as quality of service and type and location of equipment as well as the ability to provide ancillary services, price and rig availability are the primary factors in determining which contractor is awarded a job. An increasingly important competitive factor in the land drilling industry is the ability to provide drilling equipment adaptable to, and personnel familiar with, new technologies and drilling techniques as they become available. The land drilling business is also highly fragmented. As a result, even though the Company has the largest or second largest rig fleet in its four core domestic markets, the Company estimates that its market share represents only 14% to 35% of the overall market share in each of these four core markets. Certain of the Company's competitors have greater financial and human resources than the Company, which may enable them to better withstand periods of low rig utilization, to compete more effectively on the basis of price and technology, to build new rigs or acquire existing rigs and to provide rigs more quickly than the Company in periods of high rig utilization. A number of the Company's competitors have also announced plans to refurbish and reactivate rigs from their inventory of stacked rigs. The deployment of these additional rigs to the Company's core markets could further intensify competition based on pricing and rig availability. There can be no assurance that the Company will be able to compete successfully against all its competitors in the future or that the level of competition will allow the Company to obtain adequate margins from its drilling services.

EQUIPMENT AND SUPPLIES

     Although equipment and supplies used in the Company's business are generally available from multiple sources, there is a general shortage of drilling equipment and supplies. The costs and delivery times of equipment and supplies are substantially greater than in prior periods. In response to this trend, the Company in 1996 formed an alliance with a major drill pipe manufacturer. The alliance enables the Company to take delivery through 1998 of 29,300 joints of drill pipe in commonly used diameters at fixed prices plus possible escalations for increases in the manufacturer's cost of raw materials. As is common in the industry, the drill pipe supply alliance is not a formal contractual agreement but represents an informal arrangement in which both parties undertake to satisfy the supply objective of the alliance. Due in part to its alliance arrangement, the Company is not currently experiencing any material shortages of, or material price increases in, drill pipe. In addition, the Company and its supplier under the drill pipe supply alliance have entered into a formal contractual arrangement for the purchase and supply of a an average quarterly quantity of 3,750 joints of drill pipe (a total of 15,000 joints) during 1999 at prices based on the supplier's price list as of February 1997 less 5%. The Company has formed similar informal supply alliances with manufacturers and suppliers of other equipment and supplies, and is attempting to establish arrangements to assure adequate availability of certain other necessary drilling equipment and supplies on satisfactory terms, but there can be no assurance that it will be able to do so. Accordingly, there can be no assurance that the Company will not experience shortages of, or material price increases in, drilling equipment and supplies, including drill pipe, in the future. Any such shortages could delay and adversely affect the Company's ability to refurbish its rigs held in inventory and obtain contracts for its marketable rigs.

REGULATION

     Many aspects of the Company's operations are affected by domestic and foreign political developments and are subject to numerous laws and regulations that may relate directly or indirectly to the contract drilling industry. For example, drilling operations are subject to extensive and evolving laws and regulations governing environmental quality, pollution control, remediation of contamination and preservation of natural resources. Such laws and regulations pertain, among other things, to air emissions, waste management, spills and other discharges, wetlands and endangered species protection and cleanup of contamination. The Company's operations are often conducted in or near ecologically sensitive areas such as wetlands which are subject to protective measures. The handling of waste materials, some of which are classified as hazardous substances, is a routine part of the Company's operations. Consequently, the regulations applicable to the Company's operations include those with respect to containment, disposal and control of the discharge of hazardous oilfield waste and other nonhazardous waste material into the environment, requiring removal and cleanup under certain circumstances, or otherwise relating to the protection of the environment. Laws and regulations protecting the environment have become more stringent in recent years and may in certain circumstances impose strict liability, rendering a party liable for environmental damage without regard to negligence or fault on the part of such party. Such laws and regulations may expose the Company to liability for the conduct of, or conditions caused by, others or for acts of the Company which were in compliance with all applicable laws at the time such acts were performed. The Company may also be exposed to environmental or other liabilities originating from businesses and assets subsequently acquired by the Company. Compliance with such laws and regulations may require significant capital expenditures. Although such compliance costs to date have not had a material effect on the Company, application of these requirements or the adoption of new requirements could have a material adverse effect on the Company. In addition, the modification or judicial interpretation of existing laws or regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and gas for economic, environmental or other reasons could have a material adverse effect on the Company's operations by limiting future contract drilling opportunities.

     Environmental regulation has led to higher drilling costs, a more difficult and lengthy well permitting process and, in general, has adversely affected many oil companies' drilling decisions. The primary environmental statutory and regulatory programs that affect the Company's operations include those summarized below.

     Oil Pollution Act and Clean Water Act. The Oil Pollution Act of 1990 ("OPA") amends certain provisions of the Federal Water Pollution Control Act of 1972, commonly referred to as the Clean Water Act ("CWA"), and other statutes as they pertain to the prevention of and response to hazardous substances and oil spills into navigable waters. OPA requires responsible parties to maintain proof of financial responsibility to cover some portion of the cost of a potential spill and to prepare an oil spill contingency plan. Under OPA, a person owning or operating a facility or equipment from which there is a discharge or threat of a discharge of oil into or upon navigable waters or adjoining shorelines is liable as a "responsible party" for removal costs and damages. Many of the Company's activities are conducted in or near ecologically sensitive areas, such as wetlands, coastal environment and inland waterways. An oil spill in a wetland or inland waterway could produce substantial damage to the environment, including wildlife and natural resources, and result in material liability. Federal law imposes strict, joint and several liability on facility owners for containment and clean-up costs and certain other damages, including natural resource damages, arising from a spill as well as civil and criminal penalties for violation of regulatory requirements.

     The CWA also regulates the discharge of pollutants to surface water and the discharge of dredged or fill material to wetlands areas.

     Superfund. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), commonly referred to as the "Superfund" law, imposes strict, joint and several liability on certain classes of persons with respect to the release or threatened release of a hazardous substance to the environment. These persons include: (i) the current owner and operator of a facility from which hazardous substances are released; (ii) owners and operators of a facility at the time any hazardous substances were disposed; (iii) generators of hazardous substances who arranged for treatment or disposal at or transport to such facility and (iv) transporters who selected the facility for treatment or disposal of hazardous substances. The Company may be responsible under CERCLA for all or part of the costs to clean up sites at which hazardous substances have been released. To date, however, the Company has not been named a potentially responsible party under CERCLA or any similar state Superfund laws.

     Hazardous Waste Disposal. The Company's operations involve the generation or handling of materials that are classified as hazardous waste, and that are subject to the Federal Resource Conservation and Recovery Act ("RCRA") and comparable state statutes. The Environmental Protection Agency and various state agencies have imposed strict requirements regulating the treatment, storage, transport and disposal of hazardous wastes.

     NORM. Oil and gas exploration and production activities have been identified as generators of naturally-occurring radioactive materials ("NORM"). The generation, handling and disposal of NORM waste due to oil and gas exploration and production activities is currently regulated in various states including Louisiana and Texas. The Company does not believe that its compliance with such regulations will have a material effect on its operations or financial condition, but there can be no assurance in this regard.

     Occupational Safety and Health. The Occupational Safety and Health Act of 1970, as amended, ("OSHA") establishes employer responsibilities including maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by the Occupational Safety and Health Administration, and various recordkeeping, disclosure and procedural requirements. Such requirements include, for example, the Hazard Communication Standard which applies to all private-sector employers including those in the oil and gas exploration and production industry, and requires such employers to assess chemical hazards, obtain and maintain certain written descriptions of these hazards, develop a hazard communication program and train employees to work safely with chemicals on site. Failure to comply with the requirements of OSHA may result in administrative, civil and criminal penalties. The Company believes it is in substantial compliance with OSHA requirements and does not believe it will be required to expend material amounts by reason of such requirements. However, the Company is unable to predict the ultimate cost of compliance with these changing requirements.

LEGAL PROCEEDINGS

     The Company is involved in litigation incidental to the conduct of its business, none of which management believes is, individually or in the aggregate, material to the Company's financial condition or results of operations.

INSURANCE

     The Company's operations are subject to the many hazards inherent in the drilling business, including, for example, blowouts, cratering, fires, explosions and adverse weather. These hazards could cause personal injury or death, suspend drilling operations or seriously damage or destroy the equipment involved and could cause substantial damage to producing formations and surrounding areas. Damage to the environment could also result from the Company's operations, particularly through oil spillage and extensive, uncontrolled fires. As a protection against operating hazards, the Company maintains insurance coverage, including property casualty insurance on its rigs and drilling equipment, comprehensive general liability and commercial contract indemnity (including a separate policy for foreign liability), commercial umbrella and workers' compensation insurance and "control of well" insurance.

     The Company's insurance coverage for property damage to its rigs and drilling equipment is based on the Company's estimate, as of June 1997, of the cost of comparable used equipment to replace the insured property. There is an annual aggregate deductible on rigs of $500,000 to be comprised of losses otherwise recoverable thereafter in excess of a $50,000 maintenance deductible. There is a $10,000 deductible per occurrence on equipment.

     The Company's third party liability insurance coverage under each of the general and foreign policies is $1.0 million per occurrence, with a deductible of $50,000 per occurrence. The Company believes that it is adequately insured for public liability and property damage to others with respect to its operations. However, such insurance may not be sufficient to protect the Company against liability for all consequences of well disasters, extensive fire damage or damage to the environment.

     The Company also maintains insurance coverage to protect against certain hazards inherent in its turnkey contract drilling operations. This insurance covers "control of well" (including blowouts above and below the surface), cratering, seepage and pollution and care, custody and control. The Company's current insurance provides $500,000 coverage per occurrence for care, custody and control, and coverage per occurrence for control of well, cratering, seepage and pollution associated with drilling operations of either $10.0 million or $20.0 million, depending upon the area in which the well is drilled and its target depth. Each form of coverage provides for a deductible for the account of the Company, as well as a maximum limit of liability. Each casualty is an occurrence, and there may be more than one such occurrence on a well, each of which would be subject to a separate deductible.

FACILITIES

     The following table summarizes the Company's significant owned and leased properties:

                LOCATION                   INTEREST                   USES
                --------                   --------                   ----
Houston, Texas...........................  Leased      Executive Offices
Houston, Texas...........................   Owned      Rig Yard
Alice, Texas.............................   Owned      Field Office, Rig Yard, Truck Yard
Duson, Louisiana.........................   Owned      Rig Yard
Eunice, Louisiana........................   Owned      Field Office
Fillmore, Louisiana......................   Owned      Field Office
Oklahoma City, Oklahoma..................   Owned      Rig Yard
Midvale, Ohio............................   Owned      Field Office, Rig Yard

     The Company leases approximately 22,700 square feet of office space for its principal executive offices at a cost of approximately $32,000 per month. The Company considers all of its facilities to be in good operating condition and adequate for their present uses.

EMPLOYEES

     At May 31, 1998, the Company had approximately 2,400 employees. None of the Company's employees are subject to collective bargaining agreements, and management believes its employee relations are satisfactory.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The table and descriptions below set forth certain information regarding the Company's executive officers and directors:

                 NAME                    AGE            POSITION(S) WITH THE COMPANY
                 ----                    ---            ----------------------------
Thomas P. Richards.....................  54    President, Chief Executive Officer and
                                               Director
David W. Wehlmann......................  39    Senior Vice President, Chief Financial Officer
                                               and Secretary
Terrell L. Sadler......................  49    Senior Vice President -- Domestic Operations
Ronnie E. McBride......................  48    Senior Vice President -- Domestic Operations
Forrest M. Conley, Jr..................  50    Senior Vice President -- International
                                               Operations
Merrie S. Costley......................  39    Vice President and Controller
Gary D. Lee............................  52    Vice President -- Human Resources
John D. Peterson, Jr...................  43    Vice President
Donald J. Guedry, Jr...................  41    Vice President and Treasurer
Ivar Siem..............................  52    Chairman of the Board and Director
William R. Ziegler.....................  55    Vice Chairman of the Board and Director
William T. Donovan.....................  46    Director
Peter M. Holt..........................  49    Director
James K. B. Nelson.....................  70    Director
Roy T. Oliver, Jr......................  45    Director
Steven A. Webster......................  46    Director

     Thomas P. Richards joined the Company in September 1996 as President and Chief Executive Officer. He became a director on March 24, 1998. Mr. Richards was with Diamond Offshore Drilling, Inc. ("Diamond Offshore") from September 1990 until September 1996. He started as Senior Vice President of Diamond M Corporation, a subsidiary of Diamond Offshore ("Diamond M"), in 1990 and was serving as Senior Vice President of Worldwide Operations when he left Diamond Offshore in 1996. Mr. Richards served as Vice President -- Land for Penrod Drilling Corporation ("Penrod") from January 1989 until September 1990, when Diamond M purchased substantially all of Penrod's land drilling assets. From February 1974 until December 1988, Mr. Richards owned and served as President and Chief Executive Officer of Richards Drilling Company, a land drilling contractor based in Bay City, Texas.

     David W. Wehlmann joined the Company in July 1996 as Vice President and Controller. He was promoted to Senior Vice President, Chief Financial Officer and Secretary in February 1998. From November 1994 until he joined the Company, Mr. Wehlmann was Vice President and Chief Accounting Officer of EnerVest Management Company, L.C., a privately-held oil and gas property acquisition and management company. Mr. Wehlmann was Controller of Convest Energy Corporation from April 1991 to November 1994. Mr. Wehlmann is a certified public accountant.

     Terrell L. Sadler joined the Company in 1989 as the Ark-La-Tex District Manager. He was promoted to Vice President -- Mid Continent Division in November 1994, and became Vice President -- Domestic Drilling in April 1996. Mr. Sadler was promoted to Senior Vice President -- Domestic Operations in September 1996.

     Ronnie E. McBride joined the Company in September 1996 as Senior Vice President -- Domestic Operations. Mr. McBride was the Vice President of Turnkey Services at Diamond Offshore from December 1995 until September 1996. He served as Operational Manager of Diamond M from October 1991 until March 1993, at which time he was promoted to Vice President -- Onshore Operations and served in this position until December 1995. Prior to October 1991, Mr. McBride was Vice President -- Operations for Harkins & Company for four years until it was acquired by Diamond M.

     Forrest M. Conley, Jr. joined the Company in September 1996 as Senior Vice President -- International Operations. Mr. Conley has twenty-six years of drilling industry experience. From May 1993 until joining the Company, he was with Noble Drilling Corporation -- Triton Engineering where he served as Manager -- Sales and Marketing, Manager -- International Marketing and most recently as the Vice President and General Manager of Triton International. Previously, he was General Manager of ENSCO Tool & Supply's West Africa division from December 1991 until May 1993.

     Merrie S. Costley joined the Company in January 1997 as Assistant Controller. She was promoted to Vice President and Controller in February 1998. She served as Financial Reporting Manager of Transworld Mortgage Corp., a mortgage service company, from February 1996 until December 1996, most recently as Audit Experienced Manager at Arthur Andersen LLP from June 1988 until February 1996. Ms. Costley is a certified public accountant.

     Gary D. Lee joined the Company in March 1997 as Vice President -- Human Resources. For the past 15 years, he was with Diamond Offshore where from 1990 until March 1997, he served as Vice President -- Human Resources.

     John D. Peterson, Jr. became Vice President of the Company in 1997 upon the closing of the GWDC Acquisition. Mr. Peterson was Secretary-Treasurer of GWDC from April 1990 until closing. Mr. Peterson held various positions with GWDC from March 1982 to March 1990. Mr. Peterson is a certified public accountant.

     Donald J. Guedry, Jr. has been the Company's Vice President and Treasurer since October 1996 and was promoted to Vice President in November 1997. During the seven years prior to joining the Company, Mr. Guedry served in various treasury management positions for Weatherford Enterra, Inc. and a predecessor company.

     Ivar Siem has been Chairman of the Board since August 1995 and was President and Chief Executive Officer from April 1996 through August 1996. He has been an international consultant in energy, technology and finance since 1985. He is a member of the board of directors of several privately held and publicly traded companies, including: Chairman of the Board of Blue Dolphin Energy Company, an oil and gas pipeline and exploration company, since 1989; Chairman of the Board of Directors of Seateam Technology ASA, a provider of subsea surveys and support for the offshore oil and gas industry, since January 1997; and director of DSND ASA, a Norwegian service company that operates specialty vessels and provides subsea engineering services, since 1993.

     William R. Ziegler has been a director of the Company since August 1996 and is currently Vice Chairman of the Board of Directors. He has been a partner of the law firm of Parson & Brown LLP since June 1994. Prior to that time he was a partner in the law firm of Whitman Breed Abbott & Morgan and a predecessor firm for over five years. Mr. Ziegler is a director of R&B Falcon Corporation; a general partner of Somerset Capital Partners, a New York general partnership ("SCP"), the managing member of Somerset Drilling Associates, L.L.C., a Delaware limited liability company ("SDA"); a director of Geokinetics, Inc., a 3-D seismic acquisition and geophysical services provider to the oil and gas industry; a director of Ponder Industries, Inc., an oil service and rental tool company; and a director of Flotek Industries, Inc., an oil services equipment supplier.

     William T. Donovan became a director of the Company in 1997 upon closing of the GWDC Acquisition. Since 1980, Mr. Donovan has been a Principal and Managing Director of Lubar & Co., a private investment and venture capital firm. Mr. Donovan also serves as President and Chief Financial Officer of Christiana Companies, Inc. and as a director of various private industrial companies. Prior to joining Lubar & Co., Mr. Donovan was an officer with Manufacturers Hanover Trust Company from 1976 to 1980, where he specialized in merger acquisition financing.

     Peter M. Holt has been a director of the Company since August 1996. He has been the President, Chief Executive Officer and principal owner of Holt Companies for over 13 years. Holt Companies is comprised of two Caterpillar dealerships in central/south Texas and western Ohio and various other business interests.

     James K. B. Nelson became a director of the Company in 1997 upon closing of the GWDC Acquisition. He joined GWDC in 1960 and has served as President and Chief Executive Officer of GWDC since 1978. He began his career in the oil field drilling industry as a roughneck in 1946.

     Roy T. Oliver, Jr. has been a director of the Company since August 1996. He has been the Chairman of the Board and Chief Executive Officer of U.S. Rig & Equipment, Inc., an Oklahoma corporation, a world supplier of drilling equipment, since its organization in 1982.

     Steven A. Webster has been a director of the Company since August 1996. He was the Chairman of the Board and Chief Executive Officer of Falcon Drilling Company, Inc., a marine oil and gas drilling contractor from 1988 until 1997. He has been the President and Chief Executive Officer of R&B Falcon Corporation, a marine oil and gas drilling contractor since 1998. He serves as a director of Crown Resources Corporation, (a mining company); Trust Manager of Camden Property Trust; a general partner of SCP, the managing member of SDA; Chairman of the Board of Carrizo Oil & Gas, Inc., an independent oil and gas exploration company; a director of Ponder Industries, Inc., an oil service and rental tool company; and a director of Geokinetics, Inc., a 3-D seismic acquisition and geophysical services provider to the oil and gas industry.

                            DESCRIPTION OF THE NOTES

     The Old Notes were and the Exchange Notes will be issued under the Indenture, dated as of May 8, 1998 by and among the Company, the Guarantors and Chase Bank of Texas, National Association, as trustee under the Indenture (the "Trustee"), the terms of which will be substantially identical to those of the Series A Indenture. The Notes are subject to the terms stated in the Indenture and the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement of those terms. The statements and definitions of terms under this caption relating to the Notes, the Guarantees and the Indenture described below are summaries and do not purport to be complete. Such summaries make use of certain terms defined in the Indenture and are qualified in their entirety by express reference to the Indenture. A copy of the Indenture in substantially the form in which it was executed may be obtained from the Company. Certain terms used herein are defined below under "-- Certain Definitions."

GENERAL

     The Notes will be general unsecured senior obligations of the Company, limited in aggregate principal amount at stated maturity to $75.0 million. The Indebtedness evidenced by the Notes will rank pari passu in right of payment with the Series A Notes and all other indebtedness and other liabilities of the Company that are not subordinated by their terms to other Indebtedness of the Company and senior to all Indebtedness of the Company that by its terms is so subordinated.

     The Indenture provides that each of the Company's wholly-owned domestic Subsidiaries (and any other Subsidiaries that guarantee any Indebtedness of an Obligor) shall be a Guarantor. The Guarantees will be senior unsecured obligations of each respective Guarantor and will rank pari passu in right of payment with such Guarantor's guarantee of the Series A Notes and all other indebtedness and liabilities of such Guarantor that are not subordinated by their terms to other Indebtedness of such Guarantor, and senior in right of payment to all Subordinated Indebtedness of such Guarantor. The holders of secured indebtedness of the Company and the Guarantors (including Indebtedness under the Company's Bank Credit Facility, which is secured by first priority liens on substantially all of the assets of the Company and its domestic Subsidiaries), will have claims with respect to the assets constituting collateral for such Indebtedness that are prior to claims of holders of the Notes and the Trustee. In the event of a default on the Notes or the Guarantees, or a bankruptcy, liquidation or reorganization of the Company or any Guarantors, such assets will be available to satisfy obligations with respect to the indebtedness secured thereby before any payment therefrom could be made on the Notes or the Guarantees. To the extent that the value of such collateral is not sufficient to satisfy the indebtedness secured thereby, amounts remaining outstanding on such indebtedness would be entitled to share with the holders of the Notes and the Trustee and their claims with respect to any other assets of the Company and the Guarantors. At March 31, 1998, on a pro forma basis after giving effect to the issuance of the Notes, the Company and the Guarantors would have had outstanding approximately $3.0 million of secured Indebtedness.

     The Notes will be effectively subordinated to claims of creditors (other than the Company) of the Company's subsidiaries other than the Guarantors. Claims of creditors (other than the Company) of such subsidiaries, including trade creditors, tort claimants, secured creditors, taxing authorities and creditors holding guarantees, will generally have priority as to assets of such subsidiaries over the claims and equity interest of the Company and, thereby indirectly, the holders of the indebtedness of the Company, including the Notes and the Guarantees.

     The Indenture permits under limited circumstances the creation of, or the designation of existing subsidiaries as, Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be generally subject to the covenants applicable to the Company and the Subsidiaries under the Indenture. See "-- Certain Covenants -- Unrestricted Subsidiaries."

     The Old Notes have not been registered under the Securities Act and, until so registered, may not be resold by holders thereof except pursuant to an exemption from the registration requirements of the Securities Act. The Company and the initial Guarantors entered into the Registration Rights Agreement with the Initial

Purchasers, for the benefit of the holders of the Old Notes, pursuant to which the Company agrees to (i) issue the Exchange Notes registered under the Securities Act as evidence of the Company's indebtedness initially evidenced by the Old Notes and (ii) register the Old Notes, if necessary, for resale pursuant to a shelf registration statement under the Securities Act. See "-- Registration Rights."

PRINCIPAL, MATURITY AND INTEREST

     The Notes will mature on July 1, 2007, and will bear interest at 8 7/8% per annum from the date of issuance or from the most recent Interest Payment Date to which interest has been paid or provided for. Interest on the Notes will be payable semi-annually in arrears on January 1 and July 1 of each year, commencing July 1, 1998, to the Persons in whose names such Notes are registered at the close of business on the December 15 or June 15, immediately preceding such interest payment date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

     The Notes may be presented or surrendered for payment of principal, premium, if any, and interest, and for registration of transfer or exchange, at the office or agency of the Company within the City and State of New York maintained for such purpose. In addition, in the event the Notes do not remain in book-entry form, interest may be paid, at the option of the Company, by check mailed to the registered holders of the Notes at the respective addresses as set forth on the Note Register. The Old Notes were, and the Exchange Notes will be, issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. No service charge will be made for any registration of transfer or exchange or redemption of Notes, but the Company or Trustee may require in certain circumstances payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

GUARANTEES OF NOTES

     Each Guarantor will fully and unconditionally guarantee, jointly and severally, to each holder and the Trustee, the full and prompt performance of the Company's Obligations under the Indenture and the Notes, including the payment of principal of, premium, if any, and interest on the Notes pursuant to its Guarantee. If any Subsidiary of the Company that is not an initial Guarantor guarantees any Indebtedness of the Company or any other Obligor on the Notes or the Indenture at any time in the future, then the Company will cause the Notes to be equally and ratably guaranteed by such Subsidiary. In addition, the Company will cause each Wholly-Owned Subsidiary that is a domestic Subsidiary to execute and deliver a supplement to the Indenture pursuant to which such Subsidiary will guarantee the payment of the Notes on the same terms and conditions as the Guarantees by the initial Guarantors.

     The Obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the Obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the Obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law or otherwise not being void, voidable or unenforceable under any bankruptcy, reorganization, receivership, insolvency, liquidation or other similar legislation or legal principles under any applicable foreign law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Guarantor.

     Each Guarantor may consolidate with or merge into or sell or otherwise dispose of all or substantially all of its Property and assets to the Company or another Guarantor without limitation, except to the extent any such transaction is subject to the "Consolidation, Merger, Conveyance, Lease or Transfer" covenant of the Indenture. Each Guarantor may consolidate with or merge into or sell all or substantially all of its Property and assets to a Person other than the Company or another Guarantor (whether or not Affiliated with the Guarantor), provided that (a) if the surviving Person is not the Guarantor, the surviving Person agrees to assume such Guarantor's Guarantee and all its Obligations pursuant to the Indenture (except to the extent the following paragraph would result in the release of such Guarantee) and (b) such transaction does not

(i) violate any of the covenants described below under "-- Certain Covenants" or
(ii) result in a Default or Event of Default being in existence or continuing immediately thereafter.

     Upon the sale or other disposition (by merger or otherwise) of a Guarantor (or all or substantially all of its Property and assets) to a Person other than the Company or another Guarantor and pursuant to a transaction that is otherwise in compliance with the Indenture (including as described in clause (b) of the foregoing paragraph and as described below in the covenant described "-- Certain Covenants -- Limitation on Asset Sales"), such Guarantor (unless it otherwise remains a Subsidiary) shall be deemed released from its Guarantee and the related Obligations set forth in the Indenture; provided that any such termination shall occur only to the extent that all Obligations of such Guarantor under all of its guarantees of and under all of its pledges of assets or other security interests which secure, other Indebtedness of the Company or any other Subsidiary shall also terminate or be released upon such sale or other disposition. Each Guarantor that is designated as an Unrestricted Subsidiary in accordance with the Indenture shall be released from its Guarantee and the related Obligations set forth in the Indenture so long as it remains an Unrestricted Subsidiary.

OPTIONAL REDEMPTION

     Except as provided in the next paragraph, the Notes will not be redeemable at the option of the Company prior to July 1, 2002. On or after such date, the Notes will be redeemable at the option of the Company, in whole at any time or in part from time to time, at the following prices (expressed in percentages of the principal amount), if redeemed during the 12 months beginning July 1 of the years indicated below, in each case together with interest accrued to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

                            YEAR                              PERCENTAGE
                            ----                              ----------
2002........................................................  104.4375%
2003........................................................  102.9580%
2004........................................................  101.4792%
2005 and thereafter.........................................  100.0000%

     Notwithstanding the foregoing, at any time on or before June 27, 2000, the Company may, at its option, redeem up to a maximum of 30% of the aggregate principal amount of the Notes with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to 108.875% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date; provided that at least $50.0 million aggregate principal amount of Notes shall remain outstanding immediately after the occurrence of any such redemption; and provided, further, that each such redemption shall occur within 90 days of the closing of such Qualified Equity Offering. No Qualified Equity Offering has occurred within the 90-day period ending on the date of this Prospectus.

     The Indenture will contain a covenant that limits the ability of the Company to optionally redeem the Notes unless a pro rata portion of the Series A Notes are simultaneously redeemed, as more particularly described below under "-- Certain Covenants -- Limitation on Redemptions and Other Repayments of Notes and Series A Notes."

     If fewer than all the Notes are redeemed, selection for redemption will be made by the Trustee in accordance with the principal stock exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by any other means which the Trustee determines to be fair and appropriate.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder will have the right to require the Company to repurchase all of such holder's Notes in whole or in part (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Change of Control Payment Date (as defined below) on the terms described below.

     Within 30 days following any Change of Control, the Company or the Trustee (at the expense of the Company) will mail a notice to each holder and to the Trustee stating, among other things, (i) that a Change of Control has occurred and a Change of Control Offer is being made as provided for in the Indenture, and that, although holders are not required to tender their Notes, all Notes that are timely tendered will be accepted for payment; (ii) the Change of Control Purchase Price and the repurchase date, which will be no earlier than 30 days and no later than 60 days after the date such notice is mailed (the "Change of Control Payment Date"); (iii) that any Note accepted for payment pursuant to the Change of Control Offer (and duly paid for on the Change of Control Payment
Date) will cease to accrue interest after the Change of Control Payment Date; and (iv) the instructions and any other information necessary to enable holders to tender their Notes and have such Notes purchased pursuant to the Change of Control Offer. The Company will comply with any applicable tender offer rules (including, without limitation, any applicable requirements of Rule 14e-1 under the Exchange Act) in the event that the Change of Control Offer is triggered under the circumstances described herein.

     The existence of the holders' rights to require, subject to certain conditions, the Company to repurchase Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control. The source of funds for the repurchase of Notes upon a Change of Control will be the Company's cash or cash generated from operations or other sources, including borrowings or sales of assets; however, a "Change of Control Event" (as defined in the Bank Credit Facility) constitutes an event of default thereunder that relieves the lenders from any obligation to make loans and allows them to accelerate the Indebtedness outstanding thereunder. There can be no assurance that sufficient funds will be available at the time of any Change of Control to repay all amounts owing under such other Indebtedness or to make the required payments of the Notes. In the event that a Change of Control Offer occurs at a time when the Company does not have sufficient available funds to pay the Change of Control Purchase Price for all Notes timely tendered pursuant to such offer or at a time when the Company is prohibited from purchasing the Notes (and the Company is unable either to obtain the consent of the holders of the relevant Indebtedness or to repay such Indebtedness), an Event of Default would occur under the Indenture. In addition, one of the events that constitutes a Change of Control under the Indenture is a sale, conveyance, transfer or lease of all or substantially all of the assets of the Company or the Company and the Subsidiaries, taken as a whole. The Indenture will be governed by New York law, and there is no established quantitative definition under New York law of "substantially all" of the assets of a corporation. Accordingly, if the Company or its Subsidiaries were to engage in a transaction in which it or they disposed of less than all of the assets of the Company or the Company and its Subsidiaries taken as a whole, as applicable, a question or interpretation could arise as to whether such disposition was of "substantially all" of its assets and whether the Company was required to make a Change of Control Offer.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and repurchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require the Company to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring. The provisions of the Indenture may not afford holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction affecting the Company that may adversely affect holders because (i) such transactions may not involve a shift in voting power or beneficial ownership or, even if they do, may not involve a shift of the magnitude required under the definition of Change of Control to require the Company to make a Change of Control Offer or (ii) such transactions may include an actual shift in voting power or beneficial ownership to a Permitted Holder which is excluded under the definition of Change of Control from the amount of shares involved in determining whether or not the transaction involves a shift of the magnitude required to trigger the provisions. A transaction involving the management of the Company or its Affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control only if it is the type of transaction specified in such definition.

     The Series A Indenture provides that upon the occurrence of a Change of Control (as defined therein), the Company will be required to make an offer to the holders of the Series A Notes to repurchase any or all of the Series A Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. Such event would result in an event of default under the Bank Credit Facility.

CERTAIN COVENANTS

     Set forth below are certain covenants contained in the Indenture.

     Transactions with Affiliates. Subsequent to the Issue Date, the Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, but not limited to, the purchase, sale or exchange of Property, the making of any Investment, the giving of any guarantee or the rendering of any service with any Affiliate of the Company, other than transactions among the Company and any Guarantors or any Wholly Owned Subsidiaries) unless (i) such transaction or series of related transactions is on terms no less favorable to the Company or such Subsidiary than those that could be obtained in a comparable arm's length transaction with a Person that is not such an Affiliate and (ii)
(a) with respect to a transaction or series of related transactions that has a Fair Market Value in excess of $2.0 million but less than $5.0 million, the Company delivers an Officers' Certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (i) above; or
(b) with respect to a transaction or series of related transactions that has a Fair Market Value equal to or in excess of $5.0 million, the transaction or series of related transactions is approved by a majority of the Board of Directors of the Company (including a majority of the disinterested directors), which approval is set forth in a Board Resolution certifying that such transaction or series of transactions complies with clause (i) above. The foregoing provisions shall not be applicable to (i) reasonable and customary compensation, indemnification and other benefits paid or made available to an officer, director or employee of the Company or a Subsidiary for services rendered in such person's capacity as an officer, director or employee (including reimbursement or advancement of reasonable out-of-pocket expenses and provisions of directors' and officers' liability insurance) or (ii) the making of any Restricted Payment otherwise permitted by the Indenture.

     Limitation on Restricted Payments. The Company will not, and will not permit any Subsidiary to, make any Restricted Payment, unless at the time of and after giving effect to the proposed Restricted Payment, (a) no Default shall have occurred and be continuing (or would result therefrom), (b) the Company could incur at least $1.00 of additional Indebtedness under the tests described in the first sentence under the caption "-- Certain Covenants -- Limitation on Indebtedness" and (c) the aggregate amount of all Restricted Payments declared or made on or after the Series A Issue Date by the Company or any Subsidiary shall not exceed the sum of (i) 50% (or if such Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the aggregate Consolidated Net Income accrued during the period beginning on the first day of the fiscal quarter in which the Series A Issue Date occurred and ending on the last day of the fiscal quarter ending immediately prior to the date of such proposed Restricted Payment, minus 100% of the amount of any writedowns, write-offs and other negative extraordinary charges not otherwise reflected in Consolidated Net Income during such period, plus (ii) an amount equal to the aggregate net cash proceeds received by the Company, subsequent to the Series A Issue Date, from the issuance or sale (other than to a Subsidiary) of shares of its Capital Stock (excluding Redeemable Stock, but including Capital Stock issued upon the exercise of options, warrants or rights to purchase Capital Stock (other than Redeemable Stock) of the Company) and the liability (expressed as a positive number) as expressed on the face of a balance sheet in accordance with GAAP in respect of any Indebtedness of the Company or any of its Subsidiaries, or the carrying value of Redeemable Stock, which has been converted into, exchanged for or satisfied by the issuance of shares of Capital Stock (other than Redeemable Stock) of the Company, subsequent to the Series A Issue Date, plus (iii) 100% of the net reduction in Restricted Investments, subsequent to the Series A Issue Date, in any Person, resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of Property (but only to the extent such interest, dividends, repayments or other transfers of

Property are not included in the calculation of Consolidated Net Income), in each case to the Company or any Subsidiary from any Person (including, without limitation, from Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed in the case of any Person the amount of Restricted Investments previously made by the Company or any Subsidiary in such Person and in each such case which was treated as a Restricted Payment.

     As of the date of this Prospectus, the aggregate amount of Restricted Payments that could be declared or made on or after the Series A Issue Date under clause (c) of the preceding paragraph is $101.7 million, and the aggregate amount of Restricted Payments actually declared or made on or after the Series A Issue Date is $0, resulting in $101.7 million of Restricted Payments availability as of the date of this Prospectus.

     The foregoing provisions will not prevent (A) the payment of any dividend on Capital Stock of any class within 60 days after the date of its declaration if at the date of declaration such payment would be permitted by the Indenture;
(B) any repurchase or redemption of Capital Stock or Subordinated Indebtedness of the Company or a Subsidiary made by exchange for Capital Stock of the Company (other than Redeemable Stock), or out of the net cash proceeds from the substantially concurrent issuance or sale (other than to a Subsidiary) of Capital Stock of the Company (other than Redeemable Stock), provided that the net cash proceeds from such sale are excluded from computations under clause
(c)(ii) above to the extent that such proceeds are applied to purchase or redeem such Capital Stock or Subordinated Indebtedness; (C) so long as no Default shall have occurred and be continuing or should occur as a consequence thereof, any repurchase or redemption of Subordinated Indebtedness of the Company or a Subsidiary solely in exchange for, or out of the net cash proceeds from the substantially concurrent sale of, new Subordinated Indebtedness of the Company or a Subsidiary, so long as such Subordinated Indebtedness is permitted under the covenant described under "-- Limitation on Indebtedness" and (x) is subordinated to the Notes at least to the same extent as the Subordinated Indebtedness so exchanged, purchased or redeemed, (y) has a stated maturity later than the stated maturity of the Subordinated Indebtedness so exchanged, purchased or redeemed and (z) has an Average Life at the time incurred that is greater than the remaining Average Life of the Subordinated Indebtedness so exchanged, purchased or redeemed; (D) Investments subsequent to the Series A Issue Date in any Joint Ventures, foreign Subsidiaries not constituting Guarantors and Indrillers in an aggregate amount not to exceed $10.0 million; and (E) redemptions subsequent to the Series A Issue Date of the Series A Preferred Stock issued and outstanding on the Series A Issue Date for an aggregate redemption price of not more than $1.0 million. Notwithstanding the foregoing, the amount available for Investments in Joint Ventures and foreign Subsidiaries pursuant to clause (D) of the preceding sentence may be increased by the aggregate amount received by the Company and its Subsidiaries subsequent to the Series A Issue Date from a Joint Venture or a foreign Subsidiary on or before the date of such proposed Investment resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances or other transfers of Property made to such Joint Venture or foreign Subsidiary (but only to the extent such interest dividends, repayments or other transfers of Property are not included in the calculation of Consolidated Net Income). Restricted Payments permitted to be made as described in the first sentence of this paragraph will be excluded in calculating the amount of Restricted Payments thereafter, except that any such Restricted Payments permitted to be made pursuant to clause (D) will be included in calculating the amount of Restricted Payments made pursuant to such clause (D) thereafter.

     For purposes of this covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment.

     Limitation on Indebtedness. The Company will not, and will not permit any Subsidiary to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness), unless after giving pro forma effect to the incurrence of such Indebtedness, the Consolidated Interest Coverage Ratio for the Determination Period preceding the Transaction Date is at least 2.0 to 1.0 if such Indebtedness is incurred prior to July 1, 1998 and at least 2.25 to 1.0 if such Indebtedness is incurred thereafter. Notwithstanding the foregoing, the Company or any Subsidiary (subject to the following paragraph) may incur Permitted Indebtedness. Any Indebtedness of

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

a Person existing at time at which such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Subsidiary at the time at which it becomes a Subsidiary.

     Limitation on Subsidiary Indebtedness and Preferred Stock. The Company will not permit any Subsidiary to, directly or indirectly, incur any Indebtedness or issue any Preferred Stock except:

     (a) Indebtedness or Preferred Stock issued to and held by the Company, a Guarantor or a Wholly Owned Subsidiary, so long as any transfer of such Indebtedness or Preferred Stock to a Person other than the Company, Guarantor or a Wholly Owned Subsidiary will be deemed to constitute an incurrence of such Indebtedness or Preferred Stock by the issuer thereof as of the date of such transfer;

     (b) Acquired Indebtedness or Preferred Stock of a Subsidiary issued and outstanding prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness or Preferred Stock issued in connection with or in anticipation of such acquisition);

     (c) Indebtedness or Preferred Stock outstanding on the Series A Issue Date and listed in a schedule attached to the Series A Indenture;

     (d) Indebtedness described in clauses (b), (c), (d), (e), (f), (g) and (h) under the definition of "Permitted Indebtedness";

     (e) Permitted Subsidiary Refinancing Indebtedness of such Subsidiary;

     (f) Indebtedness or Preferred Stock issued in exchange for, or the proceeds of which are used to refinance, repurchase or redeem, Indebtedness or Preferred Stock described in clauses (a) and (c) of this paragraph (the "Retired Indebtedness or Stock"), provided that the Indebtedness or the Preferred Stock so issued has (i) a principal amount or liquidation value, as the case may be, not in excess of the principal amount or liquidation value of the Retired Indebtedness or Stock plus related expenses for redemption and issuance, (ii) a final redemption date later than the stated maturity or final redemption date (if any) of the Retired Indebtedness or Stock and (iii) an Average Life at the time of issuance of such Indebtedness or Preferred Stock that is greater than the Average Life of the Retired Indebtedness or Stock;

     (g) Indebtedness of a Subsidiary which represents the assumption by such Subsidiary of Indebtedness of another Subsidiary in connection with a merger of such Subsidiaries, provided that no Subsidiary or any successor (by way of merger) thereto existing on the Series A Issue Date shall assume or otherwise become responsible for any Indebtedness of an entity which was not a Subsidiary on the Series A Issue Date, except to the extent that a Subsidiary would be permitted to incur such Indebtedness under this paragraph; and

     (h) Non-Recourse Indebtedness incurred by a foreign Subsidiary not constituting a Guarantor.

     Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not permit any Subsidiary, directly or indirectly, to create, enter into any agreement with any Person or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind which by its terms restricts the ability of any Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock to the Company or any Subsidiary, (b) pay any Indebtedness owed to the Company or any Subsidiary, (c) make loans or advances to the Company or any Subsidiary or (d) transfer any of its Property or assets to the Company or any Subsidiary except any encumbrance or restriction contained in any agreement or instrument:

     (i) existing on the Issue Date (including those under the Series A Indenture);

     (ii) relating to any Property or assets acquired after the Series A Issue Date, so long as such encumbrance or restriction relates only to the Property or assets so acquired and is not and are not created in anticipation of such acquisition;

     (iii) relating to any Acquired Indebtedness of any Subsidiary at the date on which such Subsidiary was acquired by the Company or any Subsidiary (other than Indebtedness incurred in anticipation of such acquisition);

     (iv) effecting a refinancing of Indebtedness incurred pursuant to an agreement referred to in the foregoing clauses (i) through (iii), so long as the encumbrances and restrictions contained in any such refinancing agreement are no more restrictive than the encumbrances and restrictions contained in such agreements;

     (v) constituting customary provisions restricting subletting or assignment of any lease of the Company or any Subsidiary or provisions in license agreements or similar agreements that restrict the assignment of such agreement or any rights thereunder;

     (vi) constituting restrictions on the sale or other disposition of any Property securing Indebtedness as a result of a Permitted Lien on such Property; or

     (vii) constituting any temporary encumbrance or restriction with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or Property and assets of, such Subsidiary.

     Limitation on Asset Sales. The Company will not engage in, and will not permit any Subsidiary to engage in, any Asset Sale unless (a) except in the case of (i) an Asset Sale resulting from the requisition of title to, seizure or forfeiture of any Property or assets or any actual or constructive total loss or an agreed or compromised total loss or (ii) a Bargain Purchase Contract, the Company or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property;
(b) at least 75% of such consideration consists of Cash Proceeds (or the assumption of Indebtedness of the Company or such Subsidiary relating to the Capital Stock or Property or asset that was the subject of such Asset Sale and the unconditional release of the Company or such Subsidiary from such Indebtedness); (c) after giving effect to such Asset Sale, the total non-cash consideration held by the Company from all such Asset Sales made after the Series A Issue Date does not exceed $10 million; and (d) the Company delivers to the Trustee an Officers' Certificate certifying that such Asset Sale complies with clauses (a), (b) and (c). The Company or such Subsidiary, as the case may be, may apply the Net Available Proceeds from each Asset Sale (x) to the acquisition of one or more Replacement Assets, or (y) to repurchase or repay Senior Debt (with a permanent reduction of availability in the case of revolving credit borrowings); provided that such acquisition or such repurchase or repayment shall be made within 270 days after the consummation of the relevant Asset Sale.

     Any Net Available Proceeds from any Asset Sale made after the Series A Issue Date that are not used to so acquire Replacement Assets or to repurchase or repay Senior Debt within 270 days after consummation of the relevant Asset Sale constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company shall within 30 days thereafter (or at any time after receipt of Excess Proceeds but prior to there being $15.0 million of Excess Proceeds, the Company may, at its option) make a pro rata offer (an "Asset Sale Offer") to purchase from all holders of Notes and all holders of other Senior Debt containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem such Indebtedness with the proceeds of sales of assets (including, without limitation, the Series A Notes) (collectively, "Asset Sale Senior Debt") an aggregate principal amount of Indebtedness equal to the Excess Proceeds, at a price in cash (the "Asset Sale Offer Purchase Price") equal to 100% of the outstanding principal thereof plus accrued interest, if any, to the purchase date, in accordance with the procedures set forth in the Indenture. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero and the Company may use any remaining amount for general corporate purposes.

     Notwithstanding the foregoing, the Company may, at its option, elect to limit the Asset Sale Offer referred to above to Asset Sale Senior Debt other than the Series A Notes. In such event, the Company shall (i) allocate the Excess Proceeds pro rata among all Asset Sale Senior Debt (for this purpose, including, without limitation, the Series A Notes), (ii) make the Asset Sale Offer only with respect to that portion of the Excess Proceeds allocated to the Asset Sale Senior Debt other than the Series A Notes, and (iii) retain the portion of the Excess Proceeds allocated to the Series A Notes and use such funds to make an "Asset Sale Offer" as defined in the Series A Indenture.

     The Company will comply with any applicable tender offer rules (including, without limitation, any applicable requirements of Rule 14e-1 under the Exchange
Act) in the event that an Asset Sale Offer is required under the circumstances described herein.

     As of the date of this Prospectus, the total non-cash consideration held by the Company from all Asset Sales made after the Series A Issue Date is $0, the Net Available Proceeds from Asset Sales made after the Series A Issue Date is $2.4 million, and the amount of Excess Proceeds is $0.

     Limitation on Sale and Lease-Back Transactions. The Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into, assume, guarantee or otherwise become liable with respect to any Sale and Lease-Back Transaction unless (i) the proceeds from such Sale and Lease-Back Transaction are at least equal to the Fair Market Value of such Property being transferred and (ii) the Company or such Subsidiary would have been permitted to enter into such transaction under the covenants described in "-- Certain
Covenants -- Limitation on Indebtedness" and "-- Certain Covenants -- Limitation on Liens," and "-- Certain Covenants -- Limitation on Subsidiary Indebtedness and Preferred Stock."

     Limitation on Liens. The Company will not, and will not permit any Subsidiary to, directly or indirectly, create, affirm, incur, assume or suffer to exist any Liens of any kind other than Permitted Liens on or with respect to any Property or assets of the Company or such Subsidiary or any interest therein or any income or profits therefrom, whether owned at the Series A Issue Date or thereafter acquired, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the Indebtedness so secured for so long as such obligations are so secured.

     Limitation on Guarantees by Guarantors. The Company will not permit any Guarantor to guarantee the payment of any Subordinated Indebtedness of the Company unless such guarantee shall be subordinated to such Guarantor's Guarantee at least to the same extent as such Subordinated Indebtedness is subordinated to the Notes; provided that this covenant will not be applicable to any guarantee of any Guarantor that (i) existed at the time at which such Person became a Subsidiary of the Company and (ii) was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Company.

     Unrestricted Subsidiaries. The Indenture provides that the Company may designate a subsidiary (including a newly formed or newly acquired subsidiary) of the Company or any of its Subsidiaries as an Unrestricted Subsidiary; provided that (i) immediately after giving effect to the transaction, the Company could incur $1.00 of additional Indebtedness pursuant to the first sentence of "-- Certain Covenants -- Limitation on Indebtedness" and (ii) such designation is at the time permitted under "-- Certain Covenants -- Limitation on Restricted Payments." Notwithstanding any provisions of this covenant all subsidiaries of an Unrestricted Subsidiary will be Unrestricted Subsidiaries.

     The Indenture further provides that the Company will not, and will not permit any of its Subsidiaries to, take any action or enter into any transaction or series of transactions that would result in a Person (other than a newly formed subsidiary having no outstanding Indebtedness (other than Indebtedness to the Company or a Subsidiary) at the date of determination) becoming a Subsidiary (whether through an acquisition, the redesignation of an Unrestricted Subsidiary or otherwise) unless, after giving effect to such action, transaction or series of transactions on a pro forma basis, (i) the Company could incur at least $1.00 of additional Indebtedness pursuant to the first sentence of "-- Certain Covenants -- Limitation on Indebtedness" and (ii) no Default or Event of Default would occur.

     Subject to the preceding paragraphs, an Unrestricted Subsidiary may be redesignated as a Subsidiary. The designation of a subsidiary as an Unrestricted Subsidiary or the designation of an Unrestricted Subsidiary as a Subsidiary in compliance with the preceding paragraphs shall be made by the Board of Directors pursuant to a Board Resolution delivered to the Trustee and shall be effective as of the date specified in such Board Resolution, which shall not be prior to the date such Board Resolution is delivered to the Trustee. Any Unrestricted Subsidiary shall become a Subsidiary if it incurs any Indebtedness other than Non-Recourse Indebtedness. If at any time Indebtedness of an Unrestricted Subsidiary which was Non-Recourse Indebtedness no longer so qualifies, such Indebtedness shall be deemed to have been incurred when such Non-Recourse Indebtedness becomes Indebtedness.

     Limitations on Line of Business. The Indenture provides that neither the Company nor any of its Subsidiaries will directly or indirectly engage to any substantial extent in any line or lines of business activity other than a Related Business.

     Reports. The Indenture provides that, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were subject thereto, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required to file them. The Company shall also (whether or not it is required to file reports with the Commission), within 30 days of each Required Filing Date, (i) transmit by mail to all holders of Notes, as their names and addresses appear in the applicable Security Register, without cost to such holders or Persons, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents (without exhibits) which the Company has filed or would have filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, any successor provisions thereto or this covenant. The Company shall not be required to file any report with the Commission if the Commission does not permit such filing.

     Limitation on Restrictive Covenants. The Indenture will provide that, notwithstanding any other provision of the Indenture, the restrictive covenants set forth in the Indenture, including, without limitation, those described under "-- Limitation on Restricted Payments," "-- Limitation on Transactions with Affiliates" and "-- Limitation on Asset Sales," shall be and shall be deemed limited to the extent necessary so that the creation, existence and effectiveness of such restrictive covenants shall not result in a breach of the covenant of the Series A Indenture relating to "Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries."

  Limitation on Redemptions and Other Repayments of Notes and Series A Notes.

     The Company will not optionally make any principal payment on, or redeem, repurchase, defease (including in-substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled principal payment, scheduled sinking fund payment or other stated maturity (collectively, for purposes of this covenant only, "redeem," and such action being a "redemption") the Notes unless, substantially concurrently with such redemption, the Company redeems (or, if such redemption requires the consent of the holders of the Series A Notes, offers to redeem) an aggregate principal amount of the Series A Notes (rounded to the nearest integral multiple of $1,000) equal to the product of (i) a fraction, the numerator of which is the aggregate principal amount of the Notes to be so redeemed (or for which such offer to redeem will be made) and the denominator of which is the aggregate principal amount of the Notes outstanding immediately prior to such proposed redemption and (ii) the aggregate principal amount of the Series A Notes outstanding immediately prior to such proposed redemption.

     The Company will not optionally redeem the Series A Notes unless, substantially concurrently with such redemption, the Company redeems (or, if such redemption requires the consent of the holders of the Notes, offers to redeem) an aggregate principal amount of the Notes (rounded to the nearest integral multiple of $1,000) equal to the product of (i) a fraction, the numerator of which is the aggregate principal amount of the Series A Notes to be so redeemed (or for which such offer to redeem will be made) and the denominator of which is the aggregate principal amount of the Series A Notes outstanding immediately prior to such proposed redemption and (ii) the aggregate principal amount of the Notes outstanding immediately prior to such proposed redemption.

CONSOLIDATION, MERGER, CONVEYANCE, LEASE OR TRANSFER

     The Company will not, in any transaction or series of transactions, consolidate with or merge into any other Person (other than a merger of a Subsidiary into the Company in which the Company is the continuing corporation), or continue in a new jurisdiction or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Property and assets of the Company and the Subsidiaries, taken as a whole, to any Person, unless

     (i) either (a) the Company shall be the continuing corporation or (b) the corporation (if other than the Company) formed by such consolidation or into which the Company is merged, or the Person which acquires, by sale, assignment, conveyance, transfer, lease or disposition, all or substantially all of the Property and assets of the Company and the Subsidiaries, taken as a whole (such corporation or Person, the "Surviving Entity"), shall be a corporation organized and validly existing under the laws of the United States of America, any political subdivision thereof or any state thereof or the District of Columbia, and shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of (and premium, if any) and interest on all the Notes and the performance of the Company's covenants and obligations under the Indenture;

     (ii) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Event of Default or Default shall have occurred and be continuing or would result therefrom;

     (iii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), the Company (or the Surviving Entity if the Company is not continuing) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transactions; and

     (iv) immediately after giving effect to any such transaction or series of transactions on a pro forma basis as if such transaction or series of transactions had occurred on the first day of the Determination Period, the Company (or the Surviving Entity if the Company is not continuing) would be permitted to incur $1.00 of additional Indebtedness pursuant to the test described in the first sentence under the caption "-- Certain
Covenants -- Limitation on Indebtedness."

     The provision of clause (iv) shall not apply to any merger or consolidation into or with, or any such transfer of all or substantially all of the Property and assets of the Company and the Subsidiaries taken as a whole into, the Company.

     In connection with any consolidation, merger, continuance, transfer of assets or other transactions contemplated by this provision, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger, continuance, sale, assignment, conveyance or transfer and the supplemental indenture in respect thereto comply with the provisions of the Indenture and that all conditions precedent in the Indenture relating to such transactions have been complied with.

     Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, the foregoing paragraphs, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such Surviving Entity had been named as the Company in the Indenture; and when a Surviving Person duly assumes all of the obligations and covenants of the Company pursuant to the Indenture and the Notes, except in the case of a lease, the predecessor Person shall be relieved of all such obligations.

EVENTS OF DEFAULT

     Each of the following is an "Event of Default" under the Indenture:

     (a) default in the payment of interest on any Note issued pursuant to the Indenture when the same becomes due and payable, and the continuance of such default for a period of 30 days;

     (b) default in the payment of the principal of (or premium, if any, on) any
Note issued pursuant to the Indenture at its Maturity, whether upon optional redemption, required repurchase (including pursuant to a Change of Control Offer or an Asset Sale Offer) or otherwise or the failure to make an offer to purchase any such Note as required;

     (c) the Company fails to comply with any of its covenants or agreements contained in "-- Change of Control," "-- Certain Covenants -- Limitation on Restricted Payments," "-- Certain Covenants -- Limitation on Asset Sales,"
"-- Certain Covenants -- Limitation on Indebtedness," "-- Certain Covenants -- Limitation on Sale and Lease-back Transactions" or "-- Consolidation, Merger, Conveyance, Lease or Transfer";

     (d) default in the performance, or breach, of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty addressed in clause (a), (b) or (c) above) and continuance of such Default or breach for a period of 30 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by holders of at least 25% of the aggregate principal amount at Stated Maturity of the outstanding Notes;

     (e) Indebtedness of the Company or any Subsidiary is not paid when due within the applicable grace period, if any, or is accelerated by the holders thereof and, in either case, the principal amount of such unpaid or accelerated Indebtedness exceeds $10.0 million;

     (f) the entry by a court of competent jurisdiction of one or more final judgments against the Company or any Subsidiary in an uninsured or unindemnified aggregate amount in excess of $5.0 million which is not discharged, waived, appealed, stayed, bonded or satisfied for a period of 60 consecutive days;

     (g) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state, or foreign bankruptcy, insolvency, or other similar law or (ii) a decree or order adjudging the Company or any Significant Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Subsidiary under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency, or similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Subsidiary or of any substantial part of the Property or assets of the Company or any Significant Subsidiary, or ordering the winding up or liquidation of the affairs of the Company or any Significant Subsidiary, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;

     (h) (i) the commencement by the Company or any Significant Subsidiary of a voluntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent; or (ii) the consent by the Company or any Significant Subsidiary to the entry of a decree or order for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state, or foreign bankruptcy, insolvency or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company or any Significant Subsidiary; or (iii) the filing by the Company or any Significant Subsidiary of a petition or answer or consent seeking reorganization or relief under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law; or (iv) the consent by the Company or any Significant Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or of any substantial part of the Property or assets of the Company or any Significant Subsidiary or of any substantial part of the Property or assets of the Company or any Significant Subsidiary, or the making by the Company or any Significant Subsidiary of an assignment for the benefit of creditors; or (v) the admission by the Company or any Significant Subsidiary in writing of its inability to pay its debts generally as they become due; or

(vi) the taking of corporate action by the Company or any Significant Subsidiary in furtherance of any such action; or

     (i) any Guarantee shall for any reason cease to be, or be asserted by the Company or any Guarantor, as applicable, not to be, in full force and effect (except pursuant to the release of any such Guarantee in accordance with the Indenture).

     If any Event of Default (other than an Event of Default specified in clause
(g) or (h) above) occurs and is continuing, then and in every such case the Trustee or the holders of not less than 25% of the outstanding aggregate principal amount at Stated Maturity of the Notes, may declare the principal amount at Stated Maturity, premium, if any, and any accrued and unpaid interest on all such Notes then outstanding to be immediately due and payable by a notice in writing to the Company (and to the Trustee if given by holders of such Notes), and upon any such declaration all amounts payable in respect of the Notes will become and be immediately due and payable. If any Event of Default specified in clause (g) or (h) above occurs, the principal amount at Stated Maturity, premium, if any, and any accrued and unpaid interest on the Notes then outstanding shall become immediately due and payable without any declaration or other act on the part of the Trustee or any holder of such Notes. In the event of a declaration of acceleration because an Event of Default set forth in clause
(e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured or waived by the holders of the relevant Indebtedness within 30 days after such event of default; provided that no judgment or decree for the payment of the money due on the Notes has been obtained by the Trustee as provided in the Indenture. Under certain circumstances, the holders of a majority in principal amount at Stated Maturity of the outstanding Notes by notice to the Company and the Trustee may rescind an acceleration and its consequences.

     The holders of a majority in aggregate principal amount at Stated Maturity of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all such Notes waive any existing Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, premium, if any on or the principal of, such Notes. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless such holders have offered to such Trustee reasonable security or indemnity. Subject to the provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount at Stated Maturity of the Notes at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required within five Business Days after becoming aware of any Default or Event of Default, to deliver to the Trustee a statement describing such Default or Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

AMENDMENT, SUPPLEMENT AND WAIVER

     The Company, the Guarantors and the Trustee may, at any time and from time to time, without notice to or consent of any holder, enter into one or more indentures supplemental to the Indenture (a) to evidence the succession of another Person to the Company and the Guarantors and the assumption by such successor of the covenants and Obligations of the Company under the Indenture and contained in the Notes and the Guarantors contained in the Indenture and the Guarantees, (b) to add to the covenants of the Company, for the benefit of the holders, or to surrender any right or power conferred upon the Company or the Guarantors by the Indenture, (c) to add any additional Events of Default, (d) to provide for uncertificated Notes in addition to or in place of certificated Notes, (e) to evidence and provide for the acceptance of appointment under the Indenture by the successor Trustee, (f) to secure the Notes and/or the Guarantees, (g) to cure any ambiguity, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision therein or to add any other provisions with respect to matters or questions arising under the

Indenture, provided that such actions will not adversely affect the interests of the holders in any material respect or (h) to add or release any Guarantor pursuant to the terms of the Indenture.

     With the consent of the holders of not less than a majority in principal amount at Stated Maturity of the outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes), the Company, the Guarantors and the Trustee may enter into one or more indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the holders; provided, however, that no such supplemental indenture will, without the consent of the holder of each outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof (or premium, if any), or the interest thereon that would be due and payable upon Maturity thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, (b) reduce the percentage in principal amount at Stated Maturity of the Outstanding Notes, the consent of whose Holders is necessary for any such supplemental indenture or required for any waiver of compliance with certain provisions of the Indenture, or certain Defaults thereunder, (c) modify the Obligations of the Company to make offers to purchase Notes upon a Change of Control or from the proceeds of Asset Sales, (d) subordinate in right of payment, or otherwise subordinate, the Notes or the Guarantees to any other Indebtedness, (e) amend, supplement or otherwise modify the provisions of the Indenture relating to Guarantees or (f) modify any of the provisions of this paragraph (except to increase any percentage set forth herein).

     The holders of not less than a majority in principal amount at Stated Maturity of the outstanding Notes may on behalf of the holders of all the Notes waive any past Default or Event of Default under the Indenture and its consequences, except a Default or Event of Default (a) in the payment of the principal of (or premium, if any) or interest on any Note or (b) in respect of a covenant or provision hereof which under the proviso to the prior paragraph cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

SATISFACTION AND DISCHARGE OF THE INDENTURE; DEFEASANCE

     The Company may terminate its obligations and the obligations of the Guarantors under the Notes, the Indenture, and the Guarantees when (i) either
(A) all outstanding Notes have been delivered to the Trustee for cancellation or
(B) all such Notes not therefore delivered to the Trustee for cancellation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of (premium, if any, on) and interest to the date of deposit or Maturity or date of redemption; (ii) the Company has paid or caused to be paid all sums then due and payable by the Company under the Indenture; and (iii) the Company has delivered an Officers' Certificate and an opinion of counsel relating to compliance with the conditions set forth in the Indenture.

     The Company, at its election, shall (a) be deemed to have paid and discharged its debt on the Notes and the Indenture and Guarantees shall cease to be of further effect as to all outstanding Notes (except as to (i) rights of registration of transfer, substitution and exchange of Notes, (ii) the Company's right of optional redemption, (iii) rights of holders to receive payments of principal of, premium, if any, and interest on the Notes (but not the Change of Control Purchase Price or the Asset Sale Offer Purchase Price) and any rights of the holders with respect to such amounts, (iv) the rights, obligations and immunities of the Trustee under the Indenture, and (v) certain other specified provisions in the Indenture) or (b) cease to be under any obligation to comply with certain restrictive covenants that are described in the Indenture, after the irrevocable deposit by the Company with the Trustee, in trust for the benefit of the holders, at any time prior to the Stated Maturity of the Notes, of (A) money in an amount, (B) U.S. Government Obligations which through the payment of interest and principal will provide, not later than one Business Day before the due date of payment in respect of such Notes, money in an amount, or (C) a combination thereof sufficient to pay and discharge the principal of, premium, if any on, and interest on, such Notes then outstanding on the dates on which any such payments are due in accordance with the terms of the Indenture and of such Notes. Such defeasance or covenant defeasance shall be deemed to occur only if certain conditions are satisfied, including, among other things, delivery by the Company to the Trustee of an opinion of outside counsel acceptable to the Trustee to the effect that (i) such deposit, defeasance and discharge will not be deemed, or result in, a taxable event for federal income tax purposes with respect to the holders; and (ii) the Company's deposit will not result in the trust or such Trustee being subject to regulation under the Investment Company Act of 1940.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to Grey Wolf at 10370 Richmond Avenue, Suite 600, Houston, Texas 77042.

BOOK-ENTRY, DELIVERY; FORM AND TRANSFER

     The Old Notes were, and the Exchange Notes will be, issued in the form of one or more registered global notes without interest coupons (collectively, the "Global Notes"). The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for Notes in certificated form in certain limited circumstances. See "-- Transfer of Interests in Global Notes for Certificated Notes."

     Initially, the Trustee will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

  Depositary Procedures

     DTC has advised Grey Wolf that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants").

     DTC has advised Grey Wolf that, pursuant to DTC's procedures, (i) upon deposit of the Global Notes, DTC will credit the accounts of the Direct Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes allocated by the Initial Purchasers to such Direct Participants, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

     Investors in the Global Notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC. All ownership interests in any Global Notes may be subject to the procedures and requirements of DTC.

     The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Notes see "-- Transfers of Interests in Global Notes for Certificated Notes."

     Except as described in "--Transfer of Interests in Global Notes for Certificated Notes," owners of beneficial interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

     Under the terms of the Indenture, Grey Wolf, the Guarantors and the Trustee will treat the persons in whose names the Notes are registered (including Notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, Special Interest, if any, and interest on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither Grey Wolf, the Trustee nor any agent of Grey Wolf, or the Trustee has or will leave any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

     DTC has advised Grey Wolf that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, Grey Wolf or the Guarantors. Neither Grey Wolf, the Guarantors nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Notes and Grey Wolf and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

     The Global Notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds.

     DTC has advised Grey Wolf that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Direct Participants to whose accounts interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its Direct Participants) for legended Notes in certificated form, and to distribute such certificated forms of Notes to its Direct Participants. See
"-- Transfers of Interests in Global Notes for Certificated Notes."

     The information in this section concerning DTC and its book-entry system has been obtained from sources that Grey Wolf believes to be reliable, but Grey Wolf takes no responsibility for the accuracy thereof.

  Transfers of Interests in Global Notes for Certificated Notes

     An entire Global Note may be exchanged for definitive Notes in registered, certificated form without interest coupons ("Certificated Notes") if (i) DTC (x) notifies Grey Wolf that it is unwilling or unable to continue as depositary for the Global Notes and Grey Wolf thereupon fails to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) Grey Wolf, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes.

In any such case, Grey Wolf will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Note, Certificated Notes will be issued to each person that such Direct and Indirect Participants and DTC identify as being the beneficial owner of the related Notes.

     Beneficial interests in Global Notes held by any Direct or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct and Indirect Participants (in accordance with DTC's customary procedures).

     Neither Grey Wolf, the Guarantors nor the Trustee will be liable for any delay by the holder of the Notes or DTC in identifying the beneficial owners of Notes, and Grey Wolf, the Guarantors and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

  Transfers of Certificated Notes for Interests in Global Notes

     Certificated Notes may only be transferred if the transferor first delivers to the Trustee a written certificate.

  Same Day Settlement and Payment

     The Indenture will require that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Special Interest, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, Grey Wolf will make all payments of principal, premium, if any, interest and Special Interest, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. Grey Wolf expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

REGISTRATION RIGHTS

     Grey Wolf and the Guarantors have agreed pursuant to the Registration Rights Agreement with the Initial Purchasers, for the benefit of the holders of the Old Notes, that Grey Wolf will, at its cost, (i) within 60 days after the date of the Initial Offering, file registration statement with the Commission with registering the exchange of the Old Notes for the Exchange Notes and (ii) use its reasonable best efforts to cause such registration statement to be declared effective under the Securities Act within 120 days after the Issue Date.

     In the event that applicable interpretations of the staff of the Commission do not permit Grey Wolf to effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 150 days of the date of the Registration Rights Agreement, or if the Initial Purchasers so request with respect to Old Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer, or if any holder of Old Notes is not eligible to participate in the Exchange Offer or does not receive freely tradable Exchange Notes in the Exchange Offer, Grey Wolf will, at its cost, (a) as promptly as practicable, file a Shelf Registration Statement covering resales of the Old Notes or the Exchange Notes, as the case may be, (b) use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) keep the Shelf Registration Statement effective (subject to certain exceptions) until the earlier of (i) the time when the Notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144 and (ii) two years from the Initial Offering. Grey Wolf will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes or the Exchange Notes, as the case may be. A holder selling such Old Notes or Exchange Notes pursuant to the Shelf

Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations. The Registration Rights Agreement will entitle Grey Wolf to suspend resales of Notes and Exchange Notes under the Exchange Offer Registration Statement and the Shelf Registration Statement for a period of no more than 30 consecutive days and no more than 60 days in any twelve-month period, if a material event or condition exists or is anticipated (including, for example, a significant potential acquisition or possible financing) the premature disclosure of which by an amendment or supplement to such registration statement would be detrimental to Grey Wolf.

     If (a) Grey Wolf fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) Grey Wolf fails to consummate the Exchange Offer within 30 days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Old Notes or Exchange Notes during the period specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (c) above, a "Registration Default"), then Grey Wolf will pay additional interest ("Special Interest") to each holder of Notes, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Notes held by such holder. The amount of the Special Interest will increase by an additional $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Special Interest of $.25 per week per $1,000 principal amount of Notes. All accrued Special Interest will be paid by Grey Wolf on each interest payment date to the Global Note holder by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Special Interest will cease. The right of Holders of Notes to receive Special Interest will be the exclusive remedy and liquidated damages for any Registration Defaults.

     Holders of Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes or Exchange Notes, as the case may be included in the Shelf Registration Statement and benefit from the provisions regarding Special Interest.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available upon request to Grey Wolf.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person merged with or into or became a subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a subsidiary of such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such other Person merging with or into or becoming a subsidiary of such specified Person.

     "Affiliate" of any specified Person means another Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

     "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger or consolidation or by means of a Sale and Lease-Back Transaction) by the Company or any Subsidiary to any Person other than the Company, a Guarantor or a Wholly Owned Subsidiary, in one transaction, or a series of related transactions, of
(i) any Capital Stock of any Subsidiary (except for directors' qualifying shares or certain minority interests sold to other Persons solely due to local law requirements that there be more than one stockholder, but which are not in excess of what is required for such purpose), or (ii) any other Property or assets of the Company or any Subsidiary, other than (A) sales of drill-string components and obsolete or worn out equipment in the ordinary course of business or other assets that, in the Company's reasonable judgment, are no longer used or useful in the conduct of the business of the Company and its Subsidiaries),
(B) any drilling contract, charter or other lease of Property or other assets entered into by the Company or any Subsidiary in the ordinary course of business, other than any Bargain Purchase Contract, (C) a Restricted Payment or Restricted Investment permitted under "-- Certain Covenants -- Limitation on Restricted Payments," (D) a Change of Control, (E) a consolidation, merger, continuance or the disposition of all or substantially all of the assets of the Company and the Subsidiaries, taken as a whole in compliance with the provision of the Indenture described in "-- Consolidation, Merger, Conveyance, Lease or Transfer," (F) any trade or exchange by the Company or any Subsidiary of one or more drilling rigs for one or more other drilling rigs of like kind owned or held by another Person, provided that (x) the Fair Value of the rig or rigs traded or exchanged by the Company or such Subsidiary (including cash or cash equivalents to be delivered by the Company or such Subsidiary) is reasonably equivalent to the Fair Value of the drilling rig or rigs (together with cash or cash equivalents to be received by the Company or such Subsidiary) or other assets as determined by written appraisal by a nationally (or industry) recognized investment banking firm or appraisal firm and (y) such exchange is approved by a majority of the disinterested directors of the Company. An Asset Sale shall include the requisition of title to, seizure of or forfeiture of any Property or assets, or any actual or constructive total loss or an agreed or compromised total loss of any Property or assets.

     "Attributable Indebtedness" in respect of a Sale and Lease-Back Transaction means, at any date of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease (or to the first date on which the lessee is permitted to terminate such lease without the payment of a penalty) included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of any date, with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from such date to the date of each scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such debt security multiplied in each case by (y) the amount of such principal payment by (ii) the sum of all such principal payments.

     "Bank Credit Facility" means the $50.0 million Amended and Restated Senior Secured Revolving Credit Agreement dated as of April 30, 1997 among the Company and GW Drilling as co-borrowers, International and Murco as guarantors and the lending institutions party thereto, Bankers Trust Company, as agent and administrative agent, and ING (US) Capital Corporation, as co-agent and documentation agent, as from time to time amended.

     "Bargain Purchase Contract" means a drilling contract, charter or lease that provides for acquisition of Property by the other party to such agreement during or at the end of the term thereof for less than Fair Market Value thereof at the time such right to acquire such Property is granted.

     "Capital Lease Obligation" means, at any time as to any Person with respect to any Property leased by such Person as lessee, the amount of the liability with respect to such lease that would be required at such time to be capitalized and accounted for as a capital lease on the balance sheet of such Person prepared in accordance with GAAP.

     "Capital Stock" in any Person means any and all shares, interests, partnership interests, participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than debt securities convertible into an equity interest), warrants or options to acquire any equity interest in such Person.

     "Cash Proceeds" means, with respect to any Asset Sale by any Person, the aggregate consideration received for such Asset Sale by such Person in the form of cash or cash equivalents (including any amounts of insurance or other proceeds received in connection with an Asset Sale of the type described in the last sentence of the definition thereof), including payments in respect of deferred payment obligations when received in the form of cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to such Person or any subsidiary thereof).

     "Change of Control" means (i) a determination by the Company that any Person or group (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act) has become the direct or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the Voting Stock of the Company other than Permitted Holders; (ii) the Company is merged with or into or consolidated with another corporation and, immediately after giving effect to the merger or consolidation, less than 50% of the outstanding voting securities entitled to vote generally in the election of directors or persons who serve similar functions of the surviving or resulting entity are then beneficially owned (within the meaning of Rule 13d-3 of the Exchange Act) in the aggregate by (x) the stockholders of the Company immediately prior to such merger or consolidation, or (y) if the record date has been set to determine the stockholders of the Company entitled to vote on such merger or consolidation, the stockholders of the Company as of such a record date; (iii) the Company, either individually or in conjunction with one or more Subsidiaries, sells, conveys, transfers or leases, or the Subsidiaries sell, convey, transfer or lease, all or substantially all of the assets of the Company or the Company and the Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of the Subsidiaries, to any Person (other than a Wholly Owned Subsidiary); (iv) the liquidation or dissolution of the Company; or (v) the first day on which a majority of the individuals who constitute the Board of Directors of the Company are not Continuing Directors.

     "Consolidated Interest Coverage Ratio" means as of the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the "Transaction Date"), the ratio of (i) the aggregate amount of EBITDA of the Company and its consolidated Subsidiaries for the four fiscal quarters for which financial information in respect thereof is available immediately prior to the applicable Transaction Date (the "Determination Period") to (ii) the aggregate Consolidated Interest Expense of the Company and its consolidated Subsidiaries that is anticipated to accrue during a period consisting of the fiscal quarter in which the Transaction Date occurs and the three fiscal quarters immediately subsequent thereto (based upon the pro forma amount and maturity of, and interest payments in respect of, Indebtedness of the Company and its consolidated Subsidiaries expected by the Company to be outstanding on the Transaction Date), assuming for the purposes of this measurement the continuation of market interest rates prevailing on the Transaction Date and base interest rates in respect of floating interest rate obligations equal to the base interest rates on such obligations in effect as of the Transaction Date, provided that if the Company or any of its consolidated Subsidiaries is a party to any Interest Swap Obligation that would have the effect of changing the interest rate on any Indebtedness of the Company or any of its consolidated Subsidiaries for such four-quarter period (or a portion thereof), the resulting rate shall be used for such four-quarter period or portion thereof; provided, further, that any Consolidated Interest Expense of the Company with respect to Indebtedness incurred or retired by the Company or any of its Subsidiaries during the fiscal quarter in which the Transaction Date occurs shall be calculated as if such debt was incurred or retired on the first day of the fiscal quarter in which the Transaction Date occurs; provided, further, that if the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio would have the effect of increasing or decreasing EBITDA in the future and if such increase or decrease is readily quantifiable and is attributable to such transaction, EBITDA shall be calculated on a pro forma basis as if such transaction had occurred on the first day of the four fiscal quarters referred to in clause (i) of this definition, and if, during the same four fiscal quarters, (x) the Company or any of its consolidated Subsidiaries shall have engaged in any Asset Sale, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the assets which are the subject of such Asset Sale for such period calculated on a pro forma basis as if such Asset Sale and any related retirement of Indebtedness had occurred on the first day of such period or (y) after the Series A Issue Date, the Company or any of its consolidated Subsidiaries shall have acquired any material assets other than in the ordinary course of business, EBITDA and Consolidated Interest Expense shall be calculated on a pro forma basis as if such acquisition had occurred on the first day of such period.

     "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication (A) the sum of (i) the aggregate amount of cash and noncash interest expense (including capitalized interest) of such Person and its subsidiaries for such period as determined on a consolidated basis in accordance with GAAP in respect of Indebtedness (including, without limitation, (v) any amortization of debt discount, (w) net costs associated with Interest Swap Obligations (including any amortization of discounts), (x) the interest portion of any deferred payment obligation calculated in accordance with the effective interest method, (y) all accrued interest and (z) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers acceptances or similar facilities) paid or accrued, or scheduled to be paid or accrued, during such period; (ii) dividends on Preferred Stock or Redeemable Stock of such Person (and Preferred Stock or Redeemable Stock of its subsidiaries if paid to a Person other than such Person or its subsidiaries) declared and payable in cash; (iii) the portion of any rental obligation of such Person or its subsidiaries in respect of any Capital Lease Obligation allocable to interest expense in accordance with GAAP; (iv) the portion of any rental obligation of such Person or its subsidiaries in respect of any Sale and Lease-Back Transaction allocable to interest expense (determined as if such were treated as a Capital Lease Obligation); and (v) to the extent any debt of any other Person is guaranteed by such Person or any of its subsidiaries, the aggregate amount of interest paid, accrued or scheduled to be paid or accrued, by such other Person during such period attributable to any such debt, less (B) to the extent included in (A) above, amortization or write-off of deferred financing costs of such Person and its subsidiaries during such period and any charge related or any premium or penalty paid in connection with redeeming or retiring any Indebtedness of such Person and its subsidiaries prior to its stated maturity; in the case of both (A) and (B) above, after elimination of intercompany accounts among such Person and its subsidiaries and as determined in accordance with GAAP. For purposes of clause (ii) above, dividend requirements attributable to any Preferred Stock or Redeemable Stock shall be deemed to be an amount equal to the amount of dividend requirements on such Preferred Stock or Redeemable Stock times a fraction, the numerator of which is one, and the denominator of which is one minus the applicable combined federal, state, local and foreign income tax rate of the Company and its Subsidiaries (expressed as a decimal), on a consolidated basis, for the fiscal year immediately preceding the date of the transaction giving rise to the need to calculate Consolidated Interest Expense.

     "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or net loss, as the case may be) of such Person and its subsidiaries for such period on a consolidated basis, determined in accordance with GAAP, provided that there shall be excluded therefrom, without duplication,
(i) any net income of any Unrestricted Subsidiary, except that the Company's or any Subsidiary's interest in the net income of such Unrestricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash or cash equivalents actually distributed by such Unrestricted Subsidiary during such period to the Company or a Subsidiary as a dividend or other distribution, (ii) gains and losses, net of taxes, from Asset Sales or reserves relating thereto, (iii) the net income of any Person that is not a subsidiary or that is accounted for by the equity method of accounting which shall be included only to the extent of the amount of dividends or distributions paid to such Person or its subsidiaries, (iv) items (but not loss items) classified as extraordinary, unusual or nonrecurring (other than the tax benefit, if any, of the utilization of net operating loss carryforwards or alternative minimum tax credits), (v) the net income (but not net loss) of any Person acquired by such specified Person or any of its subsidiaries in a pooling-of-interests transaction for any period prior to the date of such acquisition, (vi) any gain or loss, net of taxes, realized on the termination of any employee pension benefit plan, (vii) the net income (but not net loss) of any subsidiary of such specified Person to the extent that the transfer to that Person of that income is not at the time permitted, directly or indirectly, by any means (including by dividend, distribution, advance or loan or otherwise), or by operation of the terms of its charter or any agreement with a Person other than with such specified Person, instrument held by a Person other than by such specified Person, judgment, decree, order, statute, law, rule or governmental regulations applicable to such subsidiary or its stockholders, except for any dividends or distributions actually paid by such subsidiary to such Person, and
(viii) with regard to a non-Wholly Owned Subsidiary, any aggregate net income (or loss) in excess of such Person's or such subsidiary's pro rata share of such non-Wholly Owned Subsidiary's net income (or loss).

     "Consolidated Net Worth" of any Person means, as of any date, the sum of the Capital Stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of such Person and its subsidiaries on a consolidated basis at such date, each item determined in accordance with GAAP, less amounts attributable to Redeemable Stock of such Person or any of its subsidiaries.

     "Continuing Director" means an individual who (i) is a member of the Board of Directors of the Company and (ii) either (A) was a member of the Board of Directors of the Company on the Series A Issue Date or (B) whose nomination for election or election to the Board of Directors of the Company was approved by vote of at least a majority of the directors then still in office who were either directors on the Series A Issue Date or whose election or nomination for election was previously so approved.

     "Currency Hedge Obligations" means, at any time as to any Person, the obligations of such Person at such time which were incurred in the ordinary course of business pursuant to any foreign currency exchange agreement, option or future contract or other similar agreement or arrangement designed to protect against or manage such Person's or any of its subsidiaries' exposure to fluctuations in foreign currency exchange rates.

     "Default" means any event, act or condition the occurrence of which is, or after notice or the passage time or both would be, an Event of Default.

     "Determination Period" has the meaning specified under clause (i) of the definition of "Consolidated Interest Coverage Ratio."

     "EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus to the extent reflected in the income statement of such Person for such period from which Consolidated Net Income is determined, without duplication, (i) Consolidated Interest Expense,
(ii) income tax expense, (iii) depreciation expense, (iv) amortization expense,
(v) any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness prior to its stated maturity, (vi) any other non-cash charges and (vii) to the extent not otherwise covered by the adjustments contained in the proviso to this definition, non-recurring charges of approximately $6.1 million incurred during 1996 in employment severance costs, exit costs attributable to its exiting Argentina and Mexico and other non-recurring charges, all as described in the Company's Form 10-K for the year ended December 31, 1996 and minus, to the extent reflected in such income statement, any noncash credits that had the effect of increasing Consolidated Net Income of such Person for such period; provided that for purposes of determining EBITDA with respect to the Company, Consolidated Net Income shall exclude any net income or loss for the year ended December 31, 1996 associated with the Company's Argentine and Mexican divisions.

     "Fair Market Value" means, with respect to consideration received or to be received pursuant to any transaction by any Person, the fair market value of such consideration as determined in good faith by the Board of Directors of the Company.

     "Fair Value" means, with respect to any asset or Property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

     "GAAP" means, at any date, United States generally accepted accounting principles, consistently applied, as set forth in the opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants ("AICPA") and statements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be designated by the AICPA, that are applicable to the circumstances as of the date of determination; provided, however, that all calculations made for purposes of determining compliance with the provisions set forth in the Indenture shall utilize GAAP in effect at the Series A Issue Date.

     "Guarantee" means any guarantee of the Notes by any Guarantor in accordance with the provisions described under "-- Guarantees of Notes."

     "Guarantor" means Grey Wolf Drilling Company ("GW Drilling"), Grey Wolf International, Inc. ("International"), Murco and DI Energy, Inc. and each other Subsidiary of the Company that is required to guarantee the Company's Obligations under the Notes and the Indenture as described in "-- Guarantees of Notes" and any other Subsidiary of the Company that executes a supplemental indenture in which such Subsidiary agrees to guarantee the Company's Obligations under the Notes and the Indenture. GW Drilling was formerly named "Drillers, Inc." and International was formerly named "DI International, Inc." Both GW Drilling and International were renamed following the GWDC Acquisition.

     "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, suffer to exist, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "incurrence," "incurred," "incurrable" and "incurring" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness. Indebtedness otherwise incurred by a Person before it becomes a Subsidiary shall be deemed to have been incurred at the time at which it becomes a Subsidiary.

     "Indebtedness" as applied to any Person means, at any time, without duplication, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) any obligation of such Person for borrowed money; (ii) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including, without limitation, any such obligations incurred in connection with acquisition of Property, assets or businesses, excluding accounts payable made in the ordinary course of business which are not more than 90 days overdue or which are being contested in good faith and by appropriate proceedings; (iii) any obligation of such Person for all or any part of the purchase price of Property or for the cost of Property constructed or of improvements thereto (including any obligation under or in connection with any letter of credit related thereto), other than accounts payable incurred in respect of Property and services purchased in the ordinary course of business which are no more than 90 days overdue or which are being contested in good faith and by appropriate proceedings; (iv) any obligation of such Person upon which interest charges are customarily paid (other than accounts payable incurred in the ordinary course of business); (v) any obligation of such Person under conditional sale or other title retention agreements relating to purchased Property; (vi) any obligation of such Person issued or assumed as the deferred purchase price of Property (other than accounts payable incurred in the ordinary course of business which are no more than 90 days overdue or which are being contested in good faith and by appropriate proceedings); (vii) any Capital Lease Obligation or Attributable Indebtedness pursuant to any Sale and Lease-Back Transaction of such Person;
(viii) any obligation of any other Person secured by (or for which the obligee thereof has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired, whether or not any obligation secured thereby has been assumed, by such Person; (ix) any obligation of such Person in respect of any letter of credit supporting any obligation of any other Person;
(x) the maximum fixed repurchase price of any Redeemable Stock of such Person (or if such Person is a subsidiary, any Preferred Stock of such Person); (xi) the notional amount of any Interest Swap Obligation or Currency Hedge Obligation of such Person at the time of determination; and (xii) any obligation which is in economic effect a guarantee, regardless of its characterization (other than an endorsement in the ordinary course of business), with respect to any Indebtedness of another Person, to the extent guaranteed. For purposes of the preceding sentence, the maximum fixed repurchase price of any Redeemable Stock or subsidiary Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock or subsidiary Preferred Stock as if such Redeemable Stock or subsidiary Preferred Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided, however, that if such Redeemable Stock or subsidiary Preferred Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Stock or subsidiary Preferred Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any guarantees at such date; provided that for purposes of calculating the amount of any non-interest bearing or other discount security, such Indebtedness shall be deemed to be the principal amount thereof that would be shown on the balance sheet of the issuer dated such date prepared in accordance with GAAP but that such security shall be deemed to have been incurred only on the date of the original issuance thereof.

     "Interest Swap Obligation" means, with respect to any Person, the obligation of such Person pursuant to any interest rate swap agreement, interest rate cap, collar or floor agreement or other similar agreement or arrangement designed to protect against or manage such Person's or any of its subsidiaries' exposure to fluctuations in interest rates.

     "Investment" means, with respect to any Person, any direct, indirect or contingent investment in another Person, whether by means of a share purchase, capital contribution, loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or similar credit extension constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person; provided that the term "Investment" shall not include any transaction involving the purchase or other acquisition (including by way of merger) of Property (including Capital Stock) by the Company or any Subsidiary in exchange for Capital Stock (other than Redeemable Stock) of the Company. The amount of any Person's Investment shall be the original cost of such Investment to such Person, plus the cost of all additions thereto paid by such Person, and minus the amount of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, writedowns, or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any Property or assets other than cash, such Property or assets shall be valued at its Fair Value at the time of such transfer as determined in good faith by the board of directors (or comparable body) of the Person making such transfer. The Company shall be deemed to make an "Investment" in the amount of the Fair Value of the Assets of a Subsidiary at the time such Subsidiary is designated an Unrestricted Subsidiary.

     "Issue Date" means the date on which the Notes are first authenticated and delivered under the Indenture.

     "Joint Venture" means any Person (other than a Guarantor) designated as such by a resolution of the Board of Directors of the Company and as to which
(i) the Company, any Guarantor or any Joint Venture owns less than 50% of the Capital Stock of such Person; (ii) no more than ten unaffiliated Persons own of record any Capital Stock of such Person; (iii) at all times, each such Person owns the same proportion of each class of Capital Stock of such Person outstanding at such time; (iv) no Indebtedness of such Person is or becomes outstanding other than Non-Recourse Indebtedness; (v) there exist no consensual encumbrances or restrictions on the ability of such Person to (x) pay, directly or indirectly, dividends or make any other distributions in respect of its Capital Stock to the holders of its Capital Stock or (y) pay any Indebtedness or other obligation owed to the holders of its Capital Stock or (z) make any Investment in the holders of its Capital Stock, in each case other than the types of consensual encumbrances or restrictions that would be permitted by the "Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries" covenant if such Person were a Subsidiary; and (vi) the business engaged in by such Person is a Related Business.

     "Lien" means any mortgage, pledge, hypothecation, charge, assignment, deposit arrangement, encumbrance, security interest, lien (statutory or other), or preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any agreement to give or grant a Lien or any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Maturity" means the date on which the principal of a Note becomes due and payable as provided therein or in the Indenture, whether at the Stated Maturity or the Change of Control Payment Date or purchase date established pursuant to the terms of the Indenture for an Asset Sale Offer or by declaration of acceleration, call for redemption or otherwise.

     "Net Available Proceeds" means, (a) as to any Asset Sale (other than a Bargain Purchase Contract), the Cash Proceeds therefrom, net of all legal and title expenses, commissions and other fees and expenses incurred, and all Federal, state, foreign, recording and local taxes payable as a consequence of such Asset Sale, net of all payments made to any Person other than the Company or a Subsidiary on any Indebtedness which is secured by such assets, in accordance with the terms of any Lien upon or with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale and, as for any Asset Sale by a Subsidiary, net of the equity interest in such Cash Proceeds of any holder of Capital Stock of such Subsidiary (other than the Company, any other Subsidiary or any Affiliate of the Company or any such other Subsidiary) and (b) as to any Bargain Purchase Contract, an amount equal to (i) that portion of the rental or other payment stream arising under a Bargain Purchase Contract that represents an amount in excess of the Fair Market Value of the rental or other payments with respect to the pertinent Property or other asset and (ii) the Cash Proceeds from the sale of such Property or other asset, net of the amount set forth in clause (a) above, in each case as and when received.

     "Non-Recourse Indebtedness" means Indebtedness or that portion of Indebtedness of an Unrestricted Subsidiary or a foreign Subsidiary not constituting a Guarantor as to which (a) neither the Company nor any other Subsidiary (other than an Unrestricted Subsidiary or a Subsidiary of such foreign Subsidiary) (i) provides credit support including any undertaking, agreement or instrument which would constitute Indebtedness or (ii) is directly or indirectly liable for such Indebtedness and (b) no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against an Unrestricted Subsidiary or such foreign Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or its other Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     "Obligations" means, with respect to any Indebtedness, any obligation thereunder, including, without limitation, principal, premium and interest (including post petition interest thereon), penalties, fees, costs, expenses, indemnifications, reimbursements, damages and other liabilities.

     "Obligors" means the Company and the Guarantors, collectively; "Obligor" means the Company or any Guarantor.

     "Officers' Certificate" means a certificate signed by the Chairman of the Board, a Vice Chairman of the Board, the President, the Chief Executive Officer, the Chief Operating Officer or a Vice President, and by the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company or a Subsidiary and delivered to the Trustee, which shall comply with the Indenture.

     "Permitted Holders" means Norex Industries, Inc., Somerset Capital Partners, Mike L. Mullen and Roy T. Oliver, Jr. and their respective Affiliates.

     "Permitted Indebtedness" means (a) Indebtedness of the Company under the Notes and the Series A Notes; (b) Indebtedness (and any guarantee thereof) under one or more credit or revolving credit facilities with a bank or syndicate of banks or financial institutions or other lenders, including the Bank Credit Facility, as such may be amended, modified, revised, extended, replaced, or refunded from time to time, in an aggregate principal amount at any one time outstanding not to exceed $100.0 million, less any amounts derived from Asset Sales and applied to the required permanent reduction of Senior Debt (and a permanent reduction of the related commitment to lend or amount available to be reborrowed in the case of a revolving credit facility) under such credit facilities as contemplated by the "Limitation on Asset Sales" covenant (provided that the aggregate principal amount of Indebtedness deemed to be incurred under this clause (b) shall be the same amount as is deemed incurred under clause (b) of the definition of the term "Permitted Indebtedness" in the Series A Indenture); (c) Indebtedness of the Company or any Subsidiary under Interest Swap Obligations, provided that (i) such Interest Swap Obligations are related to payment obligations on Indebtedness otherwise permitted under the covenants described in "-- Certain Covenants -- Limitation on Indebtedness" and (ii) the notional principal amount of such Interest Swap Obligations does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relate; (d) Indebtedness of the

Company or any Subsidiary under Currency Hedge Obligations, provided that (i) such Currency Hedge Obligations are related to payment obligations on Indebtedness otherwise permitted under the covenants described in "-- Certain Covenants -- Limitation on Indebtedness" or to the foreign currency cash flows reasonably expected to be generated by the Company and the Subsidiaries and (ii) the notional principal amount of such Currency Hedge Obligations does not exceed the principal amount of the Indebtedness and the amount of the foreign currency cash flows to which such Currency Hedge Obligations relate; (e) Indebtedness of the Company or any Subsidiary outstanding on the Series A Issue Date; (f) (i) the Guarantees of the Notes and the Series A Notes (and any assumption of the Obligations guaranteed thereby) and (ii) Indebtedness of a Guarantor constituting a guarantee of Indebtedness of the Company incurred in compliance with the paragraph above entitled "Certain Covenants -- Limitation on Indebtedness" (and any assumption of the Obligations guaranteed thereby); (g) Indebtedness of the Company or any Subsidiary in respect of bid performance bonds, surety bonds, appeal bonds and letters of credit or similar arrangements issued for the account of the Company or any Subsidiary, in each case in the ordinary course of business and other than for an obligation for money borrowed;
(h) Indebtedness of the Company to a Guarantor or other Wholly Owned Subsidiary and Indebtedness of a Guarantor or other Wholly Owned Subsidiary to the Company or another Guarantor or other Wholly Owned Subsidiary; provided that upon any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Guarantor ceasing to be a Guarantor or such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary, as the case may be, or any other subsequent transfer of any such Indebtedness (except to the Company or a Guarantor or other Wholly Owned Subsidiary), such Indebtedness shall be deemed, in each case, to be incurred and shall be treated as an incurrence for purposes of the "Limitation on Indebtedness" covenants at the time the Guarantor in question ceased to be a Guarantor or the Wholly Owned Subsidiary in question ceased to be a Wholly Owned Subsidiary; (i) Subordinated Indebtedness of the Company to an Unrestricted Subsidiary for money borrowed; (j) Indebtedness of the Company in connection with a purchase of the Notes and the Series A Notes pursuant to a Change of Control Offer under the Indenture and the Series A Indenture, provided that the aggregate principal amount of such Indebtedness does not exceed 101% of the aggregate principal amount at Stated Maturity of the Notes and the Series A Notes purchased pursuant to such Change of Control offer; provided, further, that such Indebtedness (A) has an Average Life equal to or greater than the remaining Average Life of the Notes and the Series A Notes and
(B) does not mature prior to one year following the Stated Maturity of the Notes and the Series A Notes; (k) Permitted Refinancing Indebtedness; (l) Permitted Subsidiary Refinancing Indebtedness; and (m) additional Indebtedness incurred after the Series A Issue Date in an aggregate principal amount not in excess of $2.5 million at any one time outstanding (provided that the aggregate principal amount of Indebtedness deemed to be incurred under this clause (m) shall be the same amount as is deemed incurred under clause (m) of the definition of the term "Permitted Indebtedness" in the Series A Indenture). So as to avoid duplication in determining the amount of Permitted Indebtedness under any clause of this definition, guarantees permitted to be incurred pursuant to the Indenture of, or obligations permitted to be incurred pursuant to the Indenture in respect of letters of credit supporting, Indebtedness otherwise included in the determination of such amount shall not also be included.

     "Permitted Investments" means (a) certificates of deposit, bankers acceptances, time deposits, Eurocurrency deposits and similar types of Investments routinely offered by commercial banks with final maturities of one year or less issued by commercial banks organized in the United States having capital and surplus in excess of $300.0 million; (b) commercial paper issued by any corporation, if such commercial paper has credit ratings of at least "A-1" or its equivalent by S&P and at least "P-I" or its equivalent by Moody's; (c) U.S. Government Obligations with a maturity of four years or less; (d) repurchase obligations for instruments of the type described in clause (c) with any bank meeting the qualifications specified in clause (a) above; (e) shares of money market mutual or similar funds having assets in excess of $100.0 million;
(f) payroll advances in the ordinary course of business; (g) other advances and loans to officers and employees of the Company or any Subsidiary, so long as the aggregate principal amount of such advances and loans does not exceed $500,000 at any one time outstanding; (h) Investments represented by that portion of the proceeds from Asset Sales that is not required to be Cash Proceeds by the covenant described in "-- Certain Covenants -- Limitation on Asset Sales"; (i) Investments made by the Company in Guarantors or in its other Wholly Owned Subsidiaries (or any Person that will be a Wholly Owned Subsidiary as a result of such

Investment) or by a Subsidiary in the Company or in one or more Guarantors or other Wholly Owned Subsidiaries (or any Person that will be a Wholly Owned Subsidiary as a result of such Investment); (j) Investments in stock, obligations or securities received in settlement of debts owing to the Company or any Subsidiary as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of the Company or any Subsidiary, in each case as to debt owing to the Company or any Subsidiary that arose in the ordinary course of business of the Company or any such Subsidiary; (k) certificates of deposit, bankers acceptances, time deposits, Eurocurrency deposits and similar types of Investments routinely offered by commercial banks organized in the United States with final maturities of one year or less and in an aggregate amount not to exceed $5.0 million at any one time outstanding with a commercial bank organized in the United States having capital and surplus in excess of $75.0 million; (l) Venezuelan and other foreign bank deposits and cash equivalents in jurisdictions where the Company or its Subsidiaries are then actively conducting business; (m) Investment in Grey Wolf pursuant to the Grey Wolf Acquisition agreement; (n) Interest Swap Obligations with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding; (o) Currency Hedge Obligations, provided that such Currency Hedge Obligations constitute Permitted Indebtedness permitted by clause (d) of the definition thereof; (p) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility, worker's compensation and performance and other similar deposits in the ordinary course of business; and (q) Investments pursuant to any agreement or obligation of the Company or any Subsidiary in effect on the Series A Issue Date and listed on a schedule attached to the Series A Indenture.

     "Permitted Liens" means (a) Liens in existence on the Series A Issue Date;
(b) Liens created for the benefit of the Notes, the Guarantees, the Series A Notes and/or any guarantees thereof; (c) Liens on Property of a Person existing at the time such Person is merged or consolidated with or into the Company or a Subsidiary (and not incurred as a result of, or in anticipation of, such transaction), provided that any such Lien relates solely to such Property; (d) Liens on Property existing at the time of the acquisition thereof (and not incurred as a result of, or in anticipation of such transaction), provided that any such Lien relates solely to such Property; (e) Liens incurred or pledges and deposits made in connection with worker's compensation, unemployment insurance and other social security benefits, statutory obligations, bid, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (f) Liens imposed by law or arising by operation of law, including, without limitation, landlords', mechanics', carriers', warehousemen's, materialmen's, suppliers' and vendors' Liens and Liens for master's and crew's wages and other similar maritime Liens, and incurred in the ordinary course of business for sums not delinquent or being contested in good faith, if such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made with respect thereof; (g) zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property and defects, irregularities and deficiencies in title to real property that do not, individually or in the aggregate, materially affect the ability of the Company or any Subsidiary to conduct its business presently conducted; (h) Liens for taxes or assessments or other governmental charges or levies not yet due and payable, or the validity of which is being contested by the Company or a Subsidiary in good faith and by appropriate proceedings upon stay of execution or the enforcement thereof and for which adequate reserves in accordance with GAAP or other appropriate provision has been made; (i) Liens to secure Indebtedness incurred for the purpose of financing all or a part of the purchase price or construction cost of Property acquired or constructed after the Series A Issue Date, provided that (1) the principal amount of Indebtedness secured by such Liens shall not exceed 100% of the lesser of cost or Fair Market Value of the Property so acquired or constructed plus transaction costs related thereto, (2) such Liens shall not encumber any other assets or Property of the Company or any Subsidiary (other than the proceeds thereof and accessions and upgrades thereto) and (3) such Liens shall attach to such Property within 120 days of the date of the completion of the construction or acquisition of such Property; (j) Liens securing Capital Lease Obligations, provided, further, that such Liens secure Capital Lease Obligations which, when combined with (1) the outstanding secured Indebtedness of the Company and its Subsidiaries (other than Indebtedness secured by Liens described under clauses (b) and (i) hereof) and
(2) the aggregate principal amount of all other Capital Lease Obligations of the Company and Subsidiaries, does not exceed $5.0 million at any one time outstanding; (k) Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing clauses (a), (c) and (d), provided, further, that such Lien does not extend to any other Property of the Company or any Subsidiary and the principal amount of the Indebtedness secured by such Lien is not increased; (l) any charter or lease; (m) leases or subleases of real property to other Persons; (n) Liens securing Permitted Indebtedness described in clause (b) of the definition thereof; (o) judgment liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired; (p) rights of off-set of banks and other Persons; and (q) liens in favor of the Company.

     "Permitted Refinancing Indebtedness" means Indebtedness of the Company, incurred in exchange for, or the net proceeds of which are used to renew, extend, refinance, refund or repurchase, outstanding Indebtedness of the Company which outstanding Indebtedness was incurred in accordance with, or is otherwise permitted by, the terms of clauses (a) and (e) of the definition of "Permitted Indebtedness", provided that (i) if the Indebtedness being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment (without regard to its being secured) to the Notes, then such new Indebtedness is pari passu with or subordinated in right of payment (without regard to its being secured) to, as the case may be, the Notes at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (ii) such new Indebtedness is scheduled to mature later than the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (iii) such new Indebtedness has an Average Life at the time such Indebtedness is incurred that is greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased, and (iv) such new Indebtedness is in aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP) plus the amount of reasonable fees, expenses, and premium, if any, incurred by the Company or such Subsidiary in connection therewith.

     "Permitted Subsidiary Refinancing Indebtedness" means Indebtedness of any Subsidiary, incurred in exchange for, or the net proceeds of which are used to renew, extend, refinance, refund or repurchase, outstanding Indebtedness of such Subsidiary which outstanding Indebtedness was incurred in accordance with, or is otherwise permitted by, the terms of clauses (e) and (f) of the definition of Permitted Indebtedness, provided that (i) if the Indebtedness being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment (without regard to its being secured) to the Guarantee of such Subsidiary, then such new Indebtedness is pari passu with or subordinated in right of payment (without regard to its being secured) to, as the case may be, the Guarantee of such Subsidiary at least to the same extent as the Indebtedness being renewed, extended, refinanced refunded or repurchased, (ii) such new Indebtedness is scheduled to mature later than the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (iii) such new Indebtedness has an Average Life at the time such Indebtedness is incurred that is greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased, and (iv) such new Indebtedness is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP) plus the amount of reasonable fees, expenses, and premium, if any, incurred by the Company or such Subsidiary in connection therewith.

     "Person" means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

     "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends and/or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of at least one other class of such Person.

     "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, excluding Capital Stock in any other Person.

     "Qualified Equity Offering" means an offering made after the Series A Issue Date of Capital Stock (other than Redeemable Stock) of the Company for cash, whether pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act.

     "Redeemable Stock" means, with respect to any Person, any equity security that by its terms or otherwise is required to be redeemed, or is redeemable at the option of the holder thereof, at any time prior to one year following the Stated Maturity of the Notes or is exchangeable into Indebtedness of such Person or any of its subsidiaries.

     "Related Business" means the land drilling business and activities incidental thereto and any business related or ancillary thereto.

     "Replacement Asset" means a Property or asset that, as determined by the Board of Directors of the Company as evidenced by a Board Resolution, is used or is useful in a Related Business.

     "Restricted Investment" means any Investment in any Person, including an Unrestricted Subsidiary or the designation of a Subsidiary as an Unrestricted Subsidiary, other than a Permitted Investment.

     "Restricted Payment" means to (i) declare or pay any dividend on, or make any distribution in respect of, or purchase, redeem, retire or otherwise acquire for value, any Capital Stock of the Company or any Affiliate of the Company, or warrants, rights or options to acquire such Capital Stock, other than (x) dividends payable solely in the Capital Stock (other than Redeemable Stock) of the Company or such Affiliate, as the case may be, or in warrants, rights or options to acquire such Capital Stock and (y) dividends or distributions by a Subsidiary to the Company or to a Wholly Owned Subsidiary; (ii) make any principal payment on, or redeem, repurchase, defease (including an in-substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled principal payment, scheduled sinking fund payment or other stated maturity, Indebtedness of the Company or any Subsidiary which is subordinated (whether pursuant to its terms or by operation of law) in right of payment to the Notes or the Guarantees, as applicable; or (iii) make any Restricted Investment in any Person.

     "Sale and Lease-Back Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its subsidiaries.

     "Senior Debt" means any Indebtedness incurred by the Company, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes, provided that Senior Debt will not include (a) any liability for federal, state, local or other taxes owed or owing, (b) any Indebtedness owing to any Subsidiaries of the Company, (c) any trade payables or (d) any Indebtedness that is incurred in violation of the Indenture.

     "Series A Indenture" means the Indenture dated as of June 27, 1997 among the Company, the subsidiary guarantors parties thereto, and Chase Bank of Texas, National Association (formerly known as Texas Commerce Bank National Association), as Trustee, providing for the issuance of the Series A Notes in the aggregate principal amount of $175,000,000, as such may be amended and supplemented from time to time.

     "Series A Issue Date" means the date on which the Series A Notes were originally issued under the Series A Indenture.

     "Series A Notes" means the Company's 8 7/8% Senior Notes due July 1, 2007 issued pursuant to the Series A Indenture, as such may be amended or supplemented from time to time.

     "Significant Subsidiary" means a Subsidiary that is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act.

     "Stated Maturity" when used with respect to a Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

     "Subordinated Indebtedness" means any Indebtedness of the Company or any Guarantor that is subordinated in right of payment to the Notes or the Guarantees, as the case may be, and does not mature prior to one year following the Stated Maturity of the Notes.

     "subsidiary" means, with respect to any Person, (i) any corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person, or by one or more other subsidiaries of such Person, or by such Person and one or more other subsidiaries of such Person, (ii) any general partnership, joint venture or similar entity, more than 50% of the outstanding partnership or similar interest of which is owned, directly or indirectly, by such Person, or by one or more other subsidiaries of such Person, or by such Person and one or more other subsidiaries of such Person and (iii) any limited partnership of which such Person or any subsidiary of such Person is a general partner.

     "Subsidiary" means a subsidiary of the Company other than an Unrestricted Subsidiary; provided that Indrillers shall not be considered a Subsidiary for purposes of the Indenture.

     "Transaction Date" has the meaning specified within the definition of Consolidated Interest Coverage Ratio.

     "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged; (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (i) or (ii) above, are not callable or redeemable at the option of the issuers thereof; or (iii) depository receipts issued by a bank or trust company as custodian with respect to any such U.S. Government Obligations or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a Depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such Depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation evidenced by such Depository receipt.

     "Unrestricted Subsidiary" means any subsidiary of the Company that the Company has classified as an Unrestricted Subsidiary and that has not been reclassified as a Subsidiary pursuant to the terms of the Indenture.

     "Voting Stock" means with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holder thereof (whether at all times or at the times that such class of Capital Stock has voting power by reason of the happening of any contingency) to vote in the election of members of the board of directors or comparable body of such Person.

     "Wholly Owned Subsidiary" means any Subsidiary to the extent (i) all of the Capital Stock or other ownership interests in such Subsidiary, other than any directors' qualifying shares mandated by applicable law, is owned directly or indirectly by the Company or (ii) such Subsidiary is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Subsidiary to transact business in such foreign jurisdiction, provided that the Company, directly or indirectly, owns the remaining Capital Stock or ownership interest in such Subsidiary and, by contract or otherwise, controls the management and business of such Subsidiary and derives the economic benefits of ownership of such Subsidiary to substantially the same extent as if such Subsidiary were a wholly owned Subsidiary.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The Company's principal credit arrangements (other than customary trade credit and capital leases) consist of the Bank Credit Facility, the Series A Notes and the Exchange Notes to be issued hereby in exchange for the Old Notes. See "Description of the Notes."

BANK CREDIT FACILITY


     On December 31, 1996, Grey Wolf and GW Drilling entered into a senior secured reducing revolving credit facility as co-borrowers. This facility was amended and restated on April 30, 1997, as the Bank Credit Facility. International and Murco have guaranteed the obligations of the borrowers under the Bank Credit Facility. The Bank Credit Facility provides the Company and GW Drilling with the ability to borrow up to $50.0 million from time to time prior to April 30, 2000, subject to the reductions described below, with up to $5.0 million of such amount available for letters of credit. Interest under the Bank Credit Facility accrues at a variable rate, using (at the borrowers' election) either the agent's base rate plus a margin ranging from 0.75% to 1.50%, depending upon the Company's trailing 12-month debt to EBITDA ratio, or a rate based on the interbank Eurodollar market plus a margin ranging from 1.75% to 2.50%, depending upon the Company's trailing 12-month debt to EBITDA ratio. Letters of credit accrue a letter of credit fee equal to the margin described above for the interbank Eurodollar market interest rate plus a facing fee of 0.25% per annum. The borrowers pay a commitment fee of 0.5% per annum on the average unused portion of the lenders' commitments. The borrowers' indebtedness under the Bank Credit Facility is secured by a security interest in (i) all domestic drilling rigs and related equipment owned by the Company or the Guarantors, (ii) the stock of the Guarantors, and (iii) substantially all other assets of the Company and the Guarantors, wherever located (other than stock of other subsidiaries).


     The lenders' commitments will be reduced by the amount of net cash proceeds received by the Company or its subsidiaries from sales of collateral in excess of $1.0 million individually or $2.0 million in the aggregate in any 12-month period. In addition, mandatory prepayments would be required upon (i) the receipt of net proceeds received by the Company or its subsidiaries from the incurrence of certain other debt or sales of debt or equity securities in a public offering or private placement, or (ii) the receipt of net cash proceeds received by the Company or its subsidiaries from asset sales (other than proceeds from dispositions of inventory in the ordinary course of business, certain licenses of intellectual property, certain inter-company transfers, and sales of rigs identified in the credit agreement as equipment held for resale) or the receipt of insurance proceeds on assets of the borrowers, in each case to the extent that such proceeds are in excess of $500,000 individually or $1.0 million in the aggregate in any 12-month period. The final maturity date of the Bank Credit Facility is April 30, 2000.

     Borrowings under the Bank Credit Facility may be used to make land rig acquisitions and for general corporate purposes.

     Among the various covenants that must be satisfied by the Company under the Bank Credit Facility are the following five financial covenants under which the Company will not permit:

          (i) working capital (as defined in the Bank Credit Facility) to be less than $5.0 million on the last day of any fiscal quarter;

          (ii) consolidated net worth to be less than the sum of $60.0 million plus (a) 50% of the Company's consolidated net income, if positive, for the period from January 1, 1997, to the final day of the most recent period for which consolidated financial information of the Company is available and
     (b) 50% of the increase to shareholders' equity of the Company attributable to the issuance of Common Stock;

          (iii) the ratio of (a) the appraised fair market value of rigs and related equipment to (b) the lenders' commitments to be less than 2 to 1;

          (iv) the ratio of consolidated debt to total capitalization to exceed
     0.6 to 1; and

          (v) the ratio of consolidated EBITDA to consolidated interest expense for the most recent quarter to be less than 3 to 1.

     The Bank Credit Facility also contains provisions restricting the ability of the Company and its subsidiaries to (i) engage in new lines of business unrelated to their current activities, (ii) enter into mergers or consolidations or asset sales or purchases (with specified exceptions), (iii) incur liens or debts or make advances, investments or loans (in each case, with specified exceptions), (iv) pay dividends or redeem stock (except for certain inter-company transfers), (v) enter into transactions with affiliates other than on an arm's-length basis in the ordinary course of business (with specified exceptions), (vi) prepay or materially amend any other indebtedness, (vii) modify any certificate of incorporation or by-laws in a manner adverse to the lenders, (viii) issue any stock (other than common stock), (ix) agree to or incur any restriction on the rights of the Company's subsidiaries to pay dividends, make loans, transfer assets or take similar actions (with certain exceptions) or (x) form new subsidiaries (with certain exceptions).

     Events of default under the Bank Credit Facility include (i) non-payment of amounts owing under the Bank Credit Facility, (ii) misrepresentation, (iii) breach of covenants, (iv) default with respect to other indebtedness in excess of $350,000, (v) bankruptcy, (vi) certain ERISA events, (vii) default under, or noneffectiveness of, the security documents covering the collateral, (viii) default under, or noneffectiveness of, the guaranty by International or Murco (or any other future guaranty), (ix) judgments in excess of $350,000, and (x) a change of control event (meaning that (a) the Company ceases to own 100% of GW Drilling and International, (b) some person or group (other than persons named in clause (d) below) has either acquired beneficial ownership of 30% or more of the Company or obtained the power to elect a majority of the Company's board of directors, (c) the Company's board of directors ceases to consist of a majority of "continuing directors" (as defined in the Bank Credit Facility) or (d) Norex Drilling Ltd., SDA and SCP cease to own or control at least 25% of the Company).

SERIES A NOTES

     Concurrently with the closing of the GWDC Acquisition, the Company concluded a public offering of $175.0 million in principal amount of the Series A Notes. The net proceeds from the sale of the Series A Notes were used (i) to pay the cash portion of the GWDC Acquisition price, (ii) to repay the Company's then outstanding balance under its revolving line of credit from its commercial banks, (iii) to pay the purchase price for the Kaiser-Francis Rig Purchase and the Additional Rig Purchases and (iv) for capital expenditures to refurbish certain of the Company's rigs and for other general corporate purposes. The Notes will be general unsecured senior obligations of the Company ranking pari passu in right of payment with the Series A Notes and with all other indebtedness and liabilities of the Company that are not subordinated by their terms to other Indebtedness (as defined in the Indenture) of the Company and senior in right of payment to all indebtedness of the Company that by its terms is so subordinated. The terms of the Series A Notes are substantially identical to the Notes, except for certain restrictions or transfer applicable to the Notes. Among other things, the Series A Indenture provides that upon a Change of Control, as defined in the Series A Indenture, each holder of Series A Notes will have the right to require the Company to repurchase all or any part of such holder's Series A Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase.

     The Series A Indenture permits (and the Indenture will permit) the Company and its subsidiaries to incur additional indebtedness, including senior indebtedness of up to $100.0 million aggregate principal amount which may be secured by liens on all of the assets of the Company and its subsidiaries, subject to certain limitations.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following summary is based on the tax laws of the United States in effect on the date of this Prospectus, as well as judicial and administrative interpretations thereof (in final or proposed form) available on or before such date. There can be no assurance that the Internal Revenue Service will not take a contrary view, and no ruling from the service has been or will be sought. The foregoing laws and interpretations thereof are subject to change, which may or may not be retroactive and could affect the tax consequences to holders.

     The Company believes that the exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer will be treated as a continuation of the Old Notes and will not be a taxable event for federal income tax purposes. Consequently, a holder's holding period for Exchange Notes will include the holding period for Old Notes. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF EXCHANGING OLD NOTES FOR EXCHANGE NOTES.

                              PLAN OF DISTRIBUTION


     A broker-dealer that is the holder of Old Notes that were acquired for the account of such broker-dealer as a result of market-making or other trading activities (other than Old Notes acquired directly from the Company or any affiliate of the Company) may exchange such old Notes for Exchange Notes pursuant to the Exchange Offer; provided, that each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of one year after the Expiration Date it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale.


     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over the counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of one year after consummation of the Exchange Offer, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer and to the Company's performance of, or compliance with, the Registration Rights Agreement (other than commissions or concessions to any brokers or dealers) and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the Notes being offered hereby will be passed upon for the Company by Porter & Hedges, L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1997 and 1996, and for the years then ended have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements and financial statement schedule for the year ended December 31, 1995 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. The Company has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Exchange Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, and the Exchange Notes offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of certain documents filed as exhibits to the Registration Statement are not necessarily complete and, in each case, are qualified by reference to the copy of the document so filed. The Registration Statement, reports, proxy statements and other information filed by the Company can be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Such material also can be reviewed through the Commission's Electronic Data Gathering, Analysis, and Retrieval System, which is publicly available through the Commission's Web site (http://www.sec.gov).

     The Company intends to furnish to each holder of the Exchange Notes annual reports containing audited financial statements, quarterly reports containing unaudited financial statements and other documents filed with the Commission by the Company. The Company also will furnish to each holder of the Exchange Notes such other reports as may be required by applicable law.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST DIRECTED TO SECRETARY, GREY WOLF, INC., AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES LOCATED AT 10370 RICHMOND AVENUE, SUITE 600, HOUSTON, TEXAS 77042; TELEPHONE (713) 435-6100. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE FIVE DAYS BEFORE THE EXPIRATION DATE.

     The Company's (i) Annual Report on Form 10-K for the year ended December 31, 1997, (ii) Definitive Proxy statement for the 1998 Annual Meeting of Shareholders, (iii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 and (iv) Current Reports on Form 8-K filed January 30, 1998, May 6, 1998 and May 21, 1998, which have been filed by the Company with the Commission pursuant to the Exchange Act, (Commission File No. 18226), are incorporated in and made a part of this Prospectus.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the Exchange Offer shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents.

     Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                       AND FINANCIAL STATEMENT SCHEDULES

Independent Auditors' Report................................   F-2
Independent Auditors' Report................................   F-3
Consolidated Balance Sheets as of March 31, 1998
  (unaudited), December 31, 1997 and 1996...................   F-4
Consolidated Statements of Operations for the Three Months
  ended March 31, 1998 and 1997 (unaudited) and the Years
  Ended December 31, 1997, 1996, and 1995...................   F-5
Consolidated Statements of Shareholders' Equity for the
  Three Months ended March 31, 1998 (unaudited) and the
  Years Ended December 31, 1997, 1996 and 1995..............   F-6
Consolidated Statements of Cash Flows for the Three Months
  ended March 31, 1998 and 1997 (unaudited) and the Years
  Ended December 31, 1997, 1996, and 1995...................   F-7
Notes to Consolidated Financial Statements..................   F-9
Financial Statement Schedule:
Schedule II -- Valuation and Qualifying Accounts............  F-24

Schedules other than those listed above are omitted because they are either not applicable or not required or the information required is included in the consolidated financial statements or notes thereto.

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Grey Wolf, Inc.:

     We have audited the accompanying consolidated balance sheets of Grey Wolf, Inc. (formerly DI Industries, Inc.) and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1997. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule for the years ended December 31, 1997 and 1996. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grey Wolf, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1997, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.

                                            KPMG Peat Marwick LLP

Houston, Texas
March 3, 1998

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Grey Wolf, Inc.:

     We have audited the accompanying consolidated statements of operations, shareholders' equity and cash flows of Grey Wolf, Inc. and its Subsidiaries (the "Company") for the year ended December 31, 1995. Our audit also included the financial statement schedule for the year ended December 31, 1995 listed in the Index. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of the Company for the year ended December 31, 1995 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic 1995 consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                            Deloitte & Touche LLP

                                            Houston, Texas
                                            March 28, 1996

                        GREY WOLF, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                               DECEMBER 31,
                                                               MARCH 31,    -------------------
                                                                 1998         1997       1996
                                                              -----------   --------   --------
                                                              (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................   $  1,105     $ 53,626   $  6,162
  Restricted cash -- insurance deposits.....................        450          450      1,000
  Accounts receivable, net of allowance of $630, $1,053 and
     $1,333, respectively...................................     59,327       56,499     15,866
  Inventory and supplies....................................        443          555        936
  Assets held for sale......................................         --           80        557
  Prepaids and other current assets.........................      6,097        6,471      3,690
                                                               --------     --------   --------
          Total current assets..............................     67,422      117,681     28,211
                                                               --------     --------   --------
Property and equipment:
  Land, buildings and improvements..........................      4,991        5,293      4,312
  Drilling equipment........................................    536,470      430,524     95,059
  Furniture and fixtures....................................      1,366        1,573      1,088
  Less: accumulated depreciation and amortization...........    (36,384)     (28,302)   (11,983)
                                                               --------     --------   --------
     Net property and equipment.............................    506,443      409,088     88,476
                                                               --------     --------   --------
  Other noncurrent assets...................................      6,494        6,983      1,132
                                                               --------     --------   --------
                                                               $580,359     $533,752   $117,819
                                                               ========     ========   ========
                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt........................   $  1,139     $  1,148   $    613
  Accounts payable -- trade.................................     24,470       29,434     11,826
  Accrued workers' compensation.............................      3,997        2,678      1,502
  Payroll and related employee costs........................      5,522        8,103      3,340
  Accrued interest payable..................................      3,890        7,938         --
  Customer advances.........................................        140          523      2,466
  Income taxes payable......................................         --           --        845
  Other accrued liabilities.................................      1,917        1,213      1,424
                                                               --------     --------   --------
          Total current liabilities.........................     41,075       51,037     22,016
                                                               --------     --------   --------
Senior Notes................................................    174,204      174,182         --
Long-term debt net of current maturities....................     31,839        2,043     26,846
Other long-term liabilities and minority interest...........      3,863        3,863      3,299
Deferred income taxes.......................................     76,376       53,106        248
Series A preferred stock -- mandatory redeemable............        305          305        764
Commitments and contingent liabilities......................         --           --         --
Shareholders' equity:
  Series B Preferred stock, $1 par value; 10,000 shares
     authorized, none outstanding...........................         --           --         --
  Common stock, $.10 par value; 300,000,000 and 75,000,000
     shares authorized; 164,894,991, 164,746,291 and
     125,043,234 issued and outstanding, respectively.......     16,489       16,474     12,504
  Additional paid-in capital................................    270,090      269,733     99,301
  Cumulative translation adjustments........................       (454)        (454)      (404)
  Accumulated deficit.......................................    (33,428)     (36,537)   (46,755)
                                                               --------     --------   --------
          Total shareholders' equity........................    252,697      249,216     64,646
                                                               --------     --------   --------
                                                               $580,359     $533,752   $117,819
                                                               ========     ========   ========

          See accompanying notes to consolidated financial statements.

                        GREY WOLF, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              THREE MONTHS ENDED
                                                   MARCH 31,           YEARS ENDED DECEMBER 31,
                                              -------------------   ------------------------------
                                                1998       1997       1997       1996       1995
                                              --------   --------   --------   --------   --------
                                                  (UNAUDITED)
Revenues:
  Contract drilling.........................  $ 74,015   $ 35,975   $215,923   $ 81,767   $ 94,709
Costs and expenses:
  Drilling operations.......................    54,877     28,792    162,552     80,388     93,825
  Depreciation and amortization.............     8,587      2,207     20,957      4,689      4,832
  General and administrative................     2,485      1,654      8,081      4,274      3,555
  Provision for asset impairment............        --         --         --         --      5,290
  Non-recurring charges.....................        --         --         --      6,131         --
                                              --------   --------   --------   --------   --------
          Total costs and expenses..........    65,949     32,653    191,590     95,482    107,502
                                              --------   --------   --------   --------   --------
Operating income (loss).....................     8,066      3,322     24,333    (13,715)   (12,793)
Other income (expense):
  Interest income...........................       337         92      1,248        505        292
  Gain on sale of assets....................     1,770         30      1,692      3,078        466
  Interest expense..........................    (4,074)      (672)    (8,748)    (1,220)    (1,472)
  Minority interest.........................        --        204        324        475        (56)
  Foreign currency gains (losses)...........       (67)        --         --         --        888
                                              --------   --------   --------   --------   --------
          Other income (expense), net.......    (2,034)      (346)    (5,484)     2,838        118
                                              --------   --------   --------   --------   --------
Income (loss) from continuing operations....     6,032      2,976     18,849    (10,877)   (12,675)
Discontinued operations:
  Loss from oil and gas operations..........        --         --         --         --         (4)
  Loss from sale of oil and gas
     properties.............................        --         --         --         --       (768)
                                              --------   --------   --------   --------   --------
     Loss from discontinued operations......        --         --         --         --       (772)
                                              --------   --------   --------   --------   --------
Income (loss) before income taxes...........     6,032      2,976     18,849    (10,877)   (13,447)
Income taxes................................     2,923        662      8,631        845         --
                                              --------   --------   --------   --------   --------
Net Income (loss)...........................     3,109      2,314     10,218    (11,722)   (13,447)
Series A preferred stock redemption
  premium...................................        --        (22)      (240)       (13)        --
Series B preferred stock subscription
  dividend requirement......................        --         --         --       (402)        --
                                              --------   --------   --------   --------   --------
Net income (loss) applicable to common
  stock.....................................  $  3,109   $  2,292   $  9,978   $(12,137)  $(13,447)
                                              ========   ========   ========   ========   ========
Basic net income (loss) per common share
  from continuing operations................  $    .02   $    .02   $    .07   $   (.18)  $   (.33)
Basic net loss per common share from
  discontinued operations...................        --         --         --         --       (.02)
                                              --------   --------   --------   --------   --------
Basic net income (loss) per common share....       .02        .02   $    .07   $   (.18)  $   (.35)
                                              ========   ========   ========   ========   ========
Basic weighted average shares outstanding...   164,761    133,334    145,854     67,495     38,669
                                              ========   ========   ========   ========   ========
Diluted net income (loss) per common share
  from continuing operations................  $    .02   $    .02   $    .07   $   (.18)  $   (.33)
Diluted net loss per common share from
  discontinued operations...................        --         --         --         --       (.02)
                                              --------   --------   --------   --------   --------
Diluted net income (loss) per common
  share.....................................  $    .02   $    .02   $    .07   $   (.18)  $   (.35)
                                              ========   ========   ========   ========   ========
Diluted weighted average shares
  outstanding...............................   168,191    137,106    149,724     67,495     38,669
                                              ========   ========   ========   ========   ========

          See accompanying notes to consolidated financial statements.

                        GREY WOLF, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                             (AMOUNTS IN THOUSANDS)


                                             SERIES B
                                             PREFERRED              COMMON
                                               STOCK                STOCK     ADDITIONAL              CUMULATIVE
                                              $1 PAR     COMMON    $.10 PAR    PAID-IN                TRANSLATION
                                               VALUE     SHARES     VALUE      CAPITAL     DEFICIT    ADJUSTMENTS    TOTAL
                                             ---------   -------   --------   ----------   --------   -----------   --------
Balance, December 31, 1994.................   $    --    38,669    $ 3,867     $ 46,458    $(21,184)     $  --      $ 29,141
  Series B Preferred Stock Subscribed......     4,000        --         --           --          --         --         4,000
  Net Loss.................................        --        --         --           --     (13,447)        --       (13,447)
                                              -------    -------   -------     --------    --------      -----      --------
Balance, December 31, 1995.................     4,000    38,669      3,867       46,458     (34,631)        --        19,694
  Issuance of shares in Merger
    transactions...........................        --    78,848      7,885       41,673          --         --        49,558
  Issuance of shares in Mesa transaction...        --     5,500        550        6,985          --         --         7,535
  Issuance of shares in Wexford
    transaction............................        --     1,750        175        3,945          --         --         4,120
  Exercise of stock options................        --       276         27          253          --         --           280
  Redemption of Series A Preferred Stock...        --        --         --          (13)         --         --           (13)
  Series B Preferred Stock dividend
    requirement............................       402        --         --           --        (402)        --            --
  Rescission of Series B Preferred Stock
    Subscription...........................    (4,402)       --         --           --          --         --        (4,402)
  Unrealized translation loss..............        --        --         --           --          --       (404)         (404)
  Net loss.................................        --        --         --           --     (11,722)        --       (11,722)
                                              -------    -------   -------     --------    --------      -----      --------
Balance, December 31, 1996.................        --    125,043    12,504       99,301     (46,755)      (404)       64,646
  Issuance of shares in Flournoy
    acquisition............................        --    12,426      1,243       29,823          --         --        31,066
  Exercise of stock options................        --       777         78        1,624          --         --         1,702
  Redemption of Series A preferred stock...        --        --         --         (240)         --         --          (240)
  Issuance of shares in Grey Wolf merger...        --    14,000      1,400       46,200          --         --        47,600
  Sale of common stock.....................        --    12,500      1,249       93,025          --         --        94,274
  Unrealized translation loss..............        --        --         --           --          --        (50)          (50)
  Net Income...............................        --        --         --           --      10,218         --        10,218
                                              -------    -------   -------     --------    --------      -----      --------
Balance, December 31, 1997.................        --    164,746    16,474      269,733     (36,537)      (454)      249,216
  Exercise of stock options................        --       149         15          357          --         --           372
  Net income...............................        --        --         --           --       3,109         --         3,109
                                              -------    -------   -------     --------    --------      -----      --------
Balance, March 31, 1998 (unaudited)........   $    --    164,895   $16,489     $270,090    $(33,428)     $(454)     $252,697
                                              =======    =======   =======     ========    ========      =====      ========


          See accompanying notes to consolidated financial statements.

                        GREY WOLF, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                         THREE MONTHS ENDED
                                                             MARCH 31,           YEARS ENDED DECEMBER 31,
                                                         ------------------   -------------------------------
                                                           1998      1997       1997        1996       1995
                                                         --------   -------   ---------   --------   --------
                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)....................................  $  3,109   $ 2,314   $  10,218   $(11,722)  $(13,447)
  Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities:
     Depreciation and amortization.....................     8,587     2,207      20,957      4,689      4,832
     Provision for asset impairment....................        --        --          --         --      5,290
     Non-recurring charges.............................        --        --          --      2,497         --
     Gain on sale of assets............................    (1,770)      (30)     (1,692)    (3,078)      (466)
     Deferred income taxes.............................     2,298       424          --         --         --
     Translation loss..................................        67        --          --         --         --
     Discontinued operations -- loss from sale of oil
       and gas properties..............................        --        --          --         --        768
     Deferred income taxes.............................        --        --       7,864         --         --
     Provision for doubtful accounts...................       100        --        (200)       302        291
  (Increase) decrease in restricted cash...............        --       750         550        612     (1,612)
  (Increase) decrease in accounts and notes
     receivable........................................    (2,828)   (9,529)    (28,336)     3,255     (3,558)
  (Increase) decrease in inventory.....................       112       508         381      1,190      1,152
  (Increase) decrease in assets held for sale..........        80        --         477      1,841        118
  (Increase) decrease in other current assets..........       374      (364)     (1,922)       116        274
  Increase (decrease) in accounts payable..............    (4,964)    2,224       8,783       (703)     5,289
  Increase (decrease) in accrued workers'
     compensation......................................     1,319       662         201     (1,855)       394
  Increase (decrease) in customer advances.............      (383)   (1,689)     (2,841)     2,350     (1,233)
  Increase (decrease) in other current liabilities.....    (3,344)     (376)      7,208     (1,167)     4,288
  Increase (decrease) in minority interest.............        --      (201)     (1,197)     1,047       (131)
  Increase (decrease) in other.........................    (2,092)    1,249       1,332       (813)      (179)
  (Increase) decrease in discontinued operations.......        --        --          --         --        419
                                                         --------   -------   ---------   --------   --------
       Cash provided by (used in) operating
          activities...................................       665    (1,851)     21,783     (1,439)     2,489
                                                         --------   -------   ---------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Property and equipment additions.....................   (85,784)   (7,247)   (218,723)   (38,436)    (5,657)
  Proceeds from sales of equipment.....................     2,418        42       5,382      4,917        737
  Proceeds from sale of discontinued operations........        --        --          --         --      4,200
                                                         --------   -------   ---------   --------   --------
     Cash used in investing activities.................   (83,366)   (7,205)   (213,341)   (33,519)      (720)
                                                         --------   -------   ---------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from senior notes...........................        --        --     174,161         --         --
  Proceeds from long-term debt.........................    30,210     6,910      52,811     31,542      2,066
  Repayments of long-term debt.........................      (402)     (301)    (78,141)   (16,544)    (5,490)
  Repayments of long-term debt-discontinued
     operations........................................        --        --          --         --     (2,114)
  Proceeds from sale of common stock...................        --        --      94,274     28,678         --
  Senior notes financing costs.........................        --        --      (5,086)        --         --
  Proceeds from exercise of stock options..............       372        38       1,702        280         --
  Redemption of Series A Preferred Stock...............        --       (60)       (699)      (149)        --
  Sale (recession) of preferred stock subscriptions....        --        --          --     (4,402)     4,000
                                                         --------   -------   ---------   --------   --------
     Cash provided by (used in) financing activities...    30,180     6,587     239,022     39,405     (1,538)
                                                         --------   -------   ---------   --------   --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH................        --        --          --       (144)        --
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...   (52,521)   (2,469)     47,464      4,303        231
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.........    53,626     6,162       6,162      1,859      1,628
                                                         --------   -------   ---------   --------   --------
CASH AND CASH EQUIVALENTS, END OF PERIOD...............  $  1,105   $ 3,693   $  53,626   $  6,162   $  1,859
                                                         ========   =======   =========   ========   ========

          See accompanying notes to consolidated financial statements.

                        GREY WOLF, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                 THREE MONTHS ENDED
                                                      MARCH 31,        YEARS ENDED DECEMBER 31,
                                                 -------------------   -------------------------
                                                   1998       1997      1997     1996      1995
                                                 --------   --------   ------   -------   ------
SUPPLEMENTAL CASH FLOW DISCLOSURE
CASH PAID FOR INTEREST:                          $ 8,969    $   672    $2,572   $ 1,220   $1,472
                                                 =======    =======    ======   =======   ======
CASH PAID FOR TAXES:                             $    --    $    --    $1,999   $    --   $   --
                                                 =======    =======    ======   =======   ======
NON CASH TRANSACTIONS:
  Murco Acquisition
     Change in property and equipment
       additions...............................  $20,972    $    --    $   --   $    --   $   --
     Change in deferred tax liability..........   20,972         --        --        --       --
  Issuance of common stock in Flournoy
     transaction
     Change in property and equipment
       additions...............................       --     40,503        --        --       --
     Change in issuance of common stock........       --     31,066        --        --       --
     Change in deferred tax liability..........       --      9,437        --        --       --
  Issuance of common stock for Oliver/Mullen
     rigs
     Change in property and equipment
       additions...............................       --         --        --    25,000       --
     Change in issuance of common stock........       --         --        --    25,000       --
  Issuance of common stock for Mesa rigs
     Change in property and equipment
       additions...............................       --         --        --     7,783       --
     Change in issuance of common stock........       --         --        --     7,535       --
     Change in deferred tax liability..........       --         --        --       248       --
  Issuance of common stock for Flournoy
     acquisition:
     Change in property and equipment
       additions...............................       --         --    40,503        --       --
     Change in issuance of common stock........       --         --    31,066        --       --
     Change in deferred tax liability..........       --         --     9,437        --       --
  Issuance of common stock for Grey Wolf
     acquisition:
     Change in property and equipment
       additions...............................       --         --    86,038        --       --
     Change in issuance of common stock........       --         --    47,600        --       --
     Change in deferred tax liability..........       --         --    35,557        --       --
     Change in accounts receivable.............       --         --    12,097        --       --
     Change in prepaids and other current
       assets..................................       --         --       859        --       --
     Change in other assets....................       --         --       180        --       --
     Change in accounts payable................       --         --     8,825        --       --
     Change in accrued workers' compensation
       costs...................................       --         --       975        --       --
     Change in payroll and related employee
       costs...................................       --         --     1,305        --       --
     Change in customer advances...............       --         --       898        --       --
     Change in income tax payable..............       --         --     1,099        --       --
     Change in other accrued liabilities.......       --         --     1,832        --       --
     Change in long term debt..................       --         --     1,083        --       --

          See accompanying notes to consolidated financial statements.

                        GREY WOLF, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Operations. Grey Wolf, Inc., (formerly DI Industries, Inc.) is a Texas corporation formed in 1980. On July 14, 1997, by written consent, the Board of Directors and certain shareholders of DI Industries, Inc. approved an amendment to the corporate charter to change the name of the company from DI Industries, Inc. to Grey Wolf, Inc. The Articles of Amendment effecting the amendment were filed with the Texas Secretary of State on September 18, 1997.

     Principles of Consolidation and Basis of Presentation. Grey Wolf, Inc. is engaged in the business of providing onshore contract drilling services to the oil and gas industry. Grey Wolf, Inc. and its subsidiaries conduct operations in Texas, Arkansas, Louisiana, Mississippi and other states and currently have international operations in Venezuela. The consolidated financial statements include the accounts of Grey Wolf, Inc. and its majority-owned subsidiaries ("the Company" or "Grey Wolf"). In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments, which are of a normal recurring nature, necessary to present fairly the Company's financial position as of March 31, 1998 and 1997 and the results of operations and cash flows for the periods indicated. All significant intercompany accounts and transactions are eliminated in consolidation.

     Inventory. Inventory consists primarily of drilling and support equipment and is stated at the lower of specifically identified cost or market.

     Assets Held for Sale. Assets held for sale are primarily comprised of drilling rigs and equipment and is stated at the Company's net book value. Management believes the carrying value is less than net realizable value on the basis of purchase offers received in 1997 and 1996 and recent appraisals.

     Property and Equipment. Property and equipment is stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Effective January 1, 1998, the Company changed the depreciable lives of the majority of its drilling rigs from 12 to 15 years to better reflect the useful lives of the Company's refurbished and upgraded rig fleet. The effect of this change reduced depreciation expense and increased net income for the three months ended March 31, 1998 by $1.5 million and $800,000, respectively. The Company's producing oil and gas properties were sold on August 9, 1995. Such properties were recorded using the full-cost method of accounting. Under this method, all costs incurred in connection with the exploration for and development of oil and gas were capitalized. Depreciation, depletion and amortization of oil and gas properties was computed on the basis of physical units, with oil and gas converted to a common unit of measure based on the approximate relative energy content. Unamortized costs were compared to the present value of estimated future net revenues and any excess was charged to expense during the period in which the excess occurred.

     In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," effective for years beginning after December 15, 1995. As the FASB encouraged earlier application, the Company adopted the provisions of SFAS No. 121 during the fourth quarter of 1995. This accounting standard requires certain assets be reviewed for impairment whenever events or circumstances indicate the carrying amount may not be recoverable. During 1995, the Company provided a provision of $5.3 million for certain drilling rigs and equipment due to market indications that the carrying amounts were not fully recoverable. Net realizable value was determined based upon appraisal, comparable sale data and management estimates.

     Revenue Recognition. Revenue from turnkey drilling contracts is recognized using the percentage-of-completion method based upon costs incurred to date and estimated total contract costs. Revenue from daywork, footage and hourly drilling contracts is recognized based upon the provisions of the contract. Provision is made currently for anticipated losses, if any, on uncompleted contracts.

                        GREY WOLF, INC. AND SUBSIDIARIES

             (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

     Foreign Currency Translation. Venezuela has a highly inflationary economy as defined by Statement of Financial Accounting Standards No. 52 "Foreign Currency Translation." As such the Company's functional currency is the U.S. dollar. Accordingly, monetary assets and liabilities denominated in foreign currency are re-measured to U.S. dollars at the rate of exchange in effect at the end of the period, items of income and expense and other non-monetary amounts are re-measured at historical rates. Gains or losses on foreign currency re-measurement are included in other income (expense), net in the consolidated statement of operations. During the three months ended March 31, 1998 the Company recognized foreign exchange losses of $67,000. Prior to 1998, assets and liabilities of foreign subsidiaries have been translated into United States dollars at the applicable rate of exchange in effect at the end of the period reported. Revenues and expenses have been translated at the applicable weighted average rates of exchange in effect during the period reported. Translation adjustments are reflected as a separate component of shareholders' equity. Any transaction gains and losses are included in net income. During 1997 and 1996 respectively, the Company recorded unrealized translation losses of $50,000 and $404,000 as a reduction of shareholders' equity. During the year ended December 31, 1995, the Company realized currency gains of $888,000.

     Income (Loss) per Share. In February 1997 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), Earnings per Share. SFAS No. 128 specifies new measurement, presentation and disclosure requirements for earnings per share and is required to be applied retroactively upon initial adoption. The Company has adopted SFAS No. 128 effective with the release of December 31, 1997 earnings data, and accordingly, has restated herein all previously reported earnings per share data. Basic earnings per share is based on weighted average shares outstanding without any dilutive effects considered. Diluted earnings per share reflects dilution from all contingently issuable shares, including options, warrants and convertible preferred stock. A reconciliation of the weighted average common shares outstanding on a basic and diluted basis is as follows:

                                                     MARCH 31,             DECEMBER 31,
                                                 -----------------   -------------------------
                                                  1998      1997      1997      1996     1995
                                                 -------   -------   -------   ------   ------
                                                                (IN THOUSANDS)
Weighed average common shares outstanding --
  Basic........................................  164,761   133,334   145,854   67,495   38,669
Effect of dilutive securities:
  Options -- treasury stock method.............    2,696     2,028     2,883       --       --
  Redeemable preferred stock...................      245       581       329       --       --
  Warrants.....................................      489     1,163       658       --       --
                                                 -------   -------   -------   ------   ------
                                                   3,430     3,772     3,870       --       --
                                                 -------   -------   -------   ------   ------
Weighted average common shares outstanding --
  Diluted......................................  168,191   137,106   149,724   67,495   38,669
                                                 =======   =======   =======   ======   ======

     Income Taxes. The Company utilizes the asset and liability method in accounting for income taxes that requires recognition of deferred income tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Under this method, deferred income tax liabilities and assets are determined based on the temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and available tax credit carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Interest Capitalization. Interest is capitalized on rig refurbishments during the refurbishment period. Interest is capitalized to the rigs using an allocation method based on the Company's actual interest cost. Total

                        GREY WOLF, INC. AND SUBSIDIARIES

             (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

interest capitalized for the year ended December 31, 1997 was $1.8 million. No interest was capitalized for the years ended December 31, 1996 or 1995.

     Fair Value of Financial Instruments. The carrying amount of the Company's cash and short-term investments approximates fair value because of the short maturity of those instruments. The carrying amount of the Company's reducing revolving line of credit approximates fair value as the interest is indexed to the prime rate or LIBOR. The carrying amount of the Company's Senior Notes approximates fair value as interest rates have not changed significantly since the notes were issued on June 27, 1997.

     Cash Flow Information. Cash flow statements are prepared using the indirect method. The Company considers all unrestricted highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

     Restricted Cash. Restricted cash consists of investments in interest bearing certificates of deposit totaling $450,000, $450,000 and $1.0 million at March 31, 1998, December 31, 1997 and 1996, respectively as collateral for a letter of credit securing insurance deposits. The carrying value of the investments approximates the current market value.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires the use of certain estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

     Concentrations of Credit Risk. Substantially all of the Company's contract drilling activities are conducted with independent oil and gas companies in the United States or with national petroleum companies in South America. Historically, the Company has not required collateral or other security for the related receivables from such customers. However, the Company has required certain customers to deposit funds in escrow prior to the commencement of drilling. Actions typically taken by the Company in the event of nonpayment include filing a lien on the customer's producing properties and filing suit against the customer.

     Comprehensive Income. In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income with an effective date for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for the reporting of comprehensive income in a company's financial statements. Comprehensive income includes all changes in a company's equity during the period that result from transactions and other economic events other than transactions with its stockholders. The adoption of SFAS No. 130, effective January 1, 1998 did not result in any adjustments to net income for the three months ended March 31, 1998.

     Segment Reporting. In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" with an effective date for fiscal years beginning after December 15, 1997. The statement specifies revised guidelines for determining an entity's operating and geographic segments and the type or level of financial information about those segments. Under the standard, consistent with the geographic segments disclosure in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, the Company has two segments; domestic and foreign operations. These two segments are managed separately as each requires different operating and marketing strategies.

(2) SIGNIFICANT PROPERTY TRANSACTIONS

     On May 7, 1996 the Company entered into two separate definitive merger agreements (the "Mergers") to effect a $25 million equity infusion and the acquisition of deep drilling equipment. These Mergers were closed on August 29, 1996.

                        GREY WOLF, INC. AND SUBSIDIARIES

             (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

     Under the first agreement, R.T. Oliver, Inc. ("RTO") and Land Rig Acquisition Corporation ("LRAC") merged with a new subsidiary of the Company with the capital stock of RTO and LRAC being exchanged for 39,423,978 shares of the Company's common stock. In addition, warrants were issued to acquire up to 1,720,000 additional shares of Grey Wolf common stock, the exercise of which is contingent upon the occurrence of certain events. As a result of certain events which occurred prior to year end, at December 31, 1997, 244,800 warrants remained outstanding and the remainder were canceled. These Mergers resulted in the acquisition of 18 inactive, deep capacity land drilling rigs which included five 3,000 horsepower and nine 2,000 horsepower land rigs which are rated for depths of 25,000 feet or greater. The Company placed nine of these rigs in operation during 1997 and one of these rigs in operation during 1996.

     Under the second agreement, a subsidiary of Somerset Drilling Associates, L.L.C. ("Somerset"), a privately-held investment limited liability company, was merged into the Company. The stock of the subsidiary was exchanged for 39,423,978 shares of Grey Wolf common stock and warrants to acquire up to 1,720,000 shares of Grey Wolf common stock, the exercise of which is contingent upon the occurrence of certain events. As a result of certain events which occurred prior to year end, at December 31, 1997, 244,800 warrants remained outstanding and the remainder were canceled. This merger transaction resulted in a $25 million equity infusion into the Company.

     A definitive proxy statement was mailed to shareholders of record as of July 15, 1996, and the Mergers were approved by the shareholders at a meeting on August 27, 1996. These Mergers resulted in an ownership change in the Company as defined by Section 382 of the Internal Revenue Code which limits the ultimate utilization of the Company's net operating loss carryforward (see footnote 3).

     As part of the Merger agreements, the 1995 subscription by Norex Drilling for 4,000 shares of Series B Preferred Stock and related Series B Warrants was rescinded. The $4.0 million subscription plus accrued dividends were repaid to Norex Drilling by the Company with the proceeds from a term loan that was paid in full on December 30, 1996 from the proceeds of a private placement of the Company's common stock (see below). Interest was at 12% and was payable on the last business day of each calendar quarter.

     On June 24, 1996, the Company closed a transaction whereby it sold all of the operational assets of Western Oil Well Service Co. ("Western"), a wholly-owned subsidiary of the Company, for $3.95 million in cash. Western provided oil and gas well workover services principally in Montana, Utah and North Dakota. Pursuant to the sale, the buyer assumed all of Western's existing leases, primarily for vehicles, which totaled $251,000 at closing. The Company recorded a gain of $2.8 million in the second quarter of 1996 as a result of this sale.

     On October 3, 1996 the Company acquired all of the South Texas operating assets of Mesa Drilling, Inc. ("Mesa") in exchange for 5,500,000 shares of the Company's common stock. The assets acquired consisted of six diesel electric SCR drilling rigs, three of which were operating in South Texas and the other rigs were stacked. One of the stacked rigs was refurbished and placed in service during 1997.

     On December 31, 1996, the Company completed the acquisition of all the South Texas operating assets of Diamond M Onshore, Inc., a wholly owned subsidiary of Diamond Offshore Drilling, Inc. The assets were acquired for approximately $26 million in cash and consist of ten land drilling rigs, all of which are currently operating, 19 hauling trucks, a yard facility in Alice, Texas and various other equipment and drill pipe. Grey Wolf hired the majority of the personnel operating the assets.

     On January 31, 1997, the Company acquired the operating assets of Flournoy Drilling Company ("Flournoy") for 12.4 million shares of the Company's common stock and $800,000 in cash. The assets acquired included 13 drilling rigs, 17 rig hauling trucks, a yard and office facility in Alice, Texas, and various other equipment and drill pipe. The Company agreed to issue additional shares of common stock to Flournoy's shareholders if, and to the extent that on January 31, 1998, the aggregate market value of one-half of the

                        GREY WOLF, INC. AND SUBSIDIARIES

             (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

shares received by the Flournoy shareholders less any shares sold, plus the gross proceeds from certain sales of common stock received in the transaction by the Flournoy shareholders prior to January 31, 1998, is, in total, less than $12.4 million. No additional shares were required to be issued.

     In May 1997, the Company increased its inventory of rigs held for refurbishment by purchasing three rigs in three separate transactions for an aggregate purchase price of $6.9 million in cash. One of the rigs was purchased from an affiliate of one of the Company's directors. The Company refurbished two of the three rigs and placed them in service during 1997.

     In June 1997, the Company purchased three additional rigs to add to its inventory of rigs to be refurbished for $8.9 million. These rigs were also purchased from an affiliate of one of the Company's directors.

     On June 27, 1997, the Company acquired all of the outstanding capital stock of Grey Wolf Drilling Company ("GWDC") by merger in exchange for $61.6 million cash and 14.0 million shares of the Company's common stock. Transaction costs of approximately $0.6 million were incurred in connection with the merger. GWDC operated 18 large premium drilling rigs in South Louisiana and along the upper Texas Gulf Coast. The merger was accounted for using purchase accounting and as such, all revenues and expenses were recorded by the Company beginning from the date of acquisition.

     In July 1997, the Company purchased one operating rig for $2.4 million in cash. In August 1997, the Company purchased six idle drilling rigs and related equipment from Cactus Drilling Company, a division of Kaiser-Francis Oil Company, for $25.4 million (the "Kaiser-Francis Rig Purchase"). Two of these rigs have been refurbished and placed in service during 1997. The remaining rigs will be refurbished and placed in service in the future as warranted by demand.

     On September 15, 1997, the Company entered into a definitive agreement to acquire substantially all of the operating assets of Justiss Drilling Company (the "Justiss Acquisition"), a division of Justiss Oil Company, Inc. The assets included a fleet of 12 operating drilling rigs and related equipment which are currently operating in the Company's Ark-La-Tex and Gulf Coast markets. The total purchase price for the Justiss acquisition was $36.1 million in cash of which $28.6 million was paid on October 21, 1997, upon delivery of nine of the 12 rigs. The remaining three rigs were purchased and the balance of the purchase price ($7.5 million) was paid in November 1997, as each rig completed a turnkey drilling contract. The Company borrowed $28.0 million under its bank credit facility for the first nine rigs and the November purchases were funded from the Company's stock offering (discussed below).

     On November 3, 1997, the Company closed an offering of 25.0 million shares of the Company's common stock (the "Offering"). The Company sold 12.5 million newly issued common shares and certain selling shareholders sold 12.5 million additional shares at $8.00 per share. The Company received proceeds net of underwriting discounts, of approximately $95.0 million. The expenses of the offering were approximately $0.7 million. The proceeds of the Offering were used to pay down the bank credit facility and to complete the Murco acquisition discussed below.

     On November 13, 1997, the Company closed the sale of its 65% interest in INDRILLERS, L.L.C. ("Indrillers") and certain related drilling assets to Dart Energy Corporation ("Dart") in exchange for $1.65 million in cash and title to a 1,200 horsepower SCR rig previously held by Indrillers. Indrillers, a limited liability company, operated ten drilling rigs in Michigan and was formed in 1996 though the combination of certain drilling assets of the Company and Dart with resulting ownership of 65% and 35%, respectively. Indrillers' rig fleet consisted of nine smaller mechanical rigs ranging from 300 to 900 horsepower and one 1,200 horsepower SCR rig. The Company recorded a gain of approximately $700,000 on the sale.

                        GREY WOLF, INC. AND SUBSIDIARIES

             (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

     On January 30, 1998, the Company acquired all of the outstanding common stock of Murco Drilling Corporation ("Murco") for $60.5 million in cash. At closing, Murco had net liabilities of approximately $4.5 million. The Company funded this stock purchase out of working capital and borrowing under its bank credit facility.

     On February 26, 1998, the Company signed a definitive agreement to sell all of the rigs and drilling related equipment of the Company's Eastern division located in Ohio to Union Drilling, Inc. ("Union"), an affiliate of two of the Company's directors, for $2.4 million. The sale closed in steps as each of the rigs completed its current drilling contract with the last transaction being completed on March 4, 1998. The Eastern division rig fleet consisted of six 450 horsepower mechanical rigs. The Company will recognize a gain on the sale during the first quarter of 1998.

     The March 31, 1998 consolidated balance sheet includes the effect of the Flournoy acquisition, the GWDC Acquisition, the issuance of the Notes (defined herein), the May, June, July and Kaiser-Francis stacked rig purchases, the Company's common stock offering and the Murco Acquisition. The following unaudited pro forma consolidated financial data for the three months ended March 31, 1998 includes the historical results of the Company for the three months ended March 31, 1998 and gives effect to the Murco Acquisition and related borrowings under the bank credit facility as if they had occurred on January 1, 1996. The following unaudited pro forma consolidated financial data for the year ended December 31, 1997, includes the historical results of the Company for the year ended December 31, 1997, and gives effect to the Murco Acquisition, the Flournoy Acquisition, the GWDC merger, the Justiss Acquisition and issuance of the Notes as if they occurred on January 1, 1996. The following unaudited pro forma consolidated financial data for the year ended December 31, 1996, includes the historical results of the Company for the year ended December 31, 1996, and gives effect to each of the above transactions as well as the previously disclosed merger, acquisition and sale transactions which occurred before December 31, 1996, as if they occurred on January 1, 1996. The May, June, July and Kaiser-Francis rig purchases have no historical operations as the rigs have been stacked and the impact on the unaudited pro forma consolidated financial data is not material and has not been presented.

                                                                       FOR THE YEARS ENDED
                                                     FOR THE THREE        DECEMBER 31,
                                                     MONTHS ENDED     ---------------------
                                                    MARCH 31, 1998      1997        1996
                                                    ---------------   ---------   ---------
                                                    (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE
                                                                   AMOUNTS)
Total revenues....................................      $76,088       $298,426    $240,614
Net income (loss) applicable to common stock......        3,180          6,872     (33,226)
Net income (loss) per basic and diluted share.....          .02            .04        (.20)

     Each of the Company's acquisitions have been accounted for using purchase accounting. As such all revenues and expenses have been recorded by the Company beginning at the date of acquisition.

(3) INCOME TAXES

     The Company and its domestic subsidiaries file a consolidated U.S. Federal income tax return. The Company's foreign owned subsidiaries file tax returns in the country where they are domiciled. The Company records current income taxes based upon its estimated tax liability in the United States and foreign countries for the year. During the three months ended March 31, 1998, the Company recorded a current tax provision of $625,000 and a deferred tax provision of $2.3 million. During 1997, the Company recorded $1,057,000 in current U.S. income taxes and a reduction of $290,000 in current tax based on its estimate of taxes payable in Venezuela. In 1996, the Company recorded $845,000 of current tax expense based on its estimate of taxes payable in Venezuela.

                        GREY WOLF, INC. AND SUBSIDIARIES

             (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

     The Company follows Statement of Financial Accounting Standard No. 109 ("SFAS No. 109") which requires the balance sheet approach of income tax accounting whereby deferred income taxes are provided at the balance sheet date for the (a) differences existing in the tax basis of assets and liabilities and their financial statement carrying amounts plus (b) operating loss and tax credit carryforwards.

     At December 31, 1997 and 1996, the Company had U.S. net operating loss ("NOL") carryforwards of approximately $32.0 and $23.0 million, respectively and investment tax credit ("ITC") carryforwards of approximately $2.4 million which expire at various times through 2010 and 2000, respectively. The NOL and ITC carryforwards are subject to annual limitations as a result of the changes in ownership of the Company in 1989, 1994 and 1996.

     For financial accounting purposes, approximately $21.0 million of the NOL carryforwards was utilized to offset the book versus tax basis differential in the recording of the assets acquired in the Mergers and the Mesa acquisition in 1996.

     Deferred tax liabilities of approximately $15.5 million exist at December 31, 1997 and are comprised of temporary differences between federal income tax and financial accounting practices for the Company's property and equipment. Deferred tax benefits of $6.1 million exist at December 31, 1997, attributable to costs that were expended for financial reporting purposes that will be deducted in future years for income tax purposes. These items are comprised of workman's compensation and bad debt reserves as well as net operating loss carryforwards. These items are augmented by the $2.4 million of investment tax credit carryforwards and $900,000 alternative minimum tax carryforward. A valuation allowance of $2.4 million has been provided as the Company believes it is more likely than not that the investment tax credits will expire before they can be fully utilized by the Company.

     At December 31, 1996, deferred tax liabilities and deferred tax assets were $5.5 million and $3.7 million, respectively and investment tax carryforwards were $2.4 million. A net deferred tax benefit of $600,000 was not recognized in 1996 as a valuation allowance was provided against it, as the recognition criteria set forth in SFAS No. 109 for a deferred tax asset, had not been met.

     In the Company's Venezuelan subsidiary, no temporary differences existed as of December 31, 1997 or 1996. In the Company's other foreign subsidiaries, the Company's net operating loss carryforwards and other timing differences will not be recoverable since the Company has exited these markets.

     The following summarizes the differences between the statutory tax rates (35%, 34%, 34%, respectively) and the Company's effective tax rate (amounts in thousands):

                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                           --------------------------------
                                                             1997       1996        1995
                                                           --------   ---------   ---------
Tax at statutory rate....................................   $6,597     $(3,986)    $(4,572)
Increase in taxes resulting from:
  Permanent differences..................................      838          --          --
  Change in valuation allowance..........................       --       1,169       4,572
  Loss of foreign deductions.............................      292       3,662          --
  State taxes (net)......................................      857          --          --
  Other..................................................       47          --          --
                                                            ------     -------     -------
Provision for income taxes...............................   $8,631     $   845     $    --
                                                            ======     =======     =======

                        GREY WOLF, INC. AND SUBSIDIARIES

             (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

(4) LONG-TERM DEBT

     Long-Term debt consists of the following (amounts in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                                1997      1996
                                                              --------   -------
$175,000 senior notes due 2007, general unsecured senior
  obligations guaranteed by the company's domestic
  subsidiaries, bearing interest at 8 7/8% per annum payable
  semiannually..............................................  $174,182   $    --
$50,000 reducing revolving line of credit between the
  Company and a syndicate of commercial banks, secured by
  substantially all of the Company's assets; bearing
  interest on a sliding variable rate based on certain
  financial ratios of either LIBOR plus 1.75% to 2.5% or
  prime plus .75% to 1.5%, due quarterly....................        --    25,000
Note to McRae Energy Corporation, payable from available
  cash flow, as defined, matures September 1998.............        --     1,300
Capital leases, secured by transportation and other
  equipment, bearing interest at 10% to 14%.................     3,191       858
Insurance premium financed over 12 months with certain
  insurance agencies due in equal monthly installments......        --       264
Promissory note payable secured by trust deed to certain
  land and building, bearing interest at 9.75%, due in equal
  monthly installments through September 1, 1997............        --        37
                                                              --------   -------
                                                               177,373    27,459
Less current maturities.....................................     1,148       613
                                                              --------   -------
Long-term debt..............................................  $176,225   $26,846
                                                              ========   =======

     On June 27, 1997, the Company issued $175.0 million of Senior Notes (the "Notes") receiving gross proceeds of $174.1 million. The Notes bear interest at 8 7/8% per annum payable semiannually and mature on July 1, 2007. The Notes are general unsecured senior obligations of the Company and are guaranteed by the Company's domestic subsidiaries. Proceeds from the Notes were used to fund the cash portion of the GWDC Acquisition to repay the then outstanding Facility balance of $47.0 million and to fund certain inventory rig purchases. In connection with the issuance of the Notes, the Company paid approximately $5.1 million in underwriting and financing costs which will be amortized over the life of the Notes.

     Except as discussed below, the Notes are not redeemable at the option of the Company prior to July 1, 2002. On or after such date, the Company shall have the option to redeem the Notes in whole or in part during the twelve months beginning July 1, 2002 at 104.4375%, beginning July 1, 2003 at 102.9580%, beginning July 1, 2004 at 101.479% and beginning July 1, 2005 and thereafter at 100.0000% together with any interest accrued and unpaid to the redemption date.

     At any time during the first 36 months after the issue date, the Company may at its option, redeem up to a maximum of 30% of the aggregate principal amount with the net cash proceeds of one or more equity offerings at a redemption price equal to 108.875% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date provided that at least $120.0 million aggregate principal amount shall remain outstanding immediately after the occurrence of any such redemption.

     On December 31, 1996, the Company closed a $35 million reducing revolving line of credit ("the Facility") with a syndicate of commercial banks. The Facility reduces by $5.0 million each year until the December 31, 1999 maturity date. On April 30, 1997, the Facility was amended and restated to increase the

                        GREY WOLF, INC. AND SUBSIDIARIES

             (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

line of credit to $50 million and to revise certain other terms and covenants, including the elimination of mandatory $5.0 million reductions in the line in January 1998 and 1999 and a conversion of the interest rate to a sliding variable rate based on certain financial ratios of either LIBOR plus 1.75% to 2.5% or prime plus .75% to 1.5%. The Company pays commitment fees of .5% on the unused portion of the Facility. The Facility is secured by substantially all the Company's assets and calls for quarterly interest payments on the outstanding balance. The Facility also contains customary affirmative and negative covenants with which the Company was in compliance.

     On August 28, 1996, the Company entered into a $4 million term loan with Norex Drilling. The term loan was due on August 29, 1997, and bore interest at 12%. The loan was paid in full from the proceeds of a private placement of the Company's common stock on December 31, 1996.

     During 1995, the Company issued 190,000 shares, out of 200,000 authorized, of Series A Preferred stock valued at $1,900,000. The Series A Preferred is redeemable in cash at a redemption price payable from available cumulative Venezuelan positive net cash flows, as defined, commencing the first fiscal quarter following the original issuance date. The Company may redeem, at any time, the Series A Preferred stock upon consent of the holders or upon written notice commencing five years from the original issuance date. At the election of the Company, dividends may be declared and payable in common stock equivalent to the value of the dividends. Each Series A Preferred holder of record has no voting right on any matters voted on by stockholders of the Company. During March 1996, 100,000 shares of Series A Preferred, totaling $1,000,000, were returned to the Company in settlement of asserted claims against An-Son Drilling Company of Columbia, S.A. At December 31, 1995, the balance of the Series A Preferred had been adjusted to reflect this settlement. During 1997 and 1996, the Company voluntarily redeemed 45,900 and 13,500 shares, respectively of Series A Preferred leaving 30,600 shares outstanding at December 31, 1997.

     Annual maturities of the debt outstanding at December 31, 1997 for the next five years are as follows: 1998 -- $1,148,000; 1999 -- $976,000;
2000 -- $708,000; 2001 -- $359,000; and 2002 -- $0.

(5) CAPITAL STOCK AND STOCK OPTION PLANS

     During the fourth quarter of 1995, Norex Drilling subscribed to and paid $4,000,000 for a new Company issue of Series B Preferred Stock (the "Series B Preferred"), to be issued subsequent to December 31, 1995. This subscription was in the form of 4,000 shares (10,000 authorized) of Series B 15% Senior Cumulative Redeemable Preferred, par value $1. This stock had annual dividends of 15% per annum, payable through the issuance of additional preferred shares for the first three years. On August 28, 1996, the $4,000,000 subscription plus accrued dividends was repaid to Norex Drilling by the Company with the proceeds from a term loan.

     In connection with closing the Facility, the Company completed a private placement of 1,750,000 shares of Grey Wolf common stock for approximately $4,120,000 to four funds managed by Wexford Management LLC. The proceeds generated from this private placement were utilized to repay the above mentioned $4,000,000 term note. Grey Wolf also agreed to issue more shares to the extent the Wexford funds hold value less than $4,120,000 on the one-year anniversary date of the issuance. Immediate shelf registration rights were also granted by Grey Wolf in connection with the share issuance. These shares were subsequently registered. No additional shares were required to be issued.

     On November 3, 1997, the Company closed an offering of 25.0 million shares of its common stock. The Company sold 12.5 newly issued common shares and certain shareholders sold 12.5 million additional shares at $8.00 per share. The Company received proceeds, net of underwriting discount, of approximately $95 million. Other costs incurred to complete the offering were approximately $722,000 and were recorded as a reduction of additional paid-in capital.

                        GREY WOLF, INC. AND SUBSIDIARIES

             (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

     The Company's 1982 Stock Option and Long-Term Incentive Plan for Key Employees (the "1982 Plan") reserves 2,500,000 shares of the Company's common stock for issuance upon the exercise of options. At December 31, 1997 options to purchase 1,895,800 shares of common stock were available for grant under the 1982 Plan. The Company's 1987 Stock Option Plan for Non-Employee Directors (the "1987 Director Plan") reserves 250,000 shares of common stock for issuance upon the exercise of options and provides for the automatic grant of options to purchase shares of common stock to any non-employee who becomes a director of the Company. Options under the 1987 Director Plan to purchase 212,800 shares of common stock were available for grant until June 30, 1997 when the plan was canceled. The Company's 1996 Employee Stock Option Plan (the "1996 Plan") reserves 7,000,000 shares of the Company's common stock for issuance upon the exercise of options. At December 31, 1997 options under the 1996 Plan to purchase 4,285,000 shares of common stock were available for grant until July 29, 2006. The exercise price of stock options under the 1982 Plan, the 1987 Director Plan and the 1996 Plan approximates the fair market value of the stock at the time the option is granted. The Company has 2,360,000 shares reserved for other Incentive Stock Option Agreements between the Company and its' executive officers and directors. One million five hundred thousand of the shares are reserved for the Company's President, and 500,000 are reserved for the Chairman of the Board of Directors. The options become exercisable in varying increments over four- to five-year periods and the majority of the options expire on the tenth anniversary of the inception of the plans. The remaining shares are reserved for non-employee directors and are immediately exercisable upon issuance. Stock option activity for all plans was as follows (number of shares in thousands):

                                                               NUMBER        OPTION
                                                              OF SHARES    PRICE RANGE
                                                              ---------   -------------
Outstanding December 31, 1994:..............................    1,988     $0.88 - $2.38
  Granted...................................................      253     $0.69 - $0.88
  Canceled..................................................     (267)    $0.94 - $2.38
Outstanding December 31, 1995:..............................    1,974     $0.69 - $1.63
  Granted...................................................       50     $0.69 - $1.00
                                                                3,700     $1.13 - $1.75
                                                                  475     $2.56 - $2.88
  Exercised.................................................     (232)    $0.69 - $1.00
                                                                  (44)    $1.25 - $1.75
  Canceled..................................................   (1,282)    $0.69 - $1.00
                                                                 (132)    $1.25 - $1.75
Outstanding December 31, 1996:..............................      276     $0.69 - $1.00
                                                                3,758     $1.13 - $1.63
                                                                  475     $2.56 - $2.88
  Granted...................................................      800     $2.50 - $2.88
                                                                  630     $3.13 - $4.06
                                                                   10     $8.25
  Exercised.................................................     (107)    $0.69 - $1.00
                                                                 (670)    $1.13 - $1.75
  Canceled..................................................      (13)    $2.50 - $2.88
                                                                   (4)    $0.69 - $1.75
                                                                  (20)    $2.50 - $2.88
Outstanding December 31, 1997...............................      156     $0.69 - $1.00
                                                                3,084     $1.13 - $1.75
                                                                1,255     $2.50 - $2.88
                                                                  630     $3.13 - $4.06
                                                                   10     $8.25

                        GREY WOLF, INC. AND SUBSIDIARIES

             (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

     At December 31, 1997, the Company has three stock-based compensation plans, which are described above. The Company applies APB Opinion 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's three stock-based compensation plans been determined on the fair value at the grant dates for awards under those plans consistent with the method of Statement of Financial Accounting Standards ("SFAS") No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below (amounts in thousands, except per share amounts):

                                                         1997       1996       1995
                                                        -------   --------   --------
Net income (loss)
  As reported.........................................  $10,218   $(12,124)  $(13,447)
  Pro forma...........................................  $ 9,531   $(13,723)  $(13,447)
Earnings (loss) per share -- basic and diluted
  As reported.........................................  $   .07   $   (.18)  $   (.35)
  Pro forma...........................................  $   .06   $   (.20)  $   (.35)

     For purposes of determining compensation costs using the provisions of SFAS No. 123, the fair value of option grants was determined using the Black-Scholes option-valuation model. The key input variables used in valuing the options were: risk-free interest rate based on the five-year Treasury strips of 7.8%; dividend yield of zero; stock price volatility of 60%; and expected option lives of five years.

(6) GEOGRAPHIC AREA INFORMATION

     The following table sets forth the Company's operations based on the geographic areas in which it operates (amounts in thousands).

                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                       ---------------------------------
                                                         1997        1996        1995
                                                       ---------   ---------   ---------
Revenues:
  Domestic...........................................  $209,423    $ 52,495    $ 44,797
  Mexico.............................................        --       3,504      12,617
  South America......................................     6,500      25,768      37,295
                                                       --------    --------    --------
                                                       $215,923    $ 81,767    $ 94,709
                                                       ========    ========    ========
Operating income (loss)
  Domestic...........................................  $ 26,822    $ (4,002)   $ (4,093)
  Mexico.............................................        --      (3,818)        238
  South America......................................    (2,489)     (5,895)     (8,938)
                                                       --------    --------    --------
                                                       $ 24,333    $(13,715)   $(12,793)
                                                       ========    ========    ========
Identifiable assets:
  Domestic...........................................  $515,683    $103,608    $ 39,069
  Mexico.............................................         3       1,500       4,008
  South America......................................    18,066      12,711      14,706
                                                       --------    --------    --------
                                                       $533,752    $117,819    $ 57,783
                                                       ========    ========    ========

     During the year ended December 31, 1997, one customer accounted for 10% of the Company's consolidated revenues. During the years ended December 31, 1996 and 1995; no customer accounted for 10% or more of the Company's consolidated revenues.

                        GREY WOLF, INC. AND SUBSIDIARIES

             (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

(7) RELATED-PARTY TRANSACTIONS

     Prior to June 2, 1994, certain of the Company's insurance coverage, including workers' compensation and excess liability coverage, was arranged by American Premier as part of a program which American Premier provided to its subsidiaries. Subsequent to the sale of the Company's common shares by American Premier, the Company obtained workers' compensation, excess liability coverage and certain other insurance from other sources. The Company and American Premier entered into an agreement pursuant to which the Company agreed to reimburse American Premier for all amounts advanced by American Premier from time to time on behalf of the Company in connection with American Premier's administration of the Company's workers' compensation and certain other insurance programs for the periods between July 20, 1989 and the closing of the common stock transaction. The amount reimbursable to American Premier at December 31, 1995 relating to this program was $1,900,000. All amounts outstanding under the program were paid in full during 1996.

     As part of the Merger agreements, the 1995 subscription by Norex Drilling for 4,000 shares of Series B Preferred Stock and related Series B Warrants was rescinded. The $4,000,000 subscription plus accrued dividends was repaid to Norex Drilling by the Company with the proceeds from a term loan that was made by Norex Drilling to the Company. Interest was at 12% and was payable on the last business day of each calendar quarter. The note payable was paid in full December 31, 1996 using the proceeds from a private placement of the Company's common stock.

     On June 10, 1996, Norex Drilling advanced $1,000,000 to the Company pursuant to a Promissory Note (the "Note") and Commercial Security Agreement. The Note provided for interest at 12% per annum and matured on the Closing Date of the Merger transactions. The Company's domestic accounts receivable were pledged under the security agreement. The Company repaid this loan, plus accrued interest, in early July 1996 with the proceeds from the sale of the assets discussed in footnote 2.

     During 1996 a consulting fee of $10,000 per month was paid by the Company under a consulting arrangement with the Company's Chairman of the Board.

     One of the Company's directors is a partner in a law firm that performed legal services for the Company. During 1997 and 1996 the Company paid the firm $41,000 and $200,000, respectively.

     As previously disclosed, during 1997 the Company purchased four drilling rigs from an affiliate of one of the Company's directors.

     As previously disclosed, the Company sold its Eastern Division assets to Union, an affiliate of two of the Company's directors.

     From time to time, in the normal course of business the Company purchases equipment from an affiliate of one of the Company's directors.

(8) LEASE COMMITMENTS

     Aggregate minimum lease payments required under noncancellable operating leases having terms greater than one year are as follows as of December 31, 1997: 1998 -- $345,000; 1999 -- $345,000; 2000 -- $316,000; 2001 -- $265,000;
and 2002 -- $44,000.

     Rent expense under operating leases for 1997, 1996 and 1995 was approximately $268,000, $109,000 and $101,000, respectively.

     Capital leases for the Company's field trucks and automobiles are included in long-term debt.

                        GREY WOLF, INC. AND SUBSIDIARIES

             (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

(9) CONTINGENCIES

     The Company is involved in litigation incidental to the conduct of its business, none of which management believes is, individually or in the aggregate, material to the Company's consolidated financial condition or results of operations.

     In connection with the GWDC Acquisition, a $5.0 million escrow fund was established to provide a source of payment for the net costs to the Company, if any, for any eventual settlement by, or the payment of a monetary court judgement against the Company arising out of a case pending against GWDC at the time of the GWDC Acquisition. The source of the escrow fund was the cash consideration that would have otherwise been payable by the Company to GWDC's shareholders. The litigation was styled TEPCO, Inc. ("TEPCO") v. Grey Wolf Drilling (Cause no. 96-49194) and was filed in the 164th Judicial District Court of Harris County, Texas. TEPCO alleged that Grey Wolf breached contractual obligations it owed to TEPCO by failing to drill an oil and gas well or wells for it in the Treasure Isle Field, located in Galveston, Texas. TEPCO also alleged that it lost rights under an oil and gas lease it had under an alleged agreement with Mobil Producing Texas and New Mexico, Inc., causing plaintiff to suffer money damages. Grey Wolf had filed a counterclaim in the lawsuit for approximately $154,000 for recovery of unpaid invoices, and interest, for services rendered or materials provided by Grey Wolf in connection with the drilling of two wells for TEPCO which were completed before Grey Wolf ceased performing work for TEPCO. This case was settled in August 1997 for $2.5 million which was paid from the escrow fund in October 1997, and the remaining $2.5 million less applicable expenses was distributed to the former GWDC shareholders.

     The GWDC Acquisition is intended to qualify as a tax free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to common stock received by GWDC shareholders. A principal condition for such qualification is that the former shareholders of GWDC will satisfy the continuity of proprietary interest standard with respect to common stock received in the GWDC Acquisition. Thus, under present Internal Revenue Service ("IRS") guidelines, dispositions of common stock by GWDC shareholders during the five years following the GWDC Acquisition could cause the IRS to assert that the GWDC Acquisition does not qualify as a tax free reorganization. The Company has no contractual agreements with GWDC shareholders preventing the disposition of their shares. If the GWDC Acquisition fails to qualify as a tax free reorganization for failure to meet the continuity of interest standard or for any reason, the receipt of common stock will be taxable to the GWDC shareholders at the time of the GWDC Acquisition, and GWDC will be deemed to have sold all of its assets in a taxable exchange triggering a corporate tax liability to GWDC estimated to be in excess of $30.0 million. The Company's wholly-owned subsidiary, Grey Wolf Drilling Company (formerly Drillers, Inc.), as the surviving corporation of the GWDC Acquisition, would be liable for any such corporate tax which, if imposed, would have a material adverse effect on the financial condition of the Company.

(10) EMPLOYEE BENEFIT PLAN

     The Company has a defined contribution employee benefit plan covering substantially all of its employees. Prior to 1997, the Company matched individual employee contributions up to 2% of the employee's compensation. Effective January 1, 1997, the Company increased the matching provisions to include matching 100% of the first 3% of individual employee contributions and 50% of the next 3% of individual employee contributions. Other provisions of the plan were also amended. Employer matching contributions under the plan totaled $852,000, $104,000 and $144,000 for the years ended December 31, 1997, 1996 and
1995. Employer matching contributions vest over a five year period.

                        GREY WOLF, INC. AND SUBSIDIARIES

             (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

(11) NON-RECURRING CHARGES

     During the year ended December 31, 1996, the Company recorded non-recurring charges of $6.1 million which included $1.1 million in employment severance costs, $4.6 million in cost to exit the Argentina and Mexico markets and $400,000 of other non-recurring charges. The employment severance cost included $602,000 in contractual severance pay to be paid over a two year period to the Company's former President and Chief Executive Officer and the transfer to him of certain drilling equipment with a net book value of $535,000 in settlement of a dispute over stock options to purchase the Company's common stock. As a result of the Company's desire to redeploy assets to more profitable markets, the Company withdrew from both the Argentina and Mexico markets. As a result, during 1996, the Company recorded estimated exit costs of $1.3 million for Mexico which primarily consisted of the forfeiture of a performance bond and other costs incurred to close the office and exit the market and exit costs of $800,000 for Argentina which primarily consisted of costs incurred during the period necessary to close the office and exit the market. In addition, the Company sold three of the six drilling rigs and certain other assets located in Argentina for $1.5 million. As a result, during 1996 the Company recorded a write down of rig equipment and other assets of $2.5 million. The remaining Argentina rigs were mobilized to the United States, where they were refurbished and returned to work. Mobilization costs were approximately $900,000 and were expensed as they were incurred during 1997.

(12) SUBSEQUENT EVENT (UNAUDITED)

     On May 8, 1998 the Company completed an offering of $75.0 million of senior notes under Rule 144A due June 2007 (the "Series B Notes") with interest at
8 7/8% per annum. The terms and conditions of the Series B Notes are substantially consistent with the Notes. The net proceeds from the offering were $71.5 million after deducting commissions, fees and expenses. A portion of the net proceeds from the offering was used to repay approximately $30.0 million of indebtedness incurred under the Facility to partially finance the acquisition of Murco. The remaining proceeds will be used for rig refurbishment and for general corporate purposes. The Series B Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     The Company is a holding company with no significant assets or operations other than its investments in its subsidiaries, and each of its subsidiaries in wholly owned, directly or indirectly. Grey Wolf's payment obligations under the Notes are fully, unconditionally and joint and severally guaranteed by all of the existing domestic subsidiaries of the Company. The assets, equity, and earnings of non-guarantor subsidiaries are inconsequential for all periods presented and management of the Company does not believe separate financial information of the guaranteeing subsidiaries is material to the understanding of investors.

                        GREY WOLF, INC. AND SUBSIDIARIES

             (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

(13) QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly financial data for years ended December 31, 1997, 1996 and 1995 are set forth below (amounts in thousands, except per share amounts).

                                                              QUARTER ENDED
                                                 ----------------------------------------
                                                  MARCH     JUNE     SEPTEMBER   DECEMBER
                                                  1997      1997       1997        1997
                                                 -------   -------   ---------   --------
Revenues.......................................  $35,975   $40,071    $63,750    $76,127
Gross profit(1)................................    7,183     6,731     18,463     20,994
Operating income...............................    3,322     2,043      9,132      9,836
Income continuing operations...................    2,976     1,734      5,952      8,187
Net income.....................................    2,314     1,040      2,722      4,142
Net income per common share -- basic and
  diluted......................................      .02       .01        .02        .03

                                                              QUARTER ENDED
                                                 ----------------------------------------
                                                  MARCH     JUNE     SEPTEMBER   DECEMBER
                                                  1996      1996       1996        1996
                                                 -------   -------   ---------   --------
Revenues.......................................  $20,102   $19,183    $22,031    $20,451
Gross profit (loss)(1).........................    1,166      (199)     3,144     (2,732)
Operating income (loss)........................   (1,253)   (2,398)     1,108    (11,172)
Income (loss) continuing operations............   (1,491)      524        808    (10,718)
Net income (loss)..............................   (1,491)      524        808    (11,563)
Net income (loss) per common share -- basic and
  diluted......................................     (.04)      .01        .01       (.09)

                                                             QUARTER ENDED
                                                ----------------------------------------
                                                 MARCH     JUNE     SEPTEMBER   DECEMBER
                                                 1995      1995       1995        1995
                                                -------   -------   ---------   --------
Revenues......................................  $22,344   $23,151    $27,106    $22,108
Gross profit (loss)(1)........................     (180)    1,075        448       (459)
Operating loss................................   (1,946)     (814)    (1,565)    (8,468)
Loss -- continuing operations.................   (2,219)   (1,122)    (1,234)    (8,100)
Discontinued operations.......................      (11)     (543)      (116)      (102)
Net loss......................................   (2,230)   (1,665)    (1,350)    (8,202)
Net loss per common share -- basic and
  diluted.....................................     (.06)     (.04)      (.03)      (.22)

---------------

(1) Gross profit (loss) is computed as consolidated revenues less operating expenses (which excludes expenses for depreciation and amortization, general and administrative and non-recurring charges).

                                                                     SCHEDULE II

                        GREY WOLF, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                     BALANCE AT   ADDITIONS    COLLECTIONS   BALANCE AT
                                                     BEGINNING    CHARGED TO       AND          END
                                                     OF PERIOD    ALLOWANCE    WRITE-OFFS    OF PERIOD
                                                     ----------   ----------   -----------   ----------
Year Ended December 31, 1995:
  Allowance for doubtful accounts receivable.......    $2,066       $ 291         $(406)       $1,951
                                                       ======       =====         =====        ======
Year Ended December 31, 1996:
  Allowance for doubtful accounts receivable.......    $1,951       $ 302         $(920)       $1,333
                                                       ======       =====         =====        ======
Year Ended December 31, 1997:
  Allowance for doubtful accounts receivable.......    $1,333       $(200)        $ (80)       $1,053
                                                       ======       =====         =====        ======

================================================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO BUY THE SECURITIES DESCRIBED HEREIN BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. UNDER NO CIRCUMSTANCE SHALL THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE PURSUANT TO THIS PROSPECTUS, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                             ---------------------

                               TABLE OF CONTENTS

Forward Looking Statements...........     3
Prospectus Summary...................     5
Risk Factors.........................    14
The Exchange Offer...................    22
Use of Proceeds......................    30
Capitalization.......................    31
Unaudited Pro Forma Consolidated
  Financial Data.....................    32
Selected Consolidated Financial
  Data...............................    36
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    38
Business.............................    46
Management...........................    58
Description of the Notes.............    61
Description of Certain
  Indebtedness.......................    91
Federal Income Tax Considerations....    93
Plan of Distribution.................    93
Legal Matters........................    94
Experts..............................    94
Available Information................    94
Incorporation of Certain Documents by
  Reference..........................    94
Index to Financial Statements........   F-1

================================================================================

================================================================================

                                  $75,000,000


                                [GREY WOLF LOGO]





                                GREY WOLF, INC.


                             OFFER TO EXCHANGE ITS
                         8 7/8% SENIOR NOTES DUE 2007,
                                    SERIES C
                               FOR ANY AND ALL OF
                                ITS OUTSTANDING
                         8 7/8% SENIOR NOTES DUE 2007,
                                    SERIES B


                       THE EXCHANGE OFFER WILL EXPIRE AT

                         5:00 P.M. NEW YORK CITY TIME,

                               ON AUGUST 5, 1998,

                                UNLESS EXTENDED.

                               -----------------
                                   PROSPECTUS
                               -----------------

                                               , 1998

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, the articles of incorporation of a Texas corporation may provide that a director of that corporation shall not be liable, or shall be liable only to the extent provided in the articles of incorporation, to the corporation or its shareholders for monetary damages for acts or omissions in the director's capacity as a director, except that the articles of incorporation cannot provide for the elimination or limitation of liability of a director to the extent that the director is found liable for (i) a breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith that constitute a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law,
(iii) any transaction from which the director received an improper benefit, or
(iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. Article XII of the Registrant's Articles of Incorporation, as amended, states that a director of the Registrant shall not be liable to the Registrant or its shareholders for monetary damages except to the extent otherwise expressly provided by the statutes of the State of Texas.

     In addition, Article 2.02-1 of the Texas Business Corporation Act (the "TBCA") authorizes a Texas corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding, including any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative because the person is or was a director. The TBCA provides that unless a court of competent jurisdiction determines otherwise, indemnification is permitted only if it is determined that the person (1) conducted himself in good faith; (2) reasonably believed (a) in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation's best interests; and (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. A person may be indemnified under
Article 2.02-1 of the TBCA against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person (including court costs and attorneys' fees), but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by him, the indemnification is limited to reasonable expenses actually incurred and shall not be made in respect of any proceeding in which the person has been found liable for willful or intentional misconduct in the performance of his duty to the corporation. A corporation is obligated under Article 2.02-1 of the TBCA to indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which he is named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. Under Article 2.02-1 of the TBCA a corporation may
(i) indemnify and advance expenses to an officer, employee, agent or other persons who are or were serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another entity to the same extent that it may indemnify and advance expenses to its directors, (ii) indemnify and advance expenses to directors and such other persons identified in (i) to such further extent, consistent with law, as may be provided in the corporation's articles of incorporation, bylaws, action of its board of directors, or contract or as permitted by common law and (iii) purchase and maintain insurance or another arrangement on behalf of directors and such other persons identified in (i) against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person.

     The Bylaws of the Registrant set forth specific provisions for indemnification of directors, officers, agents and other persons which are substantially identical to the provisions of Article 2.02-1 of the TBCA described above.

     The Registrant maintains directors' and officers' insurance. The Company has entered into agreements to indemnify certain of its executive officers regarding liabilities that may result from such officer's service as an officer or director of the Company.

ITEM 21. EXHIBITS

     The exhibits listed in the Exhibit Index below are filed as part of the Registration Statement:


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          *3.1           -- Bylaws of Grey Wolf, Inc., as amended.
           4.1           -- Purchase Agreement, dated May 5, 1998, by and among Grey
                            Wolf, Inc. and the Guarantors, and Donaldson, Lufkin &
                            Jenrette Securities Corporation, Lehman Brothers Inc.,
                            and Prudential Securities Incorporated (incorporated
                            herein by reference to Exhibit 4.1 to Form 8-K dated May
                            21, 1998).
           4.2           -- Registration Rights Agreement, dated May 8, 1998, by and among Grey Wolf, Inc., the Guarantors, and Donaldson,
                            Lufkin & Jenrette Securities Corporation, Lehman Brothers
                            Inc., and Prudential Securities Incorporated
                            (incorporated herein by reference to Exhibit 4.2 to Form
                            8-K dated May 21, 1998).
           4.3           -- Indenture, dated May 8, 1998, by and among Grey Wolf,
                            Inc., the Guarantors, and Chase Bank of Texas, National
                            Association, as Trustee (incorporated herein by reference
                            to Exhibit 4.3 to Form 8-K dated May 21, 1998).
           4.4           -- Global Note, dated May 8, 1998 (incorporated herein by
                            reference to Exhibit 4.4 to Form 8-K dated May 21, 1998).
           4.5           -- Indenture, dated as of June 27, 1997, among Grey Wolf,
                            Inc. (formerly "DI Industries, Inc."), the Guarantors,
                            and Chase Bank of Texas, National Association (formerly
                            "Texas Commerce Bank National Association"), as Trustee,
                            as amended by Supplemental Indenture, dated March 31,
                            1998, among Murco Drilling Corporation, Grey Wolf, Inc.,
                            the Guarantors, and Chase Bank of Texas, National
                            Association, as Trustee, and as further amended by Second
                            Supplemental Indenture, dated May 8, 1998, by and among
                            Grey Wolf, Inc., the Guarantors, and Chase Bank of Texas,
                            National Association, as Trustee (incorporated herein by
                            reference to Exhibit 4.5 to Form 8-K dated May 21, 1998).
          +5.1           -- Opinion of Porter & Hedges L.L.P.
         *23.1           -- Consent of KPMG Peat Marwick LLP
         *23.2           -- Consent of Deloitte & Touche LLP
         +23.3           -- Consent of Porter & Hedges L.L.P. (included in Exhibit
                            5.1)
         *25.1           -- Statement of Eligibility of Chase Bank of Texas, National
                            Association.
         *99.1           -- Form of Letter of Transmittal.


---------------


* Filed herewith.


+ Previously filed.


ITEM 22. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (b) the undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned Registrant hereby undertakes to supply be means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 3, 1998.


                                            GREY WOLF, INC.


                                            By: * /s/ THOMAS P. RICHARDS

                                              ----------------------------------
                                                     Thomas P. Richards,
                                                President and Chief Executive
                                                            Officer


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on July 3, 1998.



                      SIGNATURE                                              TITLE
                      ---------                                              -----

               */s/ THOMAS P. RICHARDS                       President and Chief Executive Officer
-----------------------------------------------------
                 Thomas P. Richards

                   */s/ IVAR SIEM                              Chairman of the Board and Director
-----------------------------------------------------
                      Ivar Siem

               */s/ WILLIAM R. ZIEGLER                      Vice Chairman of the Board and Director
-----------------------------------------------------
                 William R. Ziegler

               */s/ DAVID W. WEHLMANN                              Senior Vice President and
-----------------------------------------------------               Chief Financial Officer
                  David W. Wehlmann

               */s/ MERRIE S. COSTLEY                            Vice President and Controller
-----------------------------------------------------
                  Merrie S. Costley

               */s/ WILLIAM T. DONOVAN                                      Director
-----------------------------------------------------
                 William T. Donovan

               */s/ JAMES K. B. NELSON                                      Director
-----------------------------------------------------
                 James K. B. Nelson

               */s/ ROY T. OLIVER, JR.                                      Director
-----------------------------------------------------
                 Roy T. Oliver, Jr.

               */s/ STEVEN A. WEBSTER                                       Director
-----------------------------------------------------
                  Steven A. Webster



                       *By:   /s/ DAVID W. WEHLMANN

                           ------------------------------

                                 David W. Wehlmann


                           (Attorney-in-fact for persons
                                     indicated)

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 3, 1998.


                                            GREY WOLF DRILLING COMPANY


                                            By: * /s/ THOMAS P. RICHARDS

                                              ----------------------------------
                                                     Thomas P. Richards,
                                                President and Chief Executive
                                                            Officer


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on July 3, 1998.



                      SIGNATURE                                              TITLE
                      ---------                                              -----

               */s/ THOMAS P. RICHARDS                       President, Chief Executive Officer and
-----------------------------------------------------                       Director
                 Thomas P. Richards

               */s/ DAVID W. WEHLMANN                        Senior Vice President, Chief Financial
-----------------------------------------------------                 Officer and Director
                  David W. Wehlmann

               */s/ MERRIE S. COSTLEY                            Vice President and Controller
-----------------------------------------------------
                  Merrie S. Costley

               */s/ TERRELL L. SADLER                                       Director
-----------------------------------------------------
                  Terrell L. Sadler

               */s/ RONNIE E. MCBRIDE                                       Director
-----------------------------------------------------
                  Ronnie E. McBride



                       *By:   /s/ DAVID W. WEHLMANN

                           ------------------------------

                                 David W. Wehlmann


                           (Attorney-in-fact for persons
                                     indicated)

                               POWER OF ATTORNEY


                                   SIGNATURES



     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 3, 1998.


                                            GREY WOLF INTERNATIONAL, INC.


                                            By: * /s/ THOMAS P. RICHARDS

                                              ----------------------------------
                                                     Thomas P. Richards,
                                                President and Chief Executive
                                                            Officer


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on July 3, 1998.



                      SIGNATURE                                              TITLE
                      ---------                                              -----

               */s/ THOMAS P. RICHARDS                       President, Chief Executive Officer and
-----------------------------------------------------                       Director
                 Thomas P. Richards

               */s/ DAVID W. WEHLMANN                        Senior Vice President, Chief Financial
-----------------------------------------------------                 Officer and Director
                  David W. Wehlmann

               */s/ MERRIE S. COSTLEY                            Vice President and Controller
-----------------------------------------------------
                  Merrie S. Costley

             */s/ FORREST M. CONLEY, JR.                                    Director
-----------------------------------------------------
               Forrest M. Conley, Jr.



                       *By:   /s/ DAVID W. WEHLMANN

                           ------------------------------

                                 David W. Wehlmann


                           (Attorney-in-fact for persons
                                     indicated)

                               POWER OF ATTORNEY


                                   SIGNATURES



     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 3, 1998.


                                            MURCO DRILLING CORPORATION


                                            By: * /s/ THOMAS P. RICHARDS

                                              ----------------------------------
                                                     Thomas P. Richards,
                                                President and Chief Executive
                                                            Officer


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on July 3, 1998.



                      SIGNATURE                                              TITLE
                      ---------                                              -----

              * /s/ THOMAS P. RICHARDS                               President and Director
-----------------------------------------------------
                 Thomas P. Richards

               * /s/ DAVID W. WEHLMANN                               Secretary and Director
-----------------------------------------------------
                  David W. Wehlmann

               * /s/ TERRELL L. SADLER                                      Director
-----------------------------------------------------
                  Terrell L. Sadler

               * /s/ RONNIE E. MCBRIDE                                      Director
-----------------------------------------------------
                  Ronnie E. McBride



                       *By:   /s/ DAVID W. WEHLMANN

                           ------------------------------

                                 David W. Wehlmann


                           (Attorney-in-fact for persons
                                     indicated)

                               POWER OF ATTORNEY


                                   SIGNATURES



     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 3, 1998.


                                            DI ENERGY, INC.


                                            By: * /s/ THOMAS P. RICHARDS

                                              ----------------------------------
                                                     Thomas P. Richards,
                                                President and Chief Executive
                                                            Officer


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on July 3, 1998.



                      SIGNATURE                                              TITLE
                      ---------                                              -----

              * /s/ THOMAS P. RICHARDS                       President, Chief Executive Officer and
-----------------------------------------------------                       Director
                 Thomas P. Richards

               */s/ DAVID W. WEHLMANN                        Senior Vice President, Chief Financial
-----------------------------------------------------                 Officer and Director
                  David W. Wehlmann

               */s/ MERRIE S. COSTLEY                            Vice President and Controller
-----------------------------------------------------
                  Merrie S. Costley



                       *By:   /s/ DAVID W. WEHLMANN

                           ------------------------------

                                 David W. Wehlmann


                           (Attorney-in-fact for persons
                                     indicated)

                      EXHIBIT INDEX


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          *3.1           -- Bylaws of Grey Wolf, Inc., as amended.
           4.1           -- Purchase Agreement, dated May 5, 1998, by and among Grey
                            Wolf, Inc. and the Guarantors, and Donaldson, Lufkin &
                            Jenrette Securities Corporation, Lehman Brothers Inc.,
                            and Prudential Securities Incorporated (incorporated
                            herein by reference to Exhibit 4.1 to Form 8-K dated May
                            21, 1998).
           4.2           -- Registration Rights Agreement, dated May 8, 1998, by and among Grey Wolf, Inc., the Guarantors, and Donaldson,
                            Lufkin & Jenrette Securities Corporation, Lehman Brothers
                            Inc., and Prudential Securities Incorporated
                            (incorporated herein by reference to Exhibit 4.2 to Form
                            8-K dated May 21, 1998).
           4.3           -- Indenture, dated May 8, 1998, by and among Grey Wolf,
                            Inc., the Guarantors, and Chase Bank of Texas, National
                            Association, as Trustee (incorporated herein by reference
                            to Exhibit 4.3 to Form 8-K dated May 21, 1998).
           4.4           -- Global Note, dated May 8, 1998 (incorporated herein by
                            reference to Exhibit 4.4 to Form 8-K dated May 21, 1998).
           4.5           -- Indenture, dated as of June 27, 1997, among Grey Wolf,
                            Inc. (formerly "DI Industries, Inc."), the Guarantors,
                            and Chase Bank of Texas, National Association (formerly
                            "Texas Commerce Bank National Association"), as Trustee,
                            as amended by Supplemental Indenture, dated March 31,
                            1998, among Murco Drilling Corporation, Grey Wolf, Inc.,
                            the Guarantors, and Chase Bank of Texas, National
                            Association, as Trustee, and as further amended by Second
                            Supplemental Indenture, dated May 8, 1998, by and among
                            Grey Wolf, Inc., the Guarantors, and Chase Bank of Texas,
                            National Association, as Trustee (incorporated herein by
                            reference to Exhibit 4.5 to Form 8-K dated May 21, 1998).
          +5.1           -- Opinion of Porter & Hedges L.L.P.
         *23.1           -- Consent of KPMG Peat Marwick LLP
         *23.2           -- Consent of Deloitte & Touche LLP
         +23.3           -- Consent of Porter & Hedges L.L.P. (included in Exhibit
                            5.1)
         *25.1           -- Statement of Eligibility of Chase Bank of Texas, National
                            Association
         *99.1           -- Form of Letter of Transmittal


---------------


* Filed herewith.



+ Previously filed.